UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.    )

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CVR Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2013

To the Stockholders of CVR Energy, Inc.:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of CVR Energy, Inc., on Thursday, June 13, 2013 at 10:00 a.m. (Central Time) at the Sugar Land Marriott Town Square Hotel, 16090 City Walk, Sugar Land, TX 77479.

At the Annual Meeting, we will ask you to (1) elect nine directors, (2) ratify the appointment of KPMG LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2013, (3) consider an advisory vote on the compensation of our named executive officers and (4) take action upon any other business that may properly come before the Annual Meeting.

We have elected to take advantage of the rules of the U.S. Securities and Exchange Commission that allow us to furnish our proxy materials over the Internet. As a result, we are mailing a Notice of Internet Availability of Proxy Materials (the “Notice”), rather than a full paper set of the proxy materials, unless you previously requested to receive printed copies. The Notice contains details regarding the date, time and location of the meeting and the business to be conducted, as well as instructions on how to access our proxy materials on the Internet and instructions on how to obtain a paper copy of the proxy materials. This process will substantially reduce the costs associated with printing and distributing our proxy materials.

Whether or not you are able to attend, it is important that your shares be represented at the meeting. You can vote your proxy by telephone by following the instructions on the Notice. Alternatively, you may complete, sign, date and return the proxy card included in our proxy materials at your earliest convenience. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally.

As the representation of stockholders at the meeting is very important, we thank you in advance for your participation.

Sincerely yours,

John J. Lipinski

Chief Executive Officer and President

CVR ENERGY, INC. 2277 Plaza Drive, Suite 500 Sugar Land, Texas 77479 (281) 207-3200 www.cvrenergy.com

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting (the “Annual Meeting”) of Stockholders of CVR Energy, Inc. (“CVR Energy”) will be held on Thursday, June 13, 2013 at 10:00 a.m. (Central Time), at the Sugar Land Marriott Town Square Hotel, 16090 City Walk, Sugar Land, TX 77479, to consider and vote upon the following matters:

1. Election of nine directors, each to serve a one-year term expiring upon the 2014 Annual Meeting of Stockholders or until his successor has been duly elected and qualified;

2. A proposal to ratify the Audit Committee’s selection of KPMG LLP as CVR Energy’s independent registered public accounting firm for the fiscal year ending December 31, 2013, which we refer to as the “auditor ratification proposal”;

3. A non-binding proposal to approve, on an advisory basis, the compensation of CVR Energy’s named executive officers, which we refer to as the “say-on-pay proposal”; and

4. Transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record as of the close of business on April 15, 2013 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection during normal business hours beginning June 3, 2013 at CVR Energy’s offices at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479. You can vote your proxy by telephone by following the instructions on the Notice. Alternatively, you may complete, sign, date and return the proxy card included in our proxy materials at your earliest convenience. If you attend the meeting in person, you may vote your shares of common stock at the meeting, even if you have previously sent in your proxy.

YOUR VOTE IS VERY IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, WE REQUEST THAT YOU READ THE PROXY STATEMENT AND VOTE EITHER (I) BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS PROVIDED ON THE NOTICE (II) BY SIGNING, DATING AND RETURNING THE PROXY CARD INCLUDED IN OUR PROXY MATERIALS.

IMPORTANT INFORMATION REGARDING THE AVAILABILITY OF PROXY MATERIALS

Our Proxy Statement and the CVR Energy 2012 Annual Report (our “Annual Report”), which includes our Annual Report on Form 10-K for the year ended December 31, 2012 and financial statements, are available at http://annualreport.cvrenergy.com.

By Order of the Board of Directors,

Edmund S. Gross

Senior Vice President, General Counsel

and Secretary

Sugar Land, Texas

April 30, 2013

If you vote by telephone, you do not need to return your proxy card.

CVR ENERGY, INC. 2277 Plaza Drive, Suite 500 Sugar Land, Texas 77479 (281) 207-3200 www.cvrenergy.com

PROXY STATEMENT

PROXY STATEMENT FOR CVR ENERGY, INC. 2013 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why has CVR Energy prepared this proxy statement?

We have prepared this proxy statement (“Proxy Statement”) in connection with the solicitation by the Board of Directors (“Board”) of CVR Energy, Inc. (“CVR Energy,” the “Company,” “we,” “us” or “our”) of proxies to be voted at our 2013 Annual Meeting of Stockholders and at any adjournment or postponement thereof (“Annual Meeting”).

This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

The Notice is being mailed starting April 30, 2013.

What matters will be voted on at the Annual Meeting?

There are three matters scheduled to be voted on at the Annual Meeting:

•	the election of nine directors;

•

a proposal to ratify the selection by the Audit Committee of KPMG LLP (“KPMG”) as CVR Energy’s independent registered public accounting firm for 2013, which we refer to as the “auditor ratification proposal”; and

•	a non-binding proposal to approve, on an advisory basis, the compensation of CVR Energy’s named executive officers, which we refer to as the “say-on-pay proposal”.

What is our Board’s voting recommendation?

Our Board recommends that you vote your shares:

•	“FOR” the election of each of your Board’s nine director nominees;

•	“FOR” the auditor ratification proposal; and

•	“FOR” the say-on-pay proposal.

Who is entitled to vote at the Annual Meeting?

Holders of CVR Energy common stock at the close of business on April 15, 2013 (the “Record Date”) are entitled to receive the Notice and to vote their shares at the Annual Meeting. On that date, there were 86,831,050 shares of CVR Energy common stock outstanding. CVR Energy common stock is our only class of voting stock issued and outstanding.

How many votes do I have?

You will have one vote for every share of CVR Energy common stock that you owned at the close of business on the Record Date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with CVR Energy’s transfer agent, American Stock Transfer & Trust Company, you are considered the “stockholder of record” with respect to those shares. The Notice would have been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” with respect to those shares. These shares are sometimes referred to as being held “in street name.” The Notice has been forwarded to you by your broker, bank or other holder of record who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by using the voting instruction card included in the mailing or by following the instructions on the enclosed form of proxy for voting by telephone.

How do I vote in accordance with the Board’s recommendations?

You may vote using any of the following methods:

By telephone

Telephone voting has been provided for your convenience. Simply follow the instructions on the Notice.

By mail

Be sure to complete, sign and date the proxy card and return it in accordance with the instructions included in our proxy materials. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by our Board.

Whether or not you plan to attend the Annual Meeting, we urge you to vote. Returning the proxy card or voting by telephone will not affect your right to attend the Annual Meeting and vote in person.

In person at the Annual Meeting

All stockholders may vote in person by ballot at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares but not the record holder, you must obtain a legal proxy from your broker, bank or other nominee and present that legal proxy to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

What can I do if I change my mind after I vote?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice of revocation to the Company’s Secretary at CVR Energy, Inc., 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479;

•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone; or

•	attending the Annual Meeting and voting in person by ballot.

If you are a beneficial owner of shares but not the record holder, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the question “How do I vote in accordance with the Board’s recommendations?” above. All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a stockholder of record as of the Record Date or you hold a valid proxy for the Annual Meeting as described in the previous questions. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares as a beneficial owner, you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to April 15, 2013, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. You may contact us via the Internet or by telephone at (281) 207-3200 to obtain directions to vote in person at the Annual Meeting.

What votes need to be present to hold the Annual Meeting?

Under our Amended and Restated By-Laws, the presence, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock issued and outstanding on the Record Date (April 15, 2013) entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether a quorum exists.

What vote is required to approve each proposal?

Proposal 1: Elect Nine Directors	The nine nominees for director who receive the most votes will be elected.

Proposal 2: Ratify Selection of Independent Auditors	The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting is required for the proposal to ratify the selection of KPMG as CVR Energy’s independent registered public accounting firm for 2013 to be approved.

Proposal 3: Non-binding, Advisory Vote on Named Executive Officer Compensation (“Say-on-Pay”)	The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting is required to approve the Say-on-Pay proposal. If you abstain from voting, it has the same effect as if you voted “against” the proposal. However, the vote is non-binding and CVR Energy will not be required to take any action as a result of the outcome of the vote.

How are votes counted?

In the election of directors, your vote may be cast “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. If you withhold your vote with respect to any nominee, your shares will not be considered to have been voted for or against the nominee. For all other proposals, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” If you sign your proxy card with no further instructions and you are a stockholder of record, then your shares will be voted in accordance with the recommendations of our Board. If you sign your proxy card with no further instructions and you are a beneficial owner, then please see the response to the question immediately below for a description of how your shares will be voted.

What is the effect of broker non-votes?

A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under current New York Stock Exchange (the “NYSE”) rules, a broker, bank or other nominee may exercise discretionary voting power for the ratification of the selection of KPMG. However, your broker, bank or other nominee will not be permitted to exercise discretion to vote your shares for the election of directors or the say-on-pay proposal. Shares subject to a broker non-vote with respect to the election of directors will not be considered to have been voted for or against the director nominees. Shares subject to a broker non-vote with respect to the say-on-pay proposal will not be considered to be entitled to vote with respect to the proposal and, therefore, will not be considered in determining whether or not the proposal has been approved. Therefore, if you are a beneficial owner and do not provide your broker, bank or other nominee with voting instructions with respect to the election of directors or the say-on-pay proposal, then your shares will not be voted on those matters.

Who will pay the costs of soliciting these proxies?

We will bear all costs of solicitation. Upon request, we will reimburse banks, brokers and other nominees for the expenses they incur in forwarding the proxy materials to you.

Is this Proxy Statement the only way that proxies are being solicited?

No. In addition to our mailing the Notice, members of our Board, executive officers and certain employees may solicit proxies by telephone, by fax or other electronic means of communication (through electronic mail and the Company’s webpage), or in person. They will not receive any compensation for their solicitation activities in addition to their regular compensation. We have not engaged an outside solicitation firm in connection with the solicitation of proxies at this year’s Annual Meeting.

Where can I find the voting results?

We will publish voting results in a current report on Form 8-K that we will file with the Securities and Exchange Commission (“SEC”) within four business days following the meeting. If on the date of this filing the inspectors of election for the Annual Meeting have not certified the voting results as final, we will note in the filing that the results are preliminary and publish the final results in a subsequent Form 8-K filing within four business days after the final voting results are known.

Can a stockholder communicate directly with our Board?

Stockholders and other interested parties may communicate with members of our Board by writing to:

CVR Energy, Inc.

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

Attention: Senior Vice President, General Counsel and Secretary

Stockholders and other interested parties may also send an e-mail to CVR Energy’s Senior Vice President, General Counsel and Secretary at esgross@cvrenergy.com. Our General Counsel will forward all appropriate communications directly to our Board or to any individual director or directors, depending upon the facts and circumstances outlined in the communication.

Why did I receive only one Notice when there are several stockholders at my address?

If you and other residents at your mailing address own shares in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker, bank or nominee. This practice is called “householding.” If you did not respond that you did not want to participate in householding, you are deemed to have consented to that process. If these procedures apply to you, your broker, bank or other nominee will have sent one copy of the Notice and, if applicable, our 2012 Annual Report and Proxy Statement to your address. You may revoke your consent to householding at any time by contacting your broker, bank or other nominee.

If you did not receive an individual copy of the Notice or our 2012 Annual Report or Proxy Statement, we will send copies to you if you contact us at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, (281) 207-3200, Attention: Senior Vice President, General Counsel and Secretary. If you and other residents at your address have been receiving multiple copies of the Notice or, if applicable, our 2012 Annual Report and Proxy Statement, and desire to receive only a single copy of these materials, you may contact your broker, bank or other nominee or contact us at the above address or telephone number.

Whom should I call if I have any questions?

If you have any questions about the Annual Meeting or your ownership of CVR Energy common stock, please contact our transfer agent at:

American Stock Transfer & Trust Company

6201 15th Avenue

Brooklyn, NY 11219

Telephone: (800) 937-5449

Website Address: www.amstock.com

INFORMATION ABOUT THE ANNUAL REPORT

Will I receive a copy of the 2012 Annual Report?

Unless you have previously requested a printed copy of the 2012 Annual Report or request a printed copy via the methods set forth herein, we will not be mailing you the 2012 Annual Report, and you should access it electronically pursuant to the instructions set forth herein.

How can I receive a copy of our 2012 Annual Report on Form 10-K for the year ended December 31, 2012 (“2012 Form 10-K”)?

You can obtain, free of charge, a copy of the 2012 Form 10-K, by:

•	accessing the Internet site at http://annualreport.cvrenergy.com; or

•	writing to:

CVR Energy, Inc.

Attention: Investor Relations

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

You can also obtain a copy of our 2012 Form 10-K and other periodic filings with the SEC from the SEC’s Electronic Data Gathering Analysis and Retrieval (“EDGAR”) database at www.sec.gov.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Election as Directors

Our Board has nominated nine people for election as directors at the Annual Meeting. Each of the nominees currently is a director of our Company. If our stockholders elect these directors, then the directors will hold office until the next Annual Meeting of Stockholders, or until their successors have been elected and qualified. Each of the Board’s nominees has consented to be named in this Proxy Statement and has agreed to serve if elected. If for some reason any of the Board’s nominees is unable to serve or for good cause will not serve if elected, the persons named as proxies may vote for a substitute nominee recommended by the Board and, unless you indicate otherwise on the proxy card, your shares will be voted in favor of the Board’s remaining nominees.

A Board consisting of nine directors is proposed to be elected. The nine nominees of the Board are Bob G. Alexander, SungHwan Cho, Carl C. Icahn, Vincent J. Intrieri, John J. Lipinski, Samuel Merksamer, Stephen Mongillo, Daniel A. Ninivaggi and James M. Strock. Biographical information regarding these nine director nominees is included beginning on page 10 of this Proxy Statement. All of the director nominees other than Carl C. Icahn and John J. Lipinski were appointed to the Board in May 2012 pursuant to the Transaction Agreement among the Company, IEP Energy LLC (“IEP”) and each of the other parties listed on the signature pages thereto, dated as of April 18, 2012 (the “Transaction Agreement”) and were recommended by Carl C. Icahn and certain of his affiliates. For a description of the Transaction Agreement, please refer to “Certain Relationships and Related Party Transactions – Transactions with Icahn affiliates – Transaction Agreement.” Mr. Icahn was appointed to the Board in June 2012 and Mr. Lipinski has served on the Board since September 2006 and was last appointed to the Board in May 2012.

We believe each of the Board’s nominees meets the qualifications established by the Board for service on our Board and has professional experience in areas that are extremely relevant to our strategy and operations. We also believe the Board’s nominees have attributes necessary to create a cohesive and effective Board, including high personal and professional ethics, integrity and values, vision and long-term strategic perspective, experience in our industry, practical judgment, the ability to devote significant time to serve on our Board and its committees, and a commitment to representing the long-term interests of all our stockholders.

The Board recommends that our stockholders vote FOR the election of the nine nominees listed above. The recommendation of the Board is based on its carefully considered judgment that the skills, experience, backgrounds and attributes of the Board’s nominees make them the best candidates to serve on our Board.

Vote Required and Recommendation of Board

The nine director nominees receiving the greatest number of votes duly cast for election as directors will be elected.

OUR BOARD UNANIMOUSLY RECOMMENDS YOU VOTE FOR THE ELECTION OF ALL NINE OF THE BOARD’S NOMINEES LISTED ON THE PROXY CARD.

PROPOSAL 2

RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF KPMG LLP

The Audit Committee has selected KPMG as our independent registered public accounting firm for fiscal year 2013. Our Board requests stockholders to ratify such selection.

KPMG will:

•	audit our consolidated financial statements and internal control over financial reporting;

•	review certain reports we will file with the Securities and Exchange Commission;

•	provide you and our Board with certain reports; and

•	provide such other services as the Audit Committee and its chairman from time to time determine.

KPMG served as our independent registered public accounting firm for 2012, performing professional services for us. We expect representatives of KPMG to attend the Annual Meeting. We will allow them to make a statement if they desire and to respond to appropriate questions.

The Audit Committee is responsible for selecting the Company’s independent registered public accounting firm for 2013. Accordingly, stockholder approval is not required to appoint KPMG as the Company’s independent registered public accounting firm. However, the Board of Directors believes that the submission of the Audit Committee’s selection to the stockholders for ratification is a matter of good corporate governance. If the Company’s stockholders do not ratify the selection of KPMG as the Company’s independent registered public accounting firm, the Audit Committee will review its future selection of an independent registered public accounting firm. The Audit Committee may retain another independent registered public accounting firm at any time during the year if it concludes that such change would be in your best interest.

Vote Required and Recommendation of Board

The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting is required for the proposal to ratify the selection of KPMG as CVR Energy’s independent registered public accounting firm for 2013 to be approved.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

YOU VOTE FOR THE RATIFICATION OF

THE AUDIT COMMITTEE’S SELECTION OF KPMG.

PROPOSAL 3

NON-BINDING, ADVISORY VOTE ON COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

(“Say-on-Pay”)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the “Dodd-Frank Act”) added provisions to Section 14A of the Securities and Exchange Act of 1934 (as amended, the “Exchange Act”) to provide that a public company’s proxy statement in connection with the annual meeting of stockholders must, at least once every three years, allow stockholders to cast a non-binding, advisory vote regarding the compensation of the company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

In accordance with the Dodd-Frank Act and rules adopted by the U.S. Securities and Exchange Commission required thereunder, at the Annual Meeting, we are providing stockholders with an opportunity to cast an advisory vote on our compensation program for our named executive officers. This vote is referred to as a “Say-on-Pay” vote. Further, based on the results of the advisory vote on the frequency of future say-on-pay votes at our 2011 Annual Meeting of stockholders, we intend to provide our stockholders with an annual, non-binding advisory say-on-pay vote on executive compensation at least until the next required non-binding advisory vote on the frequency of future advisory say-on-pay votes as required by the rules of the U.S. Securities and Exchange Commission, which shall take place in connection with our 2017 Annual Meeting.

As described in the Compensation Discussion and Analysis section of this Proxy Statement and the compensation tables and narrative discussions that follow, our executive compensation program is based on our pay-for-performance philosophy and is designed with the following goals in mind: (1) aligning named executive officer and stockholder interests, (2) attracting and retaining quality leadership and (3) supporting a pay-for-performance philosophy. In excess of 92% of our outstanding shares were voted to approve our say-on-pay proposal related to compensation for the 2011 fiscal year. For additional information on the compensation program for our named executive officers, including specific information about compensation in fiscal year 2012, please read the Compensation Discussion and Analysis section of this Proxy Statement, along with the subsequent tables and narrative descriptions, beginning on page 26 of this Proxy Statement.

The Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion included in this Proxy Statement.”

Because the vote is advisory, it will not be binding upon the Board or the compensation committee and the Company will not be required to take any action as a result of the outcome of the vote. However, our Board and compensation committee value the opinions of our stockholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, our Board and compensation committee will consider the stockholders’ concerns and evaluate whether any actions are necessary to address those concerns.

Vote Required and Recommendation of Board

The affirmative vote of a majority of the votes present and entitled to vote on the say-on-pay proposal at the Annual Meeting is required for the say-on-pay proposal to be approved.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS,

ON AN ADVISORY, NON-BINDING BASIS, AS DISCLOSED IN THIS PROXY STATEMENT

PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION

DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION.

MEMBERS OF AND NOMINEES TO OUR BOARD

The following table sets forth the names and ages (as of April 15, 2013) of each of our existing directors, each of whom is a nominee and the year they first joined our Board:

Name	Age	Position	Joined Board
John J. Lipinski	62	Chief Executive Officer, President and Director	9/06

Carl C. Icahn	77	Chairman of the Board	6/12

Bob G. Alexander	79	Director	5/12

SungHwan Cho	39	Director	5/12

Vincent J. Intrieri	56	Director	5/12

Samuel Merksamer	32	Director	5/12

Stephen Mongillo	51	Director	5/12

Daniel A. Ninivaggi	48	Director	5/12

James M. Strock	56	Director	5/12

Principal Occupations and Qualifications

The Board has concluded that each of its members, all of who have again been nominated to serve as a director, is qualified to serve as a director due to the value of his experiences, qualifications, attributes and skills as noted below:

John J. Lipinski has served as our Chief Executive Officer, President and a member of our Board since September 2006 and served as Chairman of our Board from October 2007 until May 2012 when IEP acquired the majority of our common stock (the “IEP Acquisition”). In addition, Mr. Lipinski has served as Executive Chairman of the general partner of CVR Partners, LP (the “CVR Partners”) since June 2011 and, prior to assuming such role, served as Chief Executive Officer, President and a director of CVR Partners’ general partner beginning in October 2007 and as Chairman of the board of directors of CVR Partners’ general partner beginning in November 2010. In addition, Mr. Lipinski has served as the Chief Executive Officer, President, and Director of CVR Refining, LP’s (“CVR Refining”) general partner since its inception in September 2012. For a discussion of CVR Partners and CVR Refining, see “Certain Relationships and Related Party Transactions — Transactions with CVR Partners and CVR Refining.” Mr. Lipinski has over 40 years of experience in the petroleum refining and nitrogen fertilizer industries. He began his career with Texaco Inc. In 1985, Mr. Lipinski joined The Coastal Corporation, eventually serving as Vice President of Refining with overall responsibility for Coastal Corporation’s refining and petrochemical operations. Upon the merger of Coastal with El Paso Corporation in 2001, Mr. Lipinski was promoted to Executive Vice President of Refining and Chemicals, where he was responsible for all refining, petrochemical, nitrogen-based chemical processing and lubricant operations, as well as the corporate engineering and construction group. Mr. Lipinski left El Paso in 2002 and became an independent management consultant. In 2004, he became a managing director and partner of Prudentia Energy, an advisory and management firm. Mr. Lipinski graduated from Stevens Institute of Technology with a bachelor’s degree in Engineering (chemical) and received a Juris Doctor degree from Rutgers University School of Law. Mr. Lipinski’s over 40 years of experience in the petroleum refining and nitrogen fertilizer industries adds significant value to the Board. His in-depth knowledge of the issues, opportunities and challenges facing the Company provides the direction and focus the Board needs to ensure the most critical matters are addressed.

Carl C. Icahn has served as chairman of the board and a director of Starfire Holding Corporation, a privately-held holding company, and chairman of the board and a director of various subsidiaries of Starfire, since 1984. Since August 2007, through his position as Chief Executive Officer of Icahn Capital LP, a wholly owned subsidiary of Icahn Enterprises L.P., and certain related entities, Mr. Icahn’s principal occupation is managing private investment funds, including Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP. From November 2004 to August 2007, Mr. Icahn conducted this occupation through his entities CCI Onshore Corp. and CCI Offshore Corp. Since November 1990, Mr. Icahn has been chairman of the board of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion). Mr. Icahn has been: chairman of the board of CVR Refining GP, LLC, the general partner of CVR Refining, LP, an independent downstream energy limited partnership, since January 2013; chairman of the board of CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing business, since June 2012; chairman of the board of Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts, since March 2010; a director of Federal —Mogul Corporation, a supplier of automotive powertrain and safety components, since December 2007, and the non-executive chairman of the board of Federal—Mogul since January 2008; President and a member of the executive committee of XO Holdings, a competitive provider of telecom services, since September 2011, and chairman of the board and a director of its predecessors since January 2003; and chairman of the board and a director of American Railcar Industries, Inc., a railcar manufacturing company, since 1994. Mr. Icahn was previously: a director of WestPoint Home LLC, a home textiles manufacturer, from October 2005 until December 2011; a director of Cadus Corporation, a company engaged in the ownership and licensing of yeast-based drug discovery technologies, from July 1993 to July 2010; a director of Blockbuster Inc., a provider of in-home movie rental and game entertainment, from May 2005 to January 2010; a director of Motricity Inc., a mobile data services provider, from April 2008 to January 2010; a director of Yahoo! Inc., a company that provides Internet services to users, advertisers, publishers and developers worldwide, from August 2008 to October 2009; a director of WCI Communities, Inc., a homebuilding company, from August 2007 to September 2009, and was chairman of the board of WCI from September 2007 to September 2009; a director of ImClone Systems Incorporated, a biopharmaceutical company, from September 2006 to November 2008, and was chairman of the board of ImClone from October 2006 to November 2008; chairman of the board of GB Holdings, Inc., which owned an interest in Atlantic Coast Holdings, Inc., the former owner and operator of The Sands Hotel and Casino in Atlantic City, from September 2000 to February 2007; chairman of the board and president of Icahn & Co., Inc., a registered broker-dealer and a member of the National Association of Securities Dealers, from 1968 to 2005; and the president and a director of Stratosphere Corporation, the owner and operator of the Stratosphere Hotel and Casino in Las Vegas, Nevada, which, until February 2008, was a subsidiary of Icahn Enterprises, from October 1998 to May 2004. Mr. Icahn received his B.A. from Princeton University. Mr. Icahn brings to his role as director his significant business experience and leadership role as director in various companies as discussed above. In addition, Mr. Icahn is uniquely qualified based on his historical background for creating value in companies across multiple industries. Mr. Icahn has proven to be a successful investor over the past 40 years.

Bob G. Alexander has served as a Director since the IEP Acquisition. Mr. Alexander has served as a director of TransAtlantic Petroleum Corp., an international exploration and production company doing business in Turkey, Poland, Bulgaria and Romania, since June 2010. Mr. Alexander, a founder of Alexander Energy Corporation, served as Chairman of the Board, President and Chief Executive Officer of Alexander Energy from 1980 to 1996. Alexander Energy merged with National Energy Group, Inc., an oil and gas property management company, in 1996 and Mr. Alexander served as President and Chief Executive Officer from 1998 to 2006. National Energy Group was previously indirectly controlled by Carl C. Icahn. From 1976 to 1980, Mr. Alexander served as Vice President and General Manager of the Northern Division of Reserve Oil, Inc. and President of Basin Drilling Corporation, both subsidiaries of Reserve Oil and Gas Company of Denver, Colorado. Mr. Alexander also served on the board of Quest Resource Corporation from June to August 2008. Mr. Alexander has served on numerous committees with the Independent Petroleum Association of America, the Oklahoma Independent Petroleum Association and the State of Oklahoma Energy Commission. Mr. Alexander received a Bachelor of Science degree in Geological Engineering from the University of Oklahoma. Based upon

Mr. Alexander’s experience in the oil and gas services industry, as well as his experience serving as a director of other public companies, we believe that Mr. Alexander has the requisite set of skills to serve as a Board member.

SungHwan Cho has served as Chief Financial Officer of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion), since March 2012. Prior to that time, he was Senior Vice President and previously Portfolio Company Associate at Icahn Enterprises since October 2006. From 2004 to 2006, Mr. Cho served as Director of Finance for Atari, Inc., a publisher of interactive entertainment products. From 1999 to 2002, Mr. Cho served as Director of Corporate Development and Director of Product Development at Talk America, a telecommunications provider to small business and residential customers. From 1996 to 1999, he was an investment banker at Salomon Smith Barney in New York and Tokyo. Mr. Cho has been a director of: CVR Refining GP, LLC, the general partner of CVR Refining, LP, an independent downstream energy limited partnership, since January 2013; Icahn Enterprises G.P. Inc. since September 2012; CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing business, since May 2012; CVR GP, LLC, the general partner of CVR Partners LP, a nitrogen fertilizer company, since May 2012; Federal — Mogul Corporation, a supplier of automotive powertrain and safety components, since May 2012; XO Holdings, a competitive provider of telecom services, since August 2011; American Railcar Industries, Inc., a railcar manufacturing company, since June 2011; Take-Two Interactive Software Inc., a publisher of interactive entertainment products, since April 2010; WestPoint Home LLC, a home textiles manufacturer, since January 2008; PSC Metals Inc., a metal recycling company, since December 2006; and Viskase Companies, Inc., a meat casing company, since November 2006. CVR Refining, CVR Energy, CVR Partners, Federal — Mogul, XO Holdings, American Railcar Industries, WestPoint Home, PSC Metals and Viskase Companies each are indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non-controlling interest in Take-Two Interactive Software through the ownership of securities. Mr. Cho received a B.S. in Computer Science from Stanford University and an MBA from New York University, Stern School of Business. Based upon Mr. Cho’s deep understanding of finance and risk obtained from his past experience, including his position as an investment banker at Salomon Smith Barney, we believe that Mr. Cho has the requisite set of skills to serve as a member of our board.

Vincent J. Intrieri has been employed by Icahn related entities since October 1998 in various investment related capacities. Since January 2008, Mr. Intrieri has served as Senior Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages private investment funds. In addition, since November 2004, Mr. Intrieri has been a Senior Managing Director of Icahn Onshore LP, the general partner of Icahn Partners LP, and Icahn Offshore LP, the general partner of Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP, entities through which Mr. Icahn invests in securities. Mr. Intrieri has been a director of: CVR Refining GP, LLC, the general partner of CVR Refining, LP, an independent downstream energy limited partnership, since January 2013; Navistar International Corporation, a truck and engine manufacturer, since October 2012; Chesapeake Energy Corporation, an oil and gas exploration and production company, since June 2012; CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing business, since May 2012; and Federal — Mogul Corporation, a supplier of automotive powertrain and safety components, since December 2007. Mr. Intrieri was previously: a director of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion) from July 2006 to September 2012, and was Senior Vice President of Icahn Enterprises G.P. Inc. from October 2011 to September 2012; a director of Dynegy Inc., a company primarily engaged in the production and sale of electric energy, capacity and ancillary services, from March 2011 to September 2012; chairman of the board and a director of PSC Metals Inc., a metal recycling company, from December 2007 to April 2012; a director of Motorola Solutions, Inc., a provider of communication products and services, from January 2011 to March 2012; a director of XO Holdings, a competitive provider of telecom services, from February 2006 to August 2011; a director of National Energy Group, Inc., a company that was engaged in the business of managing the exploration, production and operations of natural gas and oil properties, from December 2006 to June 2011; a director of American Railcar

Industries, Inc., a railcar manufacturing company, from August 2005 until March 2011, and was a Senior Vice President, the Treasurer and the Secretary of American Railcar Industries from March 2005 to December 2005; a director of WestPoint Home LLC, a home textiles manufacturer, from November 2005 to March 2011; chairman of the board and a director of Viskase Companies, Inc., a meat casing company, from April 2003 to March 2011; a director of WCI Communities, Inc., a homebuilding company, from August 2008 to September 2009; a director of Lear Corporation, a global supplier of automotive seating and electrical power management systems and components, from November 2006 to November 2008; and President and Chief Executive Officer of Philip Services Corporation, an industrial services company, from April 2005 to September 2008. CVR Refining, CVR Energy, Federal — Mogul, PSC Metals, XO Holdings, National Energy Group, American Railcar Industries, WestPoint Home, Viskase Companies and Philip Services each are or previously were indirectly controlled by Carl C. Icahn. Mr. Icahn also has or previously had a non-controlling interest in Navistar, Chesapeake Energy, Dynegy, Motorola Solutions, WCI Communities and Lear through the ownership of securities. Mr. Intrieri graduated in 1984, with Distinction, from The Pennsylvania State University (Erie Campus) with a B.S. in Accounting. Mr. Intrieri was a certified public accountant. Based upon Mr. Intrieri’s significant experience as a director of various companies which enables him to understand the complex business and financial issues that a company may face, we believe that Mr. Intrieri has the requisite set of skills to serve as a member of our board.

Samuel Merksamer is a Managing Director of Icahn Capital LP, a subsidiary of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion), where he has been employed since May 2008. Mr. Merksamer is responsible for identifying, analyzing and monitoring investment opportunities and portfolio companies for Icahn Capital. From 2003 until 2008, Mr. Merksamer was an analyst at Airlie Opportunity Capital Management, a hedge fund management company, where he focused on high yield and distressed investments. Mr. Merksamer has been a director of: CVR Refining GP, LLC, the general partner of CVR Refining, LP, an independent downstream energy limited partnership, since January 2013; Ferrous Resources Limited, an iron ore mining company with operations in Brazil, since November 2012; CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing business, since May 2012; American Railcar Industries, Inc., a railcar manufacturing company, since June 2011; Federal — Mogul Corporation, a supplier of automotive powertrain and safety components, since September 2010; Viskase Companies, Inc., a meat casing company, since January 2010; and PSC Metals Inc., a metal recycling company, since March 2009. Mr. Merksamer was previously a director of Dynegy Inc., a company primarily engaged in the production and sale of electric energy, capacity and ancillary services, from March 2011 to September 2012. CVR Refining, CVR Energy, American Railcar Industries, Federal — Mogul, Viskase Companies and PSC Metals are each indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non-controlling interest in Dynegy Inc. through the ownership of securities. Mr. Merksamer received an A.B. in Economics from Cornell University in 2002. Based upon Mr. Merksamer’s strong record as a financial analyst and his service on a number of public and private boards, which have provided him with a broad understanding of the operational, financial and strategic issues facing public and private companies, we believe that Mr. Merksamer has the requisite set of skills to serve as a member of our board.

Stephen Mongillo has served as a Director since the IEP Acquisition. Mr. Mongillo is a private investor. From 2009 to 2011, Mr. Mongillo served as a director of American Railcar Industries, Inc. From January 2008 to January 2011, Mr. Mongillo served as a managing director of Icahn Capital LP, the entity through which Mr. Carl Icahn managed third-party investment funds. From March 2009 to January 2011, Mr. Mongillo served as a director of WestPoint International Inc. Prior to joining Icahn Capital, Mr. Mongillo worked at Bear Stearns for 10 years, most recently as a senior managing director overseeing the leveraged finance group’s efforts in the healthcare, real estate, gaming, lodging, leisure, restaurant and education sectors. American Railcar Industries and WestPoint International are each, directly or indirectly, controlled by Carl C. Icahn. Mr. Mongillo received a B.A. from Trinity College and an M.B.A from the Amos Tuck School of Business Administration at Dartmouth College. Based upon Mr. Mongillo’s over 25 years of experience in the financial industry and his strong understanding of the complex business and financial issues encountered by large complex companies, we believe that Mr. Mongillo has the requisite set of skills to serve as a Board member.

Daniel A. Ninivaggi has served as President of Icahn Enterprises L.P. and its general partner, Icahn Enterprises G.P. Inc., since April 2010, as its chief executive officer since August 2010, and as a director since March 2012. Icahn Enterprises is a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion. From 2003 until July 2009, Mr. Ninivaggi served in a variety of executive positions at Lear Corporation, a global supplier of automotive seating and electrical power management systems and components, including as General Counsel from 2003 to 2007, as Senior Vice President from 2004 until 2006, and most recently as Executive Vice President and Chief Administrative Officer from 2006 to 2009. Lear Corporation filed for bankruptcy in July 2009 and emerged in November 2009. Prior to joining Lear Corporation, from 1998 to 2003, Mr. Ninivaggi was a partner with the law firm of Winston & Strawn LLP, specializing in corporate finance, mergers and acquisitions, and corporate governance. Mr. Ninivaggi also served as Of Counsel to Winston & Strawn LLP from July 2009 to March 2010. Mr. Ninivaggi has been a director of: CVR Refining GP, LLC, the general partner of CVR Refining, LP, an independent downstream energy limited partnership, since January 2013; CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing business, since May 2012; CVR GP, LLC, the general partner of CVR Partners LP, a nitrogen fertilizer company, since May 2012; Viskase Companies, Inc., a meat casing company, since June 2011; XO Holdings, a competitive provider of telecom services, since August 2010; and Federal — Mogul Corporation, a supplier of automotive powertrain and safety components, since March 2010. From January 2011 to May 2012, Mr. Ninivaggi served as the Interim President and Interim Chief Executive Officer, and since January 2011, he has served as a director, of Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts. Mr. Ninivaggi was previously a director of: Motorola Mobility Holdings, Inc., a provider of mobile communication devices, video and data delivery solutions, from December 2010 to May 2012; and CIT Group Inc., a bank holding company, from December 2009 to May 2011. CVR Refining, CVR Energy, CVR Partners, Viskase Companies, XO Holdings, Federal — Mogul and Tropicana Entertainment are each indirectly controlled by Carl C. Icahn. Mr. Icahn previously had interests in Motorola Mobility and CIT Group through the ownership of securities. Mr. Ninivaggi received a B.A. in History from Columbia University in 1986, a Masters of Business Administration from the University of Chicago in 1988 and a J.D. from Stanford Law School in 1991. Based upon Mr. Ninivaggi’s strong background in operations and management having served in various executive roles and having served on a number of public and private boards, including Motorola Mobility and CIT Group, we believe that Mr. Ninivaggi has the requisite set of skills to serve as a member of our board.

James M. Strock has served as a Director since the IEP Acquisition. James Strock has served in the public, private and not-for-profit sectors and the military. He is CEO of Serve to Lead, Inc. He served as California’s founding Secretary for Environmental Protection, after serving as Assistant Administrator for Enforcement (chief law enforcement officer) of the U.S. Environmental Protection Agency. He is a member of the Council on Foreign Relations. Mr. Strock holds degrees from Harvard College and Harvard Law School. He served to captain in the USAR-JAGC. Based upon Mr. Strock’s extensive business and public service experience, which enable him to assist boards in meeting their responsibilities in various functions, we believe that Mr. Strock has the requisite set of skills to serve as a Board member.

None of our directors or executive officers has any family relationship with any other director or executive officer.

CORPORATE GOVERNANCE

We believe that good corporate governance helps to ensure the Company is managed for the long-term benefits of our stockholders. We regularly review and consider our corporate governance policies and practices, the SEC’s corporate governance rules and regulations, and the corporate governance listing standards of the NYSE, the stock exchange on which our common stock is traded.

Operation and Meetings

The Board oversees the business of the Company, which is conducted by the Company’s employees and officers under the direction of the chief executive officer of the Company. The Board performs a number of specific functions, including: (1) reviewing, approving and monitoring fundamental financial and business strategies, risks and major corporate actions; (2) selecting, evaluating and compensating the chief executive officer and other executive officers of the Company; and (3) reviewing the Company’s compliance with its public disclosure obligations. The Board appoints the members of the three Board committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Members of the Board are kept informed about our Company’s business by various documents sent to them before each meeting and oral reports made to them during these meetings by members of the Company’s management. The full Board is also advised of actions taken by the various committees of our Board by the chairmen of those committees. Directors have access to all of our books, records and reports and members of management are available at all times to answer their questions. Management also communicates with the various members of our Board on a regular informal basis as is needed to effectively oversee the activities of our Company.

On May 7, 2012, IEP acquired control of CVR Energy pursuant to the Transaction Agreement and a tender offer for shares of the Company’s common stock. For a description of the Transaction Agreement, please refer to “Certain Relationships and Related Party Transactions – Transactions with Icahn affiliates – Transaction Agreement.” In connection with the IEP Acquisition, Barbara M. Baumann, William J. Finnerty, C. Scott Hobbs, Steve A. Nordaker, Robert T. Smith, Joseph E. Sparano and Mark E. Tomkins resigned from the Board and all committees thereof effective May 7, 2012 and were replaced by directors designated by IEP. John J. Lipinski and George E. Matelich resigned from the Board on May 21, 2012 pursuant to the Transaction Agreement; Mr. Lipinski was reappointed on May 23, 2012.

During 2012, the Board held 27 meetings and acted by unanimous written consent 12 times. All of the directors who served during 2012 attended at least 75% of the total meetings of the Board and each of the Board committees on which such director served during their respective tenure on the Board except that, after the IEP Acquisition when Daniel Ninivaggi was appointed to the Board, the Compensation Committee held one meeting, which Mr. Ninivaggi did not attend and the Environmental, Health and Safety Committee held two meetings, one of which Mr. Ninivaggi did not attend. In addition, while we do not have a specific policy regarding attendance at the annual meeting of stockholders, all director nominees are encouraged to attend the Annual Meeting. In 2012, four of the directors attended our annual meeting of stockholders.

Meetings of Non-Management Directors and Executive Sessions

To promote open discussion among non-management directors, we schedule regular executive sessions in which our non-management directors meet without management participation. “Non-management directors” are all directors who are not executive officers. During 2012 and currently, all of our directors are non-management directors, except for Mr. John J. Lipinski, our President and Chief Executive Officer. Currently, we do not have a lead independent director. The non-management directors determine who presides at the executive sessions. Our non-management directors met during six executive sessions in 2012. Mr. George E. Matelich, who served as our lead independent director from April 2, 2012 until his resignation on May 21, 2012, served as chairman of each of the executive sessions during 2012. In the absence of further action, Mr. Carl C. Icahn, chairman of the Board, will serve as chairman of each of the executive sessions that occur in 2013.

Board Leadership Structure and Risk Oversight

The Board believes that it should have the flexibility to make determinations as to whether the same individual should serve as both the Chief Executive Officer and the Chairman of the Board, and the Board’s leadership has varied over time. In determining the appropriate leadership structure, the Board considers, among other things, the current composition of the Board and the challenges and opportunities specific to the Company. Mr. Lipinski served as the Company’s Chief Executive Officer and Chairman of the Board until the IEP Acquisition. Since the IEP Acquisition, Mr. Lipinski has served as the Company’s Chief Executive Officer, President and a Director, and Mr. Icahn has served as Chairman of the Board since June 2012. The Board believes that this leadership structure, which separates the Chairman and Chief Executive Officer roles, is appropriate at this time in light of IEP’s ownership of over 80% of our common stock. In particular, the Board believes that this structure clarifies the individual roles and responsibilities of Mr. Lipinski and Mr. Icahn and enhances accountability. The Board recognizes that there is no single, generally accepted approach to providing Board leadership and that the Board’s leadership structure may vary in the future as circumstances warrant.

Our governance processes, including the Board’s involvement in developing and implementing strategy, active oversight of risk, regular review of business results and thorough evaluation of the chief executive officer’s performance and compensation, provide rigorous Board oversight of the chief executive officer as he fulfills his various responsibilities.

The Board considers oversight of CVR Energy’s risk management efforts to be a responsibility of the entire Board. The Board’s role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to the Company, or to the success of a particular project or endeavor under consideration, including operational, financial, legal and regulatory, strategic and reputational risks. The full Board (or the appropriate committee, in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate members of management to enable the Board (or committee) to understand the Company’s risk identification, risk management, and risk mitigation strategies. When a report is vetted at the committee level, the chairman of that committee subsequently reports on the matter to the full Board. This enables the Board and its committees to coordinate the Board’s risk oversight role. The Board also believes that risk management is an integral part of CVR Energy’s annual strategic planning process, which addresses, among other things, the risks and opportunities facing the Company. The audit committee assists the Board with oversight of the Company’s material financial risk exposures and the Company’s material financial statement and financial reporting risks. The compensation committee assists the Board with oversight of risks associated with the Company’s compensation policies and practices. The nominating and corporate governance committee assists the Board with oversight of risks associated with the Company’s governance. In each case, the Board or the applicable committee oversees the steps Company management has taken to monitor and control such exposures.

The chief executive officer’s membership on and collaboration with the Board allows him to gauge whether management is providing adequate information for the Board to understand the interrelationships of our various business and financial risks. He is available to the Board to address any questions from other directors regarding executive management’s ability to identify and mitigate risks and weigh them against potential rewards.

We have performed an internal review of all of our material compensation programs and have concluded that there are no plans that provide meaningful incentives for employees, including the named executive officers and other executive officers, to take risks that would be reasonably likely to have a material adverse effect on us.

Communications with Directors

Stockholders and other interested parties wishing to communicate with our Board may send a written communication addressed to:

CVR Energy, Inc.

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

Attention: Senior Vice President, General Counsel and Secretary

Our General Counsel will forward all appropriate communications directly to our Board or to any individual director or directors, depending upon the facts and circumstances outlined in the communication. Any stockholder or other interested party who is interested in contacting only the non-management directors as a group or the director who presides over the meetings of the non-management directors may also send written communications to the contact above and should state for whom the communication is intended.

The “Controlled Company” Exemption and Director Independence

“Controlled Company” Exemption

Our Board has determined that we are a controlled company under the rules of the NYSE and, as a result, we qualify for and may rely on exemptions from certain director independence requirements of the NYSE.

Under the rules of the NYSE, a listed company is a controlled company when more than 50% of the voting power is held by an individual, a group or another company. Our Board has determined that we are a controlled company because IEP currently owns approximately 82% of our outstanding common stock. Consequently, the Company has availed itself of the controlled company exemption.

Director Independence

Due to our status as a controlled company, we are relying on exemptions from the NYSE rules that require that (a) our Board be comprised of a majority of independent directors as defined under the rules of the NYSE, (b) our compensation committee be comprised solely of independent directors and (c) our nominating and corporate governance committee be comprised solely of independent directors.

The controlled company exemption does not modify the independence requirements for the audit committee. The Sarbanes-Oxley Act of 2002 (as amended, the “Sarbanes-Oxley Act”) and NYSE rules require that our audit committee be composed entirely of independent directors. The members of the audit committee are Messrs. Mongillo, Alexander and Strock. Mr. Glenn Zander, who left our Board in January 2013 in connection with his appointment to the board of directors of the general partner of CVR Refining, also served on the audit committee during 2012. Our Board has affirmatively determined that Messrs. Mongillo, Alexander, Strock and Zander are independent directors under the rules of the SEC and the NYSE.

Committees

Our Board has the authority to delegate the performance of certain oversight and administrative functions to committees of the Board. Our Board currently has an audit committee, a compensation committee and a nominating and corporate governance committee. In addition, from time to time, special committees may be established under the direction of our Board when necessary to address specific issues.

Each committee has adopted a charter which is reviewed annually by that committee and changes, if any, are recommended to our Board for approval. The charters for the audit committee, the compensation committee and the nominating and corporate governance committee are subject to certain NYSE rules and our charters for those committees comply with such rules. Copies of the audit committee charter, compensation committee charter and nominating and corporate governance committee charter, as in effect from time to time, are available free of charge on our Internet site at www.cvrenergy.com. These charters are also available in print to any stockholder who requests them by writing to CVR Energy, Inc., at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, Attention: Senior Vice President, General Counsel and Secretary.

The following table shows the membership of each committee of our Board as of December 31, 2012 and the number of meetings held by each committee during 2012.

Committee Membership as of December 31, 2012 and Meetings Held During 2012

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Environmental, Health and Safety Committee*
Carl C. Icahn**
Bob G. Alexander†	X			Chair
SungHwan Cho†			X	X
Vincent J. Intrieri†		Chair
John J. Lipinski‡
Samuel Merksamer†		X
Stephen Mongillo†	X		X	X
Daniel A. Ninivaggi†		X	Chair	X
James M. Strock†			X	X
Glenn R. Zander†	Chair
Number of 2012 Meetings	10	6	5	4

*	The EHS committee was dissolved in January 2013 in connection with the initial public offering of CVR Refining.

**	Mr. Icahn was appointed as Chairman of the Board of Directors on June 27, 2012.

†	Messrs. Alexander, Cho, Intrieri, Merksamer, Mongillo, Ninivaggi, Strock and Zander each were appointed to the Board effective May 7, 2012. Mr. Zander resigned as a director on January 16, 2013 in connection with his appointment to the board of directors of CVR Refining, at which time Mr. Strock was appointed to the Audit Committee and Mr. Mongillo became its Chair.

‡	Mr. Lipinski resigned from the Board on May 21, 2012, pursuant to the terms of the Transaction Agreement and was reappointed to the Board on May 23, 2012.

Prior to the IEP Acquisition, (1) the audit committee consisted of Mark E. Tomkins (chairman), Barbara M. Baumann, C. Scott Hobbs and Steve A. Nordaker, (2) the compensation committee consisted of George E. Matelich (chairman), Steve A. Nordaker, Joseph A. Sparano and Mark E. Tomkins, (3) the nominating and corporate governance committee consisted of Joseph E. Sparano (chairman), William J. Finnerty, C. Scott Hobbs and Robert T. Smith and (4) the environmental, health and safety committee consisted of William J. Finnerty (chairman), Robert T. Smith and Joseph E. Sparano.

Audit Committee

Following the IEP Acquisition, for the year ended December 31, 2012, our audit committee was comprised of Glenn R. Zander, Stephen Mongillo and Bob G. Alexander. Mr. Zander was the chairman of the audit committee. On January 16, 2013, Mr. Zander resigned from the Board (and the audit committee), James M.

Strock joined the audit committee and Mr. Mongillo became the new chairman. Our Board determined that Mr. Mongillo qualified as an “audit committee financial expert,” as defined by applicable rules of the SEC. Our Board also determined that each member of the audit committee, including Mr. Mongillo, was “financially literate” under the requirements of the NYSE. Under current NYSE independence requirements and SEC rules, our audit committee is required to consist entirely of independent directors, as defined by each of the NYSE and the SEC. Our Board determined that Messrs. Zander, Mongillo, Alexander and Strock were independent under NYSE independence requirements and SEC rules applicable to audit committee independence. No audit committee member served on more than two other public company audit committees.

Prior to the IEP Acquisition, the audit committee was comprised of Mark E. Tomkins, Barbara M. Baumann, C. Scott Hobbs and Steve A. Nordaker. Mr. Tomkins was the chairman of the audit committee. Our Board determined that Mr. Tomkins qualified as an “audit committee financial expert,” as defined by applicable rules of the SEC. Our Board also determined that each member of the audit committee, including Mr. Tomkins, was “financially literate” under the requirements of the NYSE. Under current NYSE independence requirements and SEC rules, our audit committee is required to consist entirely of independent directors, as defined by each of the NYSE and the SEC. Our Board determined that Messrs. Tomkins, Hobbs and Nordaker and Ms. Baumann were independent under NYSE independence requirements and SEC rules applicable to audit committee independence. In considering Mr. Tomkins’ independence, the Board considered that Mr. Tomkins was also a director of W.R. Grace & Co. (“W.R. Grace”) and that CVR Energy engages in business transactions with W.R. Grace in the ordinary course of business. The Board determined that these transactions were consistent with the SEC and NYSE independence standards and did not require disclosure under Item 404 of Regulation S-K and did not constitute a material relationship between Mr. Tomkins and the Company. No audit committee member served on more than two other public company audit committees.

The audit committee (1) appoints, terminates, retains, compensates and oversees the work of the independent registered public accounting firm, (2) pre-approves all audit, review and attest services and permitted non-audit services provided by the independent registered public accounting firm, (3) oversees the performance of the Company’s internal audit function, (4) oversees and reviews the independence, qualifications and performance of the independent registered public accounting firm, (5) reviews external and internal audit reports and management’s responses thereto, (6) oversees the integrity of the financial reporting process, system of internal accounting controls and financial statements and reports of the Company, (7) oversees the Company’s compliance with certain legal and regulatory requirements, (8) reviews the Company’s annual and quarterly financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in periodic reports filed with the SEC, (9) discusses with management earnings press releases, (10) meets with management, the internal auditors, the independent auditors and the Board, (11) provides the Board with information and materials as it deems necessary to make the Board aware of significant financial, accounting and internal control matters of the Company, (12) oversees the receipt, investigation, resolution and retention of all complaints submitted under the Company’s Whistleblower Policy, (13) produces an annual report for inclusion in the Company’s proxy statement and (14) otherwise complies with its responsibilities and duties as stated in the Company’s Audit Committee Charter. At each regularly scheduled meeting, audit committee members meet privately with representatives of KPMG, the Company’s internal auditors and management of the Company.

Compensation Committee

Since the IEP Acquisition, our compensation committee has been comprised of Vincent J. Intrieri, Samuel Merksamer and Daniel A. Ninivaggi. Mr. Intrieri is the chairman of the compensation committee. Prior to the IEP Acquisition, our compensation committee was comprised of George E. Matelich, Steve A. Nordaker, Joseph E. Sparano and Mark E. Tomkins. Mr. Matelich was the chairman of the compensation committee.

The principal responsibilities of the compensation committee are to (1) make determinations or recommendations to the Board, as deemed appropriate by the committee, with respect to annual and long-term performance goals and objectives as well as the annual salary, bonus and other compensation and benefits, direct and indirect, of the chief executive officer and our other senior executives as well as non-employee directors, (2) review and authorize the Company to enter into employment, severance or other compensation agreements with the chief executive officer and other senior executives, (3) recommend changes in employee benefit programs, (4) provide counsel regarding key personnel selection, (5) administer our equity incentive plans, (6) establish and periodically review perquisites and fringe benefits policies, (7) administer the Company’s performance incentive plan and (8) assist the Board in assessing any risks to the Company associated with the Company’s employee compensation practices and policies. In addition, the compensation committee reviews and discusses our Compensation Discussion and Analysis with management and produces a report on executive compensation for inclusion in our annual proxy statement in compliance with applicable federal securities laws.

As discussed in Compensation Discussion and Analysis, the compensation committee has engaged Longnecker & Associates (“Longnecker”), a compensation consultant, to assist with constructing our market comparison group, analyzing the levels of each form of compensation for our executive officers and directors and providing recommendations on their compensation. Longnecker has direct access to the compensation committee’s members and advises them regarding matters for which the compensation committee is responsible. Longnecker also regularly confers with our senior management and human resources department to collect, analyze and present data requested by the compensation committee. In 2012, the fees for any additional services provided by Longnecker to the Company did not exceed $120,000.

Pursuant to SEC rules the compensation committee has assessed the independence of Longnecker and concluded that no conflict of interest exists that would prevent Longnecker from independently representing the compensation committee.

Nominating and Corporate Governance Committee

Since the IEP Acquisition, our nominating and corporate governance committee has been comprised of Daniel A. Ninivaggi, SungHwan Cho, Stephen Mongillo and James M. Strock. Mr. Ninivaggi is the chairman of the nominating and corporate governance committee. Prior to the IEP Acquisition, the nominating and corporate governance committee was comprised of C. Scott Hobbs, William J. Finnerty, Robert T. Smith and Joseph E. Sparano. Mr. Sparano was the chairman of the nominating and corporate governance committee.

The corporate governance committee (1) annually reviews the Company’s Corporate Governance Guidelines, (2) oversees the performance of the Board and committees thereof and (3) otherwise complies with its responsibilities and duties as stated in the Company’s Nominating and Corporate Governance Committee Charter.

Environmental, Health and Safety Committee

Following the IEP Acquisition, our environmental, health and safety committee was comprised of Bob G. Alexander, SungHwan Cho, Stephen Mongillo, Daniel Ninivaggi and James M. Strock. Mr. Alexander was the chairman of the environmental, health and safety committee. Prior to the IEP Acquisition, the environmental, health and safety committee consisted of William J. Finnerty, Robert T. Smith and Joseph E. Sparano. Mr. Finnerty was the chairman of the environmental, health and safety committee.

The environmental, health and safety committee provided oversight with respect to management’s establishment and administration of environmental, health and safety policies, programs, procedures and initiatives. The environmental, health and safety committee was dissolved in January 2013, effective with the initial public offering of CVR Refining.

Identifying and Evaluating Nominees for Directors

The Board looks for directors who have attributes necessary to create a cohesive and effective Board, including high personal and professional ethics, integrity and values, vision and long-term strategic perspective, experience in our industry, practical judgment, the ability to devote significant time to serve on our Board and its committees, and a commitment to representing the long-term interests of all our stockholders.

As a result of its control of a majority of our outstanding common stock, IEP ultimately controls the election of all of the members of our Board. Consequently, our Board has deemed it appropriate not to maintain a formal policy with respect to the review of potential nominees or to charge the nominating and corporate governance committee with the nomination of directors. However, all of our directors ultimately participate in the review of potential nominees to our Board.

The Board may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third-party search firms or other appropriate sources. If a stockholder wishes to recommend a candidate for director for election at the 2014 Annual Meeting of Stockholders, it must follow the procedures described below under “Stockholder Proposals.”

Compensation Committee Interlocks and Insider Participation

Following the IEP Acquisition, our compensation committee was comprised of Vincent J. Intrieri, Samuel Merksamer and Daniel A. Ninivaggi. Prior to May 7, 2012, our compensation committee was comprised of George E. Matelich, Steve A. Nordaker, Joseph E. Sparano and Mark E. Tomkins. No member of the compensation committee was or is an officer or employee of the Company.

Corporate Governance Guidelines and Codes of Ethics

Our Corporate Governance Guidelines, as well as our Code of Ethics, which applies to all of our directors, officers and employees, and our Principal Executive and Senior Financial Officers’ Code of Ethics, which applies to our principal executive and senior financial and accounting officers, are available free of charge on our Internet site at www.cvrenergy.com. Our Corporate Governance Guidelines, Code of Ethics and Principal Executive and Senior Financial Officers’ Code of Ethics are also available in print to any stockholder who requests them by writing to CVR Energy, Inc., at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, Attention: Senior Vice President, General Counsel and Secretary.

Related Party Transaction Policy

Our Board has adopted a Related Party Transaction Policy, which is designed to monitor and ensure the proper review, approval, ratification and disclosure of related party transactions involving us. This policy applies to any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000 and in which any related party had, has or will have a direct or indirect material interest. The audit committee of our Board must review, approve and ratify a related party transaction if such transaction is consistent with the Related Party Transaction Policy and is on terms, taken as a whole, which the audit committee believes are no less favorable to us than could be obtained in an arm’s-length transaction with an unrelated third party, unless the audit committee otherwise determines that the transaction is not in our best interests. Any related party transaction or modification of such transaction which our Board has approved or ratified by the affirmative vote of a majority of directors who do not have a direct or indirect material interest in such transaction does not need to be approved or ratified by our audit committee. In addition, a related party transaction involving compensation will be approved by our compensation committee in lieu of our audit committee.

DIRECTOR COMPENSATION FOR 2012

The fees for independent non-employee directors are described below on an annual basis. The actual fees for each of these directors were pro-rated because they did not serve on the Board during the full 2012 year.

Compensation Prior to the IEP Acquisition

Prior to the IEP Acquisition, in setting director compensation, the compensation committee referred to a report and analysis regarding director compensation produced in 2009 by Longnecker, a compensation consultant retained by the compensation committee, which included peer group information and trends and objectives relating to director compensation.

Independent non-employee directors received an annual retainer of $60,000. In addition, independent non-employee directors serving on the audit committee received an additional annual fee of $8,750, and those serving on the compensation committee, nominating and corporate governance committee, or the environmental, health and safety committee received an additional annual fee of $5,000 (per committee). During 2012, Mr. Tomkins received an additional annual fee of $20,000 in lieu of the annual audit committee fee for serving as audit committee chairman, Mr. Matelich received an additional fee of $12,500 in lieu of the annual compensation committee fee for serving as compensation committee chairman, Mr. Sparano received an additional annual fee of $12,500 in lieu of the annual nominating and corporate governance committee fee for serving as nominating and corporate governance committee chairman and Mr. Finnerty received an additional annual fee of $12,500 in lieu of the annual environmental, health and safety committee fee for serving as environmental, health and safety committee chairman. In addition, independent non-employee directors were paid meeting fees of $1,500 per meeting for each meeting in excess of six meetings a year for each of the Board, compensation committee, nominating and corporate governance committee, and environmental, health and safety committee, and 12 meetings a year for the audit committee. All directors were also reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at meetings.

Following the IEP Acquisition

Following the IEP Acquisition, independent non-employee directors Messrs. Zander, Mongillo, Alexander and Strock received an annual retainer of $75,000, paid on a quarterly basis, and meeting fees of $1,000 per meeting. In addition, these directors received an additional annual retainer of $5,000 for serving as the chairman of any Board committee and an additional annual retainer of $1,000 for serving on a Board committee. These directors were also reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at meetings.

Director Compensation Table

The following table reflects compensation received by independent non-employee directors for their service on the Board during 2012.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)(1)	Total ($)
Barbara M. Baumann	46,646	—	46,646
William J. Finnerty	50,292	—	50,292
C. Scott Hobbs	48,729	—	48,729
George E. Matelich	49,708	—	49,708
Steve A. Nordaker	48,729	—	48,729
Robert T. Smith	47,167	—	47,167
Joseph E. Sparano	52,375	750	53,125
Mark E. Tomkins	54,917	—	54,917
Bob G. Alexander	63,000	—	63,000
Stephen Mongillo	62,000	—	62,000
James M. Strock	63,000	—	63,000
Glenn R. Zander	68,333	—	68,333

(1)	The amount in this column reflects compensation paid to Mr. Sparano pursuant to the agreement he entered into with the Company in March 2011. Pursuant to this agreement Mr. Sparano rendered consulting services to our Board regarding strategic initiatives and such other special projects at a rate of $200 per hour of service performed, up to a maximum of $40,000 in any calendar year. The Company provided a termination notice with respect to this agreement in June 2012.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND OFFICERS AND DIRECTORS

The following table presents information regarding beneficial ownership of our common stock by:

•	each of our current directors and nominees for director;

•	each of our named executive officers;

•	each stockholder known by us to beneficially hold five percent or more of our common stock; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. Except as otherwise indicated, the business address for each of the beneficial owners listed in the table is c/o CVR Energy, Inc., 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479.

Beneficial Owner Name and Address	Shares Beneficially Owned
	Number	Percent(1)
Carl C. Icahn (2)	71,198,718	82%
c/o Icahn Associates Holding LLC 767 Fifth Avenue, 47th Floor New York, NY 10153.
John J. Lipinski	—	—
Susan M. Ball	—	—
Stanley A. Riemann	—	—
Edmund S. Gross	—	—
Robert W. Haugen	1	*
Edward A. Morgan	—	—
Frank A. Pici	—	—
Bob G. Alexander	—	—
SungHwan Cho	—	—
Vincent J. Intrieri	—	—
Samuel Merksamer	—	—
Stephen Mongillo	—	—
Daniel A Ninivaggi	—	—
James M. Strock	—	—
All directors and executive officers, as a group (17 persons)(3)	71,198,719	82%

*	Less than 1% of our outstanding common stock as of the record date.

(1)	Percentage based upon 86,831,050 shares of common stock outstanding.

(2)	The following disclosures are based on a Schedule 13D/A filed with the Commission on May 29, 2012 by IEP, IEP Energy Holding LLC, American Entertainment Properties Corp., Icahn Building LLC, Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), Beckton Corp. (“Beckton”) and Carl C. Icahn (collectively, the “Icahn Reporting Persons”).

According to the filing, the principal business address of each of (i) IEP, IEP Energy Holding LLC, American Entertainment Properties Corp., Icahn Building LLC, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue — Suite 1210, White Plains, NY 10601 and (ii) Mr. Icahn is c/o Icahn Associates Holding LLC, 767 Fifth Avenue, 47th Floor,

New York, NY 10153. According to the filing, IEP has sole voting power and sole dispositive power with regard to 71,198,718 shares. Each of IEP Energy Holding LLC, American Entertainment Properties Corp., Icahn Building LLC, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Carl C. Icahn has shared voting power and shared dispositive power with regard to such shares.

According to the filing, each of IEP Energy Holding LLC, American Entertainment Properties Corp., Icahn Building LLC, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Carl C. Icahn, by virtue of their relationships to IEP, may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the shares which IEP directly beneficially owns. Each of IEP Energy Holding LLC, American Entertainment Properties Corp., Icahn Building LLC, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Carl C. Icahn disclaims beneficial ownership of such shares for all other purposes.

(3)	The number of shares of common stock owned by all directors and executive officers, as a group, reflects the sum of the 71,198,718 shares of common stock beneficially owned by Mr. Icahn and the 1 share of common stock owned by Mr. Haugen.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and each person who owns more than 10% of our outstanding common stock, to file reports of their stock ownership and changes in their ownership of our common stock with the SEC and the NYSE. These same people must also furnish us with copies of these reports and representations made to us that no other reports were required. We have performed a general review of such reports and amendments thereto filed in 2012. Based solely on our review of the copies of such reports furnished to us or such representations, as appropriate, to our knowledge all of our executive officers and directors, and other persons who owned more than 10% of our outstanding common stock, fully complied with the reporting requirements of Section 16(a) during 2012, with the exceptions noted below.

Two Form 4s, covering a total of two transactions, were filed late for each of John J. Lipinski, Stanley A. Riemann, Edmund S. Gross, Robert W. Haugen, Wyatt E. Jernigan and Christopher G. Swanberg. One Form 4, covering a total of one transaction, was filed late by Susan M. Ball. In addition, an amendment to a Form 4 was filed for Robert W. Haugen on March 1, 2013.

EXECUTIVE OFFICERS

The following table sets forth the names, positions and ages (as of April 15, 2013) of each person who currently is an executive officer of CVR Energy. We also indicate in the biographies below which executive officers of CVR Energy hold similar positions with the general partner of CVR Partners and CVR Refining. Certain members of CVR Energy’s senior management manage CVR Partners and CVR Refining pursuant to services agreements between us and the applicable partnership.

Name	Age	Position
John J. Lipinski	62	Chief Executive Officer and President
Stanley A. Riemann	61	Chief Operating Officer
Susan M. Ball	49	Chief Financial Officer and Treasurer
Edmund S. Gross	62	Senior Vice President, General Counsel and Secretary
Robert W. Haugen	54	Executive Vice President, Refining Operations
Wyatt E. Jernigan	61	Executive Vice President, Crude Oil Acquisition and Petroleum Marketing
Christopher G. Swanberg	55	Vice President, Environmental, Health and Safety

INFORMATION CONCERNING EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Stanley A. Riemann has served as Chief Operating Officer of our Company since September 2006 and Chief Operating Officer of Coffeyville Resources, LLC (“CRLLC”) since February 2004. In addition, since October 2007, Mr. Riemann has served as the Chief Operating Officer of the general partner of CVR Partners, and since June 2011 he has been a director of the general partner of CVR Partners. Mr. Riemann has also served as Chief Operating Officer and as a director of CVR Refining’s general partner since its inception in September 2012. Prior to joining CRLLC in February 2004, Mr. Riemann held various positions associated with the Crop Production and Petroleum Energy Division of Farmland Industries, Inc. (“Farmland”) for over 30 years, including, most recently, Executive Vice President of Farmland and President of Farmland’s Energy and Crop Nutrient Division. In this capacity, he was directly responsible for managing the petroleum refining operation and all domestic fertilizer operations, which included the Trinidad and Tobago nitrogen fertilizer operations. His leadership also extended to managing Farmland’s interests in SF Phosphates in Rock Springs, Wyoming and Farmland Hydro, L.P., a phosphate production operation in Florida and managing all company-wide transportation assets and services. Mr. Riemann has served as a board member and board chairman on several industry organizations including the Phosphate Potash Institute, the Florida Phosphate Council and the International Fertilizer Association. He currently serves on the Board of The Fertilizer Institute. Mr. Riemann received a Bachelor of Science degree from the University of Nebraska and an MBA from Rockhurst University.

Susan M. Ball has served as chief financial officer and treasurer of our company and CVR Partners’ general partner since August 2012. She has previously served as Vice President, Chief Accounting Officer and Assistant Treasurer of CVR Energy and the general partner of CVR Partners since October 2007 and as Vice President, Chief Accounting Officer and Assistant Treasurer for Coffeyville Resources since May 2006. In addition, Ms. Ball has also served as the Chief Financial Officer and Treasurer of CVR Refining’s general partner since its inception in September 2012. Ms. Ball has more than 25 years of experience in the accounting industry, with more than 12 years serving clients in the public accounting industry. Prior to joining CVR Energy, she served as a Tax Managing Director with KPMG LLP, where she was responsible for all aspects of federal and state income tax compliance and tax consulting, which included a significant amount of mergers and acquisition work on behalf of her clients. Ms. Ball received a Bachelor of Science in Business Administration from Missouri Western State University and is a Certified Public Accountant.

Edmund S. Gross has served as Senior Vice President, General Counsel and Secretary of our Company since October 2007, Vice President, General Counsel and Secretary of our Company since September 2006 and General Counsel and Secretary of CRLLC since July 2004. Since October 2007, Mr. Gross has also served as the Senior Vice President, General Counsel and Secretary of the general partner of CVR Partners. In addition, Mr. Gross has served as the Senior Vice President, General Counsel and Secretary of CVR Refining’s general partner since its inception in September 2012. Prior to joining CRLLC, Mr. Gross was Of Counsel at Stinson Morrison Hecker LLP in Kansas City, Missouri from 2002 to 2004, was Senior Corporate Counsel with Farmland from 1987 to 2002 and was an associate and later a partner at Weeks, Thomas & Lysaught, a law firm in Kansas City, Kansas, from 1980 to 1987. Mr. Gross received a Bachelor of Arts degree in history from Tulane University, a Juris Doctor from the University of Kansas and an MBA from the University of Kansas.

Robert W. Haugen joined our business on June 24, 2005 and has served as Executive Vice President, Refining Operations at our Company since September 2006 and as Executive Vice President Engineering & Construction at CRLLC since June 24, 2005. In addition, Mr. Haugen has served as Executive Vice President, Refining Operations of CVR Refining’s general partner since its inception in September 2012. Mr. Haugen brings more than 25 years of experience in the refining, petrochemical and nitrogen fertilizer business to our Company. Prior to joining us, Mr. Haugen was a managing director and Partner of Prudentia Energy, an advisory and management firm focused on mid-stream/downstream energy sectors, from January 2004 to June 2005. On leave from Prudentia, he served as the Senior Oil Consultant to the Iraqi Reconstruction Management Office for the U.S. Department of State. Prior to joining Prudentia Energy, Mr. Haugen served in numerous engineering, operations, marketing and management positions at the Howell Corporation and at the Coastal Corporation.

Upon the merger of Coastal and El Paso in 2001, Mr. Haugen was named Vice President and General Manager for the Coastal Corpus Christi Refinery and later held the positions of Vice President of Chemicals and Vice President of Engineering and Construction. Mr. Haugen received a Bachelor of Science degree in Chemical Engineering from the University of Texas.

Wyatt E. Jernigan has served as Executive Vice President, Crude Oil Acquisition and Petroleum Marketing at our Company since September 2006 and as Executive Vice President Crude & Feedstocks at CRLLC since June 24, 2005. In addition, Mr. Jernigan has served as Executive Vice President, Crude Oil Acquisition and Petroleum Marketing of CVR Refining’s general partner since its inception in September 2012. Mr. Jernigan has more than 30 years of experience in the areas of crude oil and petroleum products related to trading, marketing, logistics and business development. Most recently, Mr. Jernigan was a managing director with Prudentia Energy, an advisory and management firm focused on mid-stream/downstream energy sectors, from January 2004 to June 2005. Most of his career was spent with Coastal Corporation and El Paso, where he held several positions in crude oil supply, petroleum marketing and asset development, both domestic and international. Following the merger between Coastal Corporation and El Paso in 2001, Mr. Jernigan assumed the role of Managing Director for Petroleum Markets Originations. Mr. Jernigan attended Virginia Wesleyan College, majoring in Sociology and has training in petroleum fundamentals from the University of Texas.

Christopher G. Swanberg has served as Vice President, Environmental, Health and Safety at our Company since September 2006, as Vice President, Environmental, Health and Safety at CRLLC since June 2005 and as Vice President, Environmental, Health and Safety of the general partner of CVR Partners since October 2007. Mr. Swanberg has also served as Vice President, Environmental, Health and Safety of CVR Refining’s general partner since its inception in September 2012. He has served in numerous management positions in the petroleum refining industry such as Manager, Environmental Affairs for the refining and marketing division of Atlantic Richfield Company (ARCO) and Manager, Regulatory and Legislative Affairs for Lyondell-Citgo Refining. Mr. Swanberg’s experience includes technical and management assignments in project, facility and corporate staff positions in all environmental, safety and health areas. Prior to joining CRLLC, he was Vice President of Sage Environmental Consulting, an environmental consulting firm focused on petroleum refining and petrochemicals, from September 2002 to June 2005. Mr. Swanberg received a Bachelor of Science degree in Environmental Engineering Technology from Western Kentucky University and an MBA from the University of Tulsa.

COMPENSATION DISCUSSION AND ANALYSIS

As of December 31, 2012, John J. Lipinski, Susan M. Ball, Stanley A. Riemann, Edmund S. Gross and Robert W. Haugen were serving as our chief executive officer, chief financial officer and next three most highly compensated executive officers. In addition, Edward A. Morgan and Frank A. Pici also served in the role of chief financial officer during portions of 2012. Throughout this Proxy Statement, we refer to Mr. Lipinski, Ms. Ball and Messrs. Morgan, Pici, Riemann, Gross and Haugen as our named executive officers.

Executive Compensation Program Highlights

The primary goals of the Company’s executive compensation program are to align the interests of our executives and our stockholders by linking a significant portion of compensation to our operating and financial results and to attract and retain quality leadership. Some key features of our executive compensation program which serve to accomplish these objectives are as follows:

•

Annual Incentive Awards.    At the 2011 Annual Meeting, the Company’s stockholders approved the CVR Energy, Inc. Performance Incentive Plan (the “PIP”), pursuant to which annual incentive awards are determined for our executives. Prior to the adoption of the PIP, the compensation committee determined annual bonuses based upon consideration of various factors with respect to Company performance and/or individual performance, which were not established in advance. The compensation committee believes that establishing performance goals pursuant to the PIP at the beginning of the performance period serves to more directly align annual incentive awards with increases in our stockholder value. As a result of the Company’s strong financial and operational performance during 2012, each of our named executive officers (other than Mr. Pici, who was not eligible to receive a bonus) was paid a bonus in excess of his or her target award under the PIP.

•

Equity-Based Compensation Vesting.    A portion of targeted compensation is intended to be delivered through equity-based incentives. This has the effect of aligning of our executives’ interests with those of our stockholders and encouraging them to remain in our employ through the duration of the relevant vesting schedule applicable to awards.

•

Double-Trigger Change in Control Provisions.    A change in control of the Company would not trigger the payment of severance benefits to our named executive officers under their employment agreements, or cause accelerated vesting of their equity-based awards, except in the event of a termination without cause or for good reason within one year following the change in control or in specified circumstances prior to and in connection with the change in control.

Overview

Following the IEP Acquisition, our compensation committee has been comprised of Vincent J. Intrieri (as chairman), Samuel Merksamer and Daniel A. Ninivaggi. Prior to the IEP Acquisition, our compensation committee was comprised of George E. Matelich (as chairman), Steve A. Nordaker, Joseph E. Sparano and Mark E. Tomkins. The compensation committee has regularly scheduled meetings concurrent with our Board meetings and additionally meets at other times as needed throughout the year.

The compensation committee reviews and makes determinations with respect to executive compensation or makes recommendations to the Board regarding executive compensation, with the full Board (with respect to Mr. Lipinski’s compensation) having the final authority on compensation matters, as determined by the compensation committee.

The principal responsibilities of the compensation committee are to: (1) make determinations or recommendations to the Board, as deemed appropriate by the committee, with respect to annual and long-term performance goals and objectives as well as the annual salary, bonus and other compensation and benefits, direct and indirect, of the chief executive officer and our other senior executives as well as non-employee directors; (2) review and authorize the Company to enter into employment, severance or other compensation agreements with the chief executive officer and other senior executives; (3) recommend changes in employee benefit programs; (4) provide counsel regarding key personnel selection; (5) administer our equity incentive plans; (6) establish and periodically review perquisites and fringe benefits policies; (7) administer the PIP; and (8) assist the Board in assessing any risks to the Company associated with the Company’s employee compensation practices and policies.

Ours is a commodity business with high volatility and risk where earnings are not only influenced by margins, but also by unique, innovative and aggressive actions and business practices on the part of the executive team. The compensation committee continually monitors current economic conditions and considers the petroleum and fertilizer markets along with other considerations in making compensation decisions. In addition, the compensation committee routinely reviews financial and operational performance compared to our business plan, positive and negative industry factors and the response of the senior management team in dealing with and maximizing operational and financial performance in the face of the challenges affecting our businesses. Due to the nature of our business, performance of an individual or the business as a whole may be outstanding; however, our financial performance may not depict this same level of achievement. The financial performance of the Company is not necessarily reflective of individual operational performance. In addition, specific performance levels or benchmarks are not necessarily used to establish compensation. The compensation committee takes into account all factors when determining compensation packages for the executive officers.

In 2012, no significant changes were made to the Company’s overall executive compensation philosophy and structure because the compensation committee believed that the compensation program was reasonable, balanced and designed to attract, retain and motivate talented executives.

Executive Compensation Philosophy and Objectives

The overarching philosophy of our executive compensation program is to closely align compensation paid to our executive officers with our operating and financial performance on both a short-term and long-term basis, in order to align our executive officers’ interests with those of the stockholders. In addition, we aim to provide a competitive compensation program in the form of salary, bonuses and other benefits with the goal of retaining and attracting talented and highly motivated executive officers and key employees, which we consider crucial to our long-term success and the long-term enhancement of stockholder value. We also strive to maintain a compensation program whereby the executive officers, through exceptional performance and equity-based compensation awards, will have the opportunity to realize economic rewards commensurate with our stockholders’ gains. The compensation committee believes that an important component of compensation is equity-based compensation in achieving these objectives because these incentives encourage our executive team to remain in our employ through the duration of the relevant vesting period in order to realize compensation as a result of increases in stockholder value. Following our 2012 Annual Meeting of stockholders, the compensation committee considered the advisory vote of our stockholders approving our named executive officer compensation and determined to continue to apply the same principles in determining the nature and amount of executive compensation for 2012.

Setting Executive Compensation

The compensation committee retained Longnecker to assist the compensation committee with its review of the executive officers’ compensation levels and the mix of compensation as compared to peer companies and other relevant market information. Longnecker compiled information and provided advice regarding the components and related mix (short-term/long-term; cash/equity) of the executive compensation program of the Company and, its “Peer Group” (as defined below). Although no specific target was set, the focus of Longnecker’s recommendations was centered on compensation levels competitive with our Peer Group. Longnecker periodically attended compensation committee meetings either in person or by telephone, and met with the committee in executive session on occasion without management present. Longnecker performed no work for the Company or for management except to provide consulting services related to executive compensation levels and program design and non-employee director compensation. The report and analysis produced by Longnecker in July 2012 was used by the compensation committee in making decisions with respect to 2012 executive compensation. In 2012, Longnecker participated in one meeting with the compensation committee, in which they presented in detail their findings and recommendations.

The chief executive officer, while not a member of the compensation committee, reviewed information provided by Longnecker as well as other relevant market information and actively provided guidance and recommendations to the compensation committee regarding the amount and form of the compensation of executive officers (other than himself) and certain key employees. For compensation decisions, including decisions regarding the grant of equity-based compensation relating to executive officers (other than our chief executive officer and chief operating officer), the compensation committee typically considers the recommendations of our chief executive officer.

The compensation committee has not adopted any formal or informal policies or guidelines for allocating between long-term and current compensation, between cash and non-cash compensation. Decisions regarding such allocations are made strictly on a subjective and individual basis considering all relevant factors.

Elements of Our Executive Compensation Program

For 2012, the three primary components of our executive compensation program were base salary, an annual performance-based cash bonus and equity-based incentive awards. Executive officers are also provided with benefits that are generally available to our salaried employees.

While these three components are related, we viewed them as separate and analyze them as such. The compensation committee believes that equity-based incentive compensation is an important motivator in attracting and retaining executive officers. The compensation committee views a competitive level of salary and cash bonus as critical to retaining talented individuals.

Base Salary

The compensation committee sets the base salary of each of our executive officers at a level intended to enable us to hire and retain executive officers, to enhance their motivation in a highly competitive and dynamic environment, and to reward individual and Company performance. In determining its recommendations for base salary levels, the compensation committee takes into account the following:

•	the Company’s financial and operational performance for the year;

•	the previous year’s compensation level for each named executive officer;

•	Peer Group information or market survey information for comparable public companies; and

•	recommendations of the Company’s chief executive officer, based on individual responsibilities and performance, including each officer’s commitment and ability to:

-	strategically meet business challenges;

-	achieve financial results;

-	promote legal, environmental and ethical compliance;

-	promote and enhance employee health and safety;

-	lead their own business or business team for which they are responsible; and

-	diligently and effectively respond to immediate needs of our volatile industry and business environment.

Each year the compensation committee makes compensation decisions using an approach that considers several important factors, rather than establishing compensation solely on a formula-driven basis. The compensation committee considers whether individual base salaries reflect responsibility levels and are reasonable, competitive and fair. In setting base salaries, the compensation committee reviews published survey and Peer Group data prepared by Longnecker and considers the applicability of the salary data in view of the individual positions within the Company.

In 2012, Longnecker was engaged to perform a study and analysis, including Peer Group information, for the compensation committee to use in making decisions regarding the salary, bonus and other compensation paid to the named executive officers in 2012. The following independent refining companies, which we view as members of our “Peer Group,” were included in the report and analysis: HollyFrontier Corporation; Tesoro Corporation; and Murphy Oil Corporation. The following fertilizer businesses were included in the report and analysis: CF Industries Holdings Inc.; and The Mosaic Company. Averages of these Peer Group salary levels were used over a number of years to develop a range of salaries of similarly situated executives of these companies and this range was used as a factor in determining base salary (and overall cash compensation) of the named executive officers. The compensation committee also reviewed the differences in levels of compensation among the named executive officers of this Peer Group and used these differences as a factor in setting a different level of salary and overall compensation for each of our named executive officers based on their relative positions and levels of responsibility.

Each of the named executive officers has an employment agreement which sets forth their initial base salaries. Salaries are reviewed annually by the compensation committee with periodic informal reviews throughout the year. Adjustments, if any, are usually made effective January 1 of the year immediately following the review. The compensation committee, with the assistance of Longnecker, most recently reviewed the level of base salary and cash bonus for each of the executive officers beginning in July 2012 through November 2012 in conjunction with their responsibilities and expectations for 2013. They concluded their review in December 2012. Individual performance, the practices of our Peer Group of companies as reflected in the analysis and report of Longnecker, and changes in the named executive officers’ positions and levels of responsibility were considered. Among these three factors, slightly more weight was given to the report and findings of Longnecker. The compensation committee approved the following increases in 2013 base salary:

Officer	2012 Base Salary	2013 Base Salary	Percentage Increase
John J. Lipinski	$950,000	$950,000	0%
Susan M. Ball	$350,000	$360,000	2.86%
Stanley A. Riemann	$450,000	$490,000	8.9%
Edmund S. Gross	$380,000	$380,000	0%
Robert W. Haugen	$290,000	$315,000	8.6%

These salary increases were effective January 1, 2013. These increases in base salary are due to the efforts to continue to align the total compensation of the named executive officers with compensation paid by companies in our Peer Group and other considerations set forth above.

Annual Bonus

The Company’s annual bonus program is designed to meet each of its compensation objectives. Specifically, the annual bonus program rewards executives only for measured company performance, thereby aligning the executives’ interests with those of our equity holders and encouraging the executives to focus on targeted performance. Further, the program also provides executives with the opportunity to earn additional compensation, thereby making our total compensation package more competitive.

Information about total cash compensation paid by members of our Peer Group is used in determining both the level of bonus award and the ratio of salary to bonus. We believe that maintaining a level of bonus and a ratio of fixed salary to bonus (which may fluctuate) that is in line with those of our competitors is an important factor in attracting and retaining executives. The compensation committee also believes that a significant portion of our executive officers’ compensation should be at risk. That is, a portion of the executive officers’ overall compensation should not be guaranteed and should be determined based on individual and Company performance. Our compensation program provides for greater potential bonus awards as the authority and responsibility of an executive increases. Our chief executive officer has the greatest percentage of his compensation at risk in the form of an annual bonus. Our named executive officers retain a significant percentage of their compensation package at risk in the form of annual bonuses.

Employment agreements for each of the named executive officers provide that each such executive is eligible to receive an annual cash bonus with a target bonus equal to a specified percentage of the relevant executive’s annual base salary. Under the employment agreements in effect during 2012, the 2012 target bonuses were the following percentages of salary for the named executive officers: Mr. Lipinski (250%), Ms. Ball (100% for the portion of the year she served as chief financial officer and 70% for the portion of the year she served as vice president and chief accounting officer), Mr. Morgan (120% for the portion of the year he served as chief financial officer and 40% for the portion of the year he served as executive vice president of investor relations), Mr. Pici (100%), Mr. Riemann (200%), Mr. Gross (100%) and Mr. Haugen (120%). These target percentages were the result of discussions between the Company and the relevant executive, and were consistent with the findings and recommendations by Longnecker based upon review of the Peer Group, companies of similar size and other relevant market information. As a result of the compensation committee’s review of Peer Group practices as included in Longnecker’s report and its consideration of current economic conditions, in December 2012 the compensation committee concluded that target bonus percentages would remain the same in 2013 for the named executive officers who remained in employment at such time.

In March 2011, the Board adopted the PIP, pursuant to which the named executive officers had the opportunity to earn bonuses in respect of 2012. The payment of annual bonuses for the 2012 performance year to the named executive officers depended on the achievement of financial, operational and safety measures, which comprised 50%, 30% and 20% of the annual bonuses, respectively. Specific bonus measures were determined based on a review of its peer group and discussions between the Board, management and the compensation committee, and were selected with the goals of optimizing operations, maintaining financial stability, and providing for a safe work environment and environmental safety generally. These measures were intended to maximize the Company’s overall performance resulting in increased stockholder value. At the beginning of the 2012 year, the compensation committee approved the threshold, target and maximum performance goals with respect to each measure.

All of the named executive officers participated in the PIP during 2012 and had the same measures, with the exception of Mr. Haugen, who is subject to certain separate financial measures specifically designed for the petroleum segment of the Company’s business.

The 2012 financial measures included the following: consolidated adjusted EBITDA, which was derived from earnings before interest, taxes, depreciation and amortization, share-based compensation, loss on extinguishment of debt, first-in, first-out (FIFO) accounting impacts, increase in non-controlling interest and asset impairment charges (which, for Mr. Haugen, was with respect to the petroleum segment only); cash flows from operations less capital expenditures, where cash flows are adjusted for actual capital spent, inventory build and the initial fill of the Cushing tank farm and adjusted further for the capital spend associated with capital projects approved by the Board and also for other cash impacts due to board directed initiatives (which did not apply to Mr. Haugen); Wynnewood acquisition synergies, which is the economic sum of the following expected synergies: crude rate increase, overall crude differential improvement, reduced trucked crude freight costs, product and feedstock optimization between refineries, SG&A and miscellaneous improvements and optimizations and liquid yield improvements; and, for Mr. Haugen only, capital expenditures for refining, marketing and crude transportation for the petroleum segment only, adjusted for other cash impacts due to board directed initiatives. Awards could not be paid with respect to the financial measures unless at least 50% of the relevant target goal was achieved.

The 2012 operational measures were petroleum reliability for the Coffeyville and Wynnewood refineries, in each case, measured by crude throughput barrels per day. Awards could not be paid with respect to the operational measures unless the threshold of the relevant performance goal was achieved.

The 2012 safety measures included the following: consolidated OSHA recordable injury statistics (based upon enterprise-wide OSHA injuries and inclusive of petroleum, fertilizer and crude transportation); consolidated OSHA lost time injury statistics (based upon enterprise-wide OSHA lost time injuries and inclusive of petroleum, fertilizer and crude transportation); consolidated EH&S severity statistics (based upon enterprise-wide EH&S severity and inclusive of petroleum, fertilizer and crude transportation); consolidated air reportable releases (based upon enterprise-wide EPA reportable quantity releases and inclusive of petroleum and fertilizer operations); consolidated air reportable release quantity (based upon enterprise-wide EPA reportable quantity releases and inclusive of petroleum and fertilizer operations); consolidated tier 1 process safety events (based upon enterprise-wide API process safety events of petroleum and fertilizer operations); consolidated tier 2 process safety events (based upon enterprise-wide API process safety events of petroleum and fertilizer operations); reportable quantity spills for pipeline (based upon EPA reportable quantity releases inclusive of transportation operations); spills to waters of U.S. pipelines (based upon EPA spills to U.S. waters inclusive of transportation operations); reportable quantity spills for trucking (based upon EPA reportable quantity releases inclusive of transportation operations); spills to waters of U.S. trucking (based upon EPA spills to U.S. waters inclusive of transportation operations); trucking incidents for on-road operations (based upon on-road, fault of CRCT and inclusive of transportation operations); and severity of trucking incidents (based upon EH&S applied factors inclusive of transportation operations).

The table below reflects the following: (a) the financial, operational and safety measures used to determine 2012 bonuses for the named executive officers; (b) the threshold, target and maximum performance levels for each measure; and (c) the portion of the 2012 bonus that was determined based on each such measure. The executives could have received 0%, 50%, 100% or up to 200% of the applicable target amount for each of the financial measures, and 50%, 100%, or up to 150% of the applicable target amount for each respective operational or safety measure, in each case, for levels of performance attained at threshold, target and maximum, respectively.

2012 Performance Measure	2012 Performance Goals Threshold/Target/Maximum	2012 Actual Results	Percentage of Target Bonus Paid for Relevant Measure
Consolidated adjusted EBITDA	Threshold: $332 million Target: $665 million Maximum: $997 million	$1,039.2 million	15% of bonus for all named executive officers other than Mr. Haugen

Consolidated adjusted EBITDA — Petroleum segment only	Threshold: $301 million Target: $602 million Maximum: $903 million	$1,011.3 million	20% of bonus for Mr. Haugen only

Consolidated adjusted cash flow	Threshold: $120 million Target: $240 million Maximum: $360 million	$572.0 million	15% of bonus for all named executive officers other than Mr. Haugen

Capital Expenditures for Refining, Marketing and Crude Transportation —Petroleum segment only	Threshold: $195 million Target: $170 million Maximum: $161 million	$155.9 million	10% of bonus for Mr. Haugen only

Wynnewood Acquisition Synergies	Threshold: $16 million Target: $32 million Maximum: $48 million	$66.7 million	20% of bonus for all named executive officers

Coffeyville Petroleum Reliability Measures	Threshold: 99,500 bpd Target: 106,985 bpd Maximum: 108,050 bpd	114,789 BPD	20% of bonus for all named executive officers

2012 Performance Measure	2012 Performance Goals Threshold/Target/Maximum	2012 Actual Results	Percentage of Target Bonus Paid for Relevant Measure

Wynnewood Petroleum Reliability Measures	Threshold: 51,400 bpd Target: 55,262 bpd Maximum: 55,800 bpd	54,567 BPD	10% of bonus for all named executive officers

Consolidated OSHA recordable injury statistics	Threshold: 18 recordable events Target: 13 recordable events Maximum: 9 recordable events	5 recordable events	2% of bonus for all named executive officers

Consolidated OSHA lost time injury statistics	Threshold: 8 recordable events Target: 4 recordable events Maximum: 0 recordable events	3 recordable events	2% of bonus for all named executive officers

Consolidated EH&S severity statistics	Threshold: 8 recordable events Target: 4 recordable events Maximum: 0 recordable events	2 recordable events	2% of bonus for all named executive officers

Consolidated air reportable release	Threshold: 88 recordable events Target: 78 recordable events Maximum: 68 recordable events	53 recordable events	2% of bonus for all named executive officers

Consolidated air reportable release quantity	Threshold: 1,852,000 recordable events Target: 1,436,000 recordable events Maximum: 1,272,000 recordable events	1,467,764 recordable events	1% of bonus for all named executive officers

Consolidated Tier 1 process safety events	Threshold: 6 recordable events Target: 3 recordable events Maximum: 1 recordable events	2 recordable events	3% of bonus for all named executive officers

Consolidated Tier 2 process safety events	Threshold: 6 recordable events Target: 3 recordable events Maximum: 1 recordable events	0 recordable events	2% of bonus for all named executive officers

Reportable quantity spills — Pipeline	Threshold: 4 recordable events Target: 3 recordable events Maximum: 2 recordable events	1 recordable events	1% of bonus for all named executive officers

Spills to Waters of U.S. — Pipeline	Threshold: 2 recordable events Target: 1 recordable events Maximum: 0 recordable events	0 recordable events	1% of bonus for all named executive officers

Reportable Quantity Spills — Trucking	Threshold: 2 recordable events Target: 1 recordable events Maximum: 0 recordable events	0 recordable events	1% of bonus for all named executive officers

Spills to Waters of U.S. —Trucking	Threshold: 2 recordable events Target: 1 recordable events Maximum: 0 recordable events	0 recordable events	1% of bonus for all named executive officers

Trucking Incidents — On Road	Threshold: 3 recordable events Target: 2 recordable events Maximum: 1 recordable events	1 recordable events	1% of bonus for all named executive officers

Trucking Incidents — Severity	Threshold: 2 recordable events Target: 1 recordable events Maximum: 0 recordable events	0 recordable events	1% of bonus for all named executive officers

As a result of the level of performance achieved during 2012, Mr. Lipinski, Ms. Ball and Messrs. Morgan, Riemann and Gross earned 158.81% of their respective 2012 target annual bonuses, and Mr. Haugen earned 153.82% of his 2012 target annual bonus. The amount paid to Mr. Morgan under the PIP was pro-rated to reflect his service through his termination date of June 1, 2012. No annual bonus for 2012 was paid to Mr. Pici. The amounts earned by the named executive officers as a result of their respective levels of performance during 2012 pursuant to the PIP are set forth in the Summary Compensation table in the Non-Equity Incentive Plan Compensation column.

Equity Incentive Awards

We use equity-based incentives to reward long-term performance. The issuance of equity-based incentives to executive officers is intended to generate significant future value for each executive officer if the Company’s performance is outstanding and the value of the Company’s equity increases for all stockholders. The compensation committee also believes that our equity-based incentives promote long-term retention of executives due to vesting conditions imposed on such awards. Prior to 2011, the principal equity incentives were those that were negotiated at the time of the acquisition of our business in June 2005 (with additional units that were not originally allocated in June 2005 issued in December 2006) in order to bring our compensation package in line with executives at private equity portfolio companies, based on the private equity market practices at that time. The final payments in respect of these historical equity incentives were paid in 2011, and a summary of these incentives is contained in the Company’s Proxy Statement filed on July 2, 2012.

We established the CVR Energy Long Term Incentive Plan (the “LTIP”) in connection with our initial public offering in October 2007. The compensation committee may elect to make restricted stock grants, option grants or other equity-based grants under the LTIP in its discretion or may recommend grants to the Board for its approval, as determined by the committee in its discretion. The Company has granted shares of restricted stock to our named executive officers pursuant to the LTIP, which become vested in one-third annual increments beginning on the first anniversary of the date of grant, provided the grantee continues to serve as an employee of the Company on each such date, subject to accelerated vesting under certain circumstances as described in more detail in the section titled “Change-in-Control and Termination Payments” below. Pursuant to the Transaction Agreement, shares of restricted stock that were outstanding on May 4, 2012 were converted into restricted stock units representing the right to receive, upon becoming vested in accordance with their terms, a cash payment to be calculated in accordance with the Transaction Agreement. Following this conversion of outstanding restricted shares, there were no restricted stock awards outstanding as all such awards were effectively converted into restricted stock units. Pursuant to the Transaction Agreement, (a) with respect to restricted shares that vested in 2012, immediately upon vesting of such shares, grantees received a cash payment equal to $30 per share, plus one non-transferable contingent payment right for each share of common stock, which represents the contractual right to receive an additional cash payment per share if a definitive agreement for the sale of CVR Energy is executed on or prior to August 18, 2013 and such transaction closes (the “CCP Consideration”) and (b) with respect to restricted shares scheduled to vest after 2012, immediately upon vesting of such shares, grantees will receive a cash payment equal to the lesser of (a) $30 per share or (b) the fair market value of one restricted share (as defined in the Transaction Agreement) plus the CCP Consideration.

In 2012, the Company granted restricted stock units to certain of our named executive officers pursuant to the LTIP. Restricted stock units granted during 2012 represent: (a) for the August 2012 award to Ms. Ball, the right to receive, upon vesting, a cash payment equal to the lesser of $30.00 or the fair market value of one restricted share, as defined in the Transaction Agreement and (b) for December 2012 grants, the right to receive, upon vesting, a cash payment equal to the fair market value of one share of our common stock, plus the cash value of all dividends that were declared and paid by the Company during the vesting period for that award. Restricted stock units granted in 2012 become vested in one-third annual increments beginning on the first anniversary of the date of grant, provided the grantee continues to serve as an employee on each such date, or, for certain grants made to Messrs. Lipinski and Riemann, become fully vested on the first anniversary of the date of grant provided they each continue to serve as an employee on December 28, 2013, in each case, subject to immediate vesting under certain circumstances described in more detail in the section titled “Change-in-Control and Termination Payments” below.

Also in 2012, the Company approved a discretionary award of up to 62,920 restricted stock units to Mr. Lipinski, to be awarded on or before December 31, 2013. This discretionary award remains subject to the review and recommendation of the compensation committee and approval of the Board, and is conditioned on Mr. Lipinski continuing to be employed by the Company through December 31, 2013. As such, no expense related to this discretionary award was recorded during the year ended December 31, 2012. To the extent awarded, the discretionary award will vest immediately, and include dividend equivalent rights for the time period commencing on December 28, 2012 through the date of the award.

Perquisites and Personal Benefits

The Company pays for a portion of the cost of medical insurance and life insurance for the named executive officers as it does for all non-union employees (except for certain supplemental life insurance). The total value of all perquisites and personal benefits provided to each named executive officer in 2012 was less than $10,000.

Other Forms of Compensation

Each of our named executive officers has a provision in his or her employment agreement that provides for certain severance benefits in the event of termination of employment under certain circumstances. These severance provisions are described in “Change-in-Control and Termination Payments” below. These severance provisions were negotiated between the executive officers and the Company. The compensation committee believes that the severance provisions in the employment agreements are customary for similar companies.

CVR Partners and CVR Refining

A number of our executive officers, including certain of our named executive officers, also serve as executive officers of CVR Partners and CVR Refining. These executive officers receive all of their compensation and benefits from us, including compensation related to services performed for CVR Partners and CVR Refining. In the future, our executive officers may receive equity-based awards pursuant to the CVR Partners, LP Long Term Incentive Plan or the CVR Refining, LP Long Term Incentive Plan for services provided to these businesses. Pursuant to services agreement entered into between the Company and CVR Partners and CVR Refining (and their respective general partners), CVR Partners and CVR Refining (or their respective general partners) reimburse us for the time our executive officers dedicate to operation of those businesses. With respect to CVR Refining, the services agreement was entered into in connection with CVR Refining’s initial public offering in January 2013. Prior to such time, compensation paid to our executive officers with respect to the time they spent working for CVR Refining following its formation in September 2012 was reimbursed by CVR Refining to the Company by virtue of our financial accounting process.

Under each of these services agreements, CVR Partners and CVR Refining (or their respective general partners) are required to pay us (a) all costs incurred by us in connection with the employment of our employees who provide services to CVR Partners or CVR Refining under the applicable agreement on a full-time basis, but excluding share-based compensation; (b) a prorated share of costs incurred by us in connection with the employment of our employees who provide services to CVR Partners and CVR Refining under the applicable agreement on a part-time basis, but excluding share-based compensation and such prorated share must be determined by us on a commercially reasonable basis, based on the percent of total working time that such shared personnel are engaged in performing services for CVR Partners or CVR Refining; (c) a prorated share of certain administrative costs; and (d) various other administrative costs in accordance with the terms of the agreement.

Tax Considerations

Section 162(m) of the Code generally limits deductions by publicly held corporations for compensation paid to its “covered employees” (i.e., its chief executive officer and the three next highest compensated officers other than the chief financial officer) to the extent that the employee’s compensation for the taxable year exceeds $1.0 million. This limit does not apply to “qualified performance-based compensation,” which requires, among other things, satisfaction of a performance goal that is established by a committee of the Board consisting of two or more non-employee directors. We submitted the PIP to stockholders for approval at the 2011 Annual Meeting as we intend for amounts paid pursuant to such plan to fall within the qualified performance-based compensation exception from Section 162(m) of the Code. The PIP was approved by our stockholders at the 2011 Annual Meeting and is currently the primary program through which cash incentive compensation is paid to our executives. Notwithstanding Section 162(m) of the Code, we believe that stockholder interests are best served by preserving the compensation committee’s discretion and flexibility to take into account factors other than tax deductibility in making compensation decisions. Accordingly, the compensation committee retains the flexibility to approve compensation that may not be deductible if the committee believes that doing so is in the best interests of the Company and our stockholders.

COMPENSATION COMMITTEE REPORT

The compensation committee of the Board reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in CVR Energy’s Proxy Statement.

Compensation Committee

Vincent J. Intrieri, Chairman

Samuel Merksamer

Daniel A. Ninivaggi

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth certain information with respect to compensation earned by our named executive officers for the years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
John J. Lipinski	2012	950,000	—	11,589,180	3,771,738	25,105	(7)	16,336,023
Chief Executive Officer	2011	900,000	—	5,000,011	2,541,206	24,751		8,465,968
	2010	900,000	2,000,000	4,975,020	—	18,320		7,893,340

Susan M. Ball (4)	2012	281,189	—	1,542,448	379,886	16,869	(7)	2,220,392
Chief Financial Officer

Frank A. Pici (5)	2012	208,654	—	1,052,130	—	91,201	(7)	1,351,985
Former Chief Financial Officer

Edward A. Morgan (6)	2012	116,085	—	1,628,885	76,828	7,696	(7)	1,829,494
Former Chief Financial Officer	2011	335,000	—	165,011	454,029	12,245		966,285
	2010	315,000	378,000	930,003	—	18,305		1,641,308

Stanley A. Riemann	2012	450,000	—	4,427,820	1,429,290	25,105	(7)	6,332,215
Chief Operating Officer	2011	425,000	—	1,487,518	960,011	24,751		2,897,280
	2010	415,000	830,000	1,537,514	—	18,320		2,800,834

Edmund S. Gross	2012	380,000	—	2,923,367	603,478	25,115	(7)	3,931,960
Senior Vice President	2011	362,000	—	1,086,003	408,852	24,769		1,881,624
and General Counsel	2010	347,000	305,360	1,119,015	—	19,578		1,790,953

Robert W. Haugen	2012	290,000	—	1,273,352	535,294	19,829	(7)	2,118,475
Executive Vice President,	2011	275,000	—	495,015	349,421	16,134		1,135,570
Refining Operations	2010	275,000	330,000	372,515	—	35,928		1,013,443

(1)	Amounts included in this column for 2010 reflect bonuses earned pursuant to CVR Energy’s discretionary bonus plan for performance during 2010. CVR Energy’s discretionary bonus plan was replaced by the PIP in March 2011.

(2)

Amounts in this column for 2012 include the following amounts, in each case, computed in accordance with FASB ASC Topic 718: (a) the aggregate grant date fair value of restricted stock (for Mr. Pici) and restricted stock unit awards (for Mr. Lipinski, Ms. Ball and Messrs. Riemann, Gross and Haugen) granted during 2012 pursuant to the LTIP; and (b) the aggregate value of the modification of restricted stock awards granted under the LTIP that were outstanding on May 4, 2012 in accordance with the Transaction Agreement, as described above in the Compensation Discussion and Analysis section regarding Equity Incentive Awards. Of the amounts set forth for the named executive officers in this column for 2012, amounts attributable to the modification of restricted stock awards granted under the LTIP are as follows: Mr. Lipinski —$8,589,154; Ms. Ball — $576,374; Mr. Pici — $352,113; Mr. Morgan — $1,628,885; Mr. Riemann —$2,627,805; Mr. Gross — $2,123,344; and Mr. Haugen — $723,316. Assumptions relied upon in such valuation are set forth in footnote 5 to our 2012 audited financial statements set forth in the Annual Report filed on March 14, 2013. Amounts in this column for 2010 and 2011 reflect the aggregate grant date fair value of restricted stock granted to the named executive officers during those years pursuant to the LTIP, computed in accordance with FASB ASC Topic 718. Assumptions relied upon in such valuation for 2010 and 2011 are set forth in footnote 2 to our 2011 audited financial statements set forth in the Annual Report filed on February 29, 2012 and our 2011 audited financial statements set forth in the Annual Report filed on

March 7, 2012, respectively. As described in more detail in the “Compensation Discussion and Analysis”, shares of restricted stock that were outstanding on May 4, 2012 were converted into restricted stock units representing the right to receive, upon becoming vested in accordance with their terms, a cash payment to be calculated in accordance with the Transaction Agreement.

(3)	Amounts in this column reflect amounts earned pursuant to the PIP in respect of performance during 2012 and 2011, which were paid in 2013 and 2012, respectively.

(4)	Ms. Ball’s employment as chief financial officer of the Company commenced on August 7, 2012. Prior to such date, Ms. Ball served as the Company’s vice president and chief accounting officer.

(5)	Mr. Pici’s employment terminated on August 7, 2012, and his compensation has been pro-rated to reflect amounts earned through such date.

(6)	Mr. Morgan served as chief financial officer of the Company until January 4, 2012, and continued in the role of executive vice president of investor relations until June 1, 2012, when his employment terminated. Mr. Morgan’s compensation has been pro-rated to reflect amounts earned through his termination date.

(7)	Amounts in this column for 2012 include the following: (a) a company contribution under the CVR Energy 401(k) plan of $15,000 for each of the named executive officers other than Messrs. Pici and Morgan, and a company contribution of $808 for Mr. Pici and $7,078 for Mr. Morgan; (b) $8,665 for Messrs. Lipinski and Riemann, $1,365 for Ms. Ball, $473 for Mr. Morgan, $8,675 for Mr. Gross and $3,955 for Mr. Haugen in premiums paid by CVR Energy on behalf of the executive officer with respect to its executive life insurance program; (c) $1,440 for Messrs. Lipinski, Riemann and Gross, $504 for Ms. Ball, $893 for Mr. Pici, $145 for Mr. Morgan and $874 for Mr. Haugen in premiums paid by CVR Energy on behalf of the executive officer with respect to its basic life insurance program; and (d) $89,500 paid to Mr. Pici for relocation assistance.

Grants of Plan-Based Awards in Fiscal Year 2012

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
John J. Lipinski	—	593,750	2,375,000	4,156,250	—	—
	12/28/2012	—	—	—	62,920	3,000,026
Susan M. Ball	—	59,751	239,004	418,257	—	—
	8/7/2012	—	—	—	5,675	166,051
	12/28/2012	—	—	—	16,779	800,023
Frank A. Pici	—	87,500	350,000	612,500	—	—
	1/4/12	—	—	—	35,071	700,017
Edward A. Morgan	—	27,500	110,000	192,500	—	—
Stanley A. Riemann	—	225,000	900,000	1,575,000	—	—
	12/28/2012	—	—	—	37,752	1,800,015
Edmund S. Gross	—	95,000	380,000	665,000	—	—
	12/28/2012	—	—	—	16,779	800,023
Robert W. Haugen	—	104,400	348,000	591,600	—	—
	12/28/2012	—	—	—	11,536	550,036

(1)	Amounts in these columns reflect amounts that could have been earned by the named executive officers under the PIP in respect of 2012 performance at the threshold, target and maximum levels with respect to each performance measure. The performance measures and related goals set by the compensation committee for 2012 are described in the “Compensation Discussion and Analysis.”

(2)	Amounts in these columns reflect the number of shares of restricted stock granted to Mr. Pici and the number of restricted stock units granted to the other named executive officers during 2012 and the grant date fair value ($19.96 per share for the grant on January 4, 2012, $29.26 per share for the grant on August 7, 2012 and $47.68 per share for grants on December 28, 2012) of such awards, computed in accordance with FASB ASC Topic 718.

Employment Agreements

John J. Lipinski.    On July 12, 2005, CRLLC entered into an employment agreement with Mr. Lipinski, as chief executive officer, which was subsequently assumed by CVR Energy and amended and restated effective as of January 1, 2008. Mr. Lipinski’s employment agreement was amended and restated effective January 1, 2010 and subsequently amended and restated on January 1, 2011. The agreement has a rolling term of three years so that at the end of each month it automatically renews for one additional month, unless otherwise terminated by CVR Energy or Mr. Lipinski. The agreement provides for an annual base salary for Mr. Lipinski of $900,000, which was increased to $950,000 effective as of January 1, 2012. Mr. Lipinski is also eligible to receive a performance-based annual cash bonus with a target payment equal to 250% of his annual base salary to be based upon individual and/or Company performance criteria as established by the compensation committee for each fiscal year. In addition, Mr. Lipinski is entitled to participate in such health, insurance, retirement and other employee benefit plans and programs as in effect from time to time on the same basis as other senior executives. The agreement requires Mr. Lipinski to abide by a perpetual restrictive covenant relating to non-disclosure and also includes covenants relating to non-solicitation and non-competition that govern during his employment and thereafter for the period severance is paid and, if no severance is paid, for one year following termination of employment. In addition, Mr. Lipinski’s agreement provides for certain severance payments that may be due following the termination of his employment under certain circumstances, which are described below under “— Change-in-Control and Termination Payments.”

Susan M. Ball.    On October 23, 2007, CVR Energy entered into an employment agreement with Ms. Ball, which was amended on March 5, 2009 and October 9, 2009 and amended and restated on each of January 1, 2010 and January 1, 2011. This agreement was subsequently amended and restated effective as of August 7, 2012 in connection with Ms. Ball’s promotion to the role of chief financial officer and has a term of three years that expires in August 2015, unless otherwise terminated by CVR Energy or Ms. Ball. The agreement provides for an annual base salary for Ms. Ball of $350,000, which was increased to $360,000 effective as of January 1, 2013, and provides for a performance-based annual cash bonus with a target payment equal to 100% of her annual base salary (70% for the portion of 2012 prior to her promotion to the role of Chief Financial Officer) to be based upon individual and/or performance criteria as established by the compensation committee of the Board for each fiscal year. In addition, Ms. Ball is entitled to participate in such health, insurance, retirement and other employee benefit plans and programs of CVR Energy as in effect from time to time on the same basis as other senior executives of CVR Energy. The agreement requires Ms. Ball to abide by a perpetual restrictive covenant relating to non-disclosure and also includes covenants relating to non-solicitation and non-competition that govern during her employment and for one year following termination of employment. In addition, the agreement provides for certain severance payments that may be due following the termination of employment under certain circumstances, which are described below under “— Change-in-Control and Termination Payments.”

Stanley A. Riemann, Edmund S. Gross and Robert W. Haugen.    On July 12, 2005, CRLLC entered into employment agreements with each of Messrs. Riemann, Gross and Haugen. The agreements were subsequently assumed by CVR Energy and amended and restated between the respective executives and CVR Energy effective as of December 29, 2007. Each of these agreements was further amended and restated effective January 1, 2010 and subsequently amended and restated on January 1, 2011. The agreements have a term of three years and expire in January 2014, unless otherwise terminated earlier by the parties. The employment agreements provide for annual base salaries and also provide that each executive officer is eligible to receive a performance-based annual cash bonus to be based upon individual and/or company performance criteria as established by the compensation committee of the Board for each fiscal year. The annual salaries in effect for Messrs. Riemann,

Gross and Haugen effective as of January 1, 2013 are $490,000, $380,000 and $315,000, respectively, and the target annual bonus percentages for these executive officers are as follows: Mr. Riemann (200%), Mr. Gross (100%) and Mr. Haugen (120%). These executives are also entitled to participate in such health, insurance, retirement and other employee benefit plans and programs as in effect from time to time on the same basis as other senior executives. The agreements require these executive officers to abide by a perpetual restrictive covenant relating to non-disclosure and also include covenants relating to non-solicitation and, except in the case of Mr. Gross, non-competition during the executives’ employment and for one year following termination of employment. In addition, these agreements provide for certain severance payments that may be due following the termination of employment under certain circumstances, which are described below under “— Change-in-Control and Termination Payments.”

Outstanding Equity Awards at 2012 Fiscal Year-End

This table reflects outstanding restricted stock unit awards held by the named executive officers as of December 31, 2012.

	Stock Awards
Named Executive Officer	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
John J. Lipinski	74,177	(4)(7)	2,225,310
	74,111	(4)(8)	2,223,330
	177,968	(4)(9)	5,339,040
	62,920	(5)	3,069,867

Susan M. Ball	3,709	(4)(7)	111,270
	3,590	(4)(8)	107,700
	10,732	(4)(9)	321,960
	5,675	(5)	170,250
	16,779	(6)	818,647

Frank A. Pici (2)	—		—

Edward A. Morgan (3)	—		—

Stanley A. Riemann	23,180	(4)(7)	695,400
	22,782	(4)(8)	683,460
	52,946	(4)(9)	1,588,380
	37,752	(5)	1,841,920

Edmund S. Gross	19,703	(4)(7)	591,090
	15,239	(4)(8)	457,170
	38,654	(4)(9)	1,159,620
	16,779	(5)	818,647

Robert W. Haugen	5,795	(4)(7)	173,850
	5,435	(4)(8)	163,050
	17,619	(4)(9)	528,570
	11,536	(5)	562,841

(1)

Amounts in this column reflect the market value, as of December 31, 2012, of restricted stock units held by the named executive officers as of such date. For restricted stock units subject to the Transaction Agreement and restricted stock units granted to Ms. Ball in August 2012, this value has been calculated by multiplying the number of restricted stock units by $30, which is the value that would have been payable pursuant to the Transaction Agreement in respect of each restricted stock unit had vesting occurred as of December 31, 2012. For restricted stock units granted in December 2012, this value has been calculated by multiplying the number of restricted stock units by the closing market price of our common stock on the NYSE on such date ($48.79 per share), pursuant to the terms of the award agreements.

(2)	Restricted stock units held by Mr. Pici were forfeited in connection with the termination of his employment on August 7, 2012.

(3)	In connection with the termination of Mr. Morgan’s employment on June 1, 2012, restricted stock units held by him became fully vested pursuant to his second amended and restated employment agreement, and were paid out in accordance with the Transaction Agreement. As a result, no restricted stock units were held by Mr. Morgan as of December 31, 2012.

(4)	Represents restricted stock units held by the named executive officers that are subject to the Transaction Agreement. Pursuant to the Transaction Agreement, shares of restricted stock were converted into restricted stock units representing the right to receive, upon becoming vested in accordance with their terms, a cash payment to be calculated as provided in the Transaction Agreement, as described in more detail in the “Compensation Discussion and Analysis”. These restricted stock units are scheduled to become vested in equal installments on the first three anniversaries of the date of grant, provided the executives continue to serve as an employee of the Company on each such date, and subject to accelerated vesting under certain circumstances as described in more detail in the section titled “Change-in-Control and Termination Payments” below.

(5)	Represents restricted stock units granted on December 28, 2012. These restricted stock units are scheduled to become vested for Messrs. Lipinski and Riemann in one installment on the first anniversary of the date of grant provided they remain employed by us through December 28, 2013 and, for the other named executive officers, are scheduled to become vested in equal installments on the first three anniversaries of the date of grant, provided the executives continue to serve as an employee of the Company on each such date, and subject to accelerated vesting under certain circumstances as described in more detail in the section titled “Change-in-Control and Termination Payments” below.

(6)	Represents restricted stock units held by Ms. Ball granted on August 7, 2012, which are scheduled to become vested in equal installments on the first three anniversaries of the date of grant.

(7)	Represents awards granted on July 16, 2010, with the remaining unvested portion scheduled to vest on July 16, 2013.

(8)	Represents awards granted on December 31, 2010, with the remaining unvested portion scheduled to vest on December 31, 2013.

(9)	Represents awards granted on December 30, 2011, with the remaining unvested portion scheduled to vest in two equal tranches on December 30, 2013 and December 30, 2014.

Equity Awards Vested During Fiscal Year 2012

This table reflects the portion of restricted stock unit awards that vested during 2012 and were settled in accordance with the Transaction Agreement.

	Equity Awards
Named Executive Officer	Number of Shares or Units Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
John J. Lipinski	74,177	(2)	2,225,310
	74,111	(3)	2,223,330
	88,984	(4)	2,669,520
Susan M. Ball	3,709	(2)	111,270
	5,089	(5)	152,670
	3,590	(3)	107,700
	5,366	(4)	160,980
Edward A. Morgan	8,333	(6)	249,990
	12,722	(5)(7)	381,660
	27,816	(2)(7)	834,480
	27,668	(3)(7)	830,040
	8,810	(4)(7)	264,300
Frank A. Pici	—		—
Stanley A. Riemann	23,181	(2)	695,430
	22,782	(3)	683,460
	26,473	(4)	794,190
Edmund S. Gross	19,703	(2)	591,090
	5,089	(5)	152,670
	15,240	(3)	457,200
	19,328	(4)	579,840
Robert W. Haugen	5,795	(2)	173,850
	5,435	(3)	163,050
	8,810	(4)	264,300

(1)	Amounts reflected are calculated by multiplying the number of restricted stock units that became vested by $30, which is the value paid in respect of each restricted stock unit pursuant to the Transaction Agreement. In addition, under certain circumstances described above, holders of these vested restricted stock units may also receive the CCP Consideration.

(2)	Represents restricted stock units granted on July 16, 2010.

(3)	Represents restricted stock units granted on December 31, 2010.

(4)	Represents restricted stock units granted on December 30, 2011.

(5)	Represents restricted stock units granted on December 18, 2009.

(6)	Represents restricted stock units granted on May 14, 2009.

(7)	In connection with the termination of Mr. Morgan’s employment on June 1, 2012, all restricted stock units held by him became vested in accordance with his second amended and restated employment agreement, and were settled in accordance with the Transaction Agreement.

Change-in-Control and Termination Payments

Under the terms of our named executive officers’ employment agreements, they may be entitled to severance and other benefits from the Company following the termination of their employment. The amounts of potential post-employment payments and benefits in the narrative and table below assume that the triggering event took place on December 31, 2012, are based upon salaries as of December 31, 2012 and assume the payment of bonuses at 100% of target. It should be noted that the employment of Messrs. Morgan and Pici with CVR Energy terminated on June 1, 2012 and August 7, 2012, respectively. Mr. Pici was not entitled to receive any severance payments or benefits in connection with his termination. In connection with Mr. Morgan’s termination, he was entitled to a pro-rata bonus under the PIP based on actual results in an amount equal to $76,828, which was paid to him in March 2013 when other executives were paid their bonus under the PIP in respect of 2012. In addition, all restricted stock units held by Mr. Morgan became vested in accordance with his second amended and restated employment agreement, and were paid out in accordance with the Transaction Agreement for $30 per share, for an aggregate payment of $2,310,480. In addition, under certain circumstances described above, holders of vested restricted stock units may also receive the CCP Consideration.

John J. Lipinski.    If Mr. Lipinski’s employment is terminated either by the Company without cause (as defined in his employment agreement) and other than for disability or by Mr. Lipinski for Good Reason (as defined below), then in addition to any accrued amounts, including any base salary earned but unpaid through the date of termination, any earned but unpaid annual bonus for completed fiscal years, any unused accrued paid time off and any unreimbursed expenses (“Accrued Amounts”), Mr. Lipinski is entitled to receive as severance (a) salary continuation for 36 months (b) a pro-rata bonus for the year in which termination occurs, based on actual results, and (c) the continuation of medical, dental, vision and life insurance benefits (“Welfare Benefits”) for 36 months at active-employee rates or until such time as Mr. Lipinski becomes eligible for such benefits from a subsequent employer. In addition, if Mr. Lipinski’s employment is terminated either by the Company without cause and other than for disability (as defined in his employment agreement) or by Mr. Lipinski for Good Reason within one year following a change in control (as defined in his employment agreement) or in specified circumstances prior to and in connection with a change in control, Mr. Lipinski will receive 1/12 of his target bonus for the year of termination for each month of the 36 month period during which he is entitled to severance. A change in control (as defined in Mr. Lipinski’s employment agreement) occurred on May 7, 2012 upon the acquisition by IEP of more than 30% of (a) the outstanding common stock of the Company and (b) the combined voting power of the Company.

Pursuant to Mr. Lipinski’s employment agreement, a resignation for Good Reason means a resignation by Mr. Lipinski within 30 days following the date the Company has engaged in any of the following: (a) the assignment of duties or responsibilities to Mr. Lipinski that reflect a material diminution of his position with the Company; provided, however, that the hiring of a chief executive officer by CVR GP, LLC shall not be a Good Reason event if, immediately thereafter, Mr. Lipinski is the chairman of the board of directors of CVR GP, LLC, (b) a relocation of Mr. Lipinski’s principal place of employment that increases his commute by more than 50 miles; (c) a reduction in Mr. Lipinski’s base salary, other than across-the-board reductions applicable to similarly situated employees of the Company; or (d) a change in control in which Mr. Lipinski does not concurrently receive an employment contract substantially in the form of his current employment agreement from the successor company. Mr. Lipinski must provide the Company with notice promptly following the occurrence of any of the events constituting Good Reason and must give the Company at least 10 business days to cure. If a Good Reason event occurs upon or following a change in control and prior to the tenth business day prior to the first anniversary of the change in control, a resignation for Good Reason (a) may not be effective prior to the ninetieth day after the date of the change in control and (b) may be effective at any time within the period commencing 90 days after the date of the change in control and ending on the first anniversary of the date of the change in control; provided, however, that Mr. Lipinski must provide the Company with notice of the event constituting Good Reason and must provide the Company at least 10 business days to cure.

If Mr. Lipinski’s employment is terminated as a result of his disability, then in addition to any Accrued Amounts and any payments to be made to Mr. Lipinski under disability plan(s), Mr. Lipinski is entitled to (a) disability payments equal to, in the aggregate, Mr. Lipinski’s base salary as in effect immediately before his disability (the estimated total amount of this payment is set forth in the relevant table below) and (b) a pro-rata bonus for the year in which termination occurs, based on actual results. Such supplemental disability payments will be made in installments for a period of 36 months from the date of disability. As a condition to receiving these severance payments and benefits, Mr. Lipinski must (a) execute, deliver and not revoke a general release of claims and (b) abide by restrictive covenants as detailed below. If Mr. Lipinski’s employment is terminated at any time by reason of his death, then in addition to any Accrued Amounts Mr. Lipinski’s beneficiary (or his estate) will be paid (a) the base salary Mr. Lipinski would have received had he remained employed through the remaining term of his employment agreement and (b) a pro-rata bonus for the year in which termination occurs, based on actual results. Notwithstanding the foregoing, the Company may, at its option, purchase insurance to cover the obligations with respect to either Mr. Lipinski’s supplemental disability payments or the payments due to Mr. Lipinski’s beneficiary or estate by reason of his death. Mr. Lipinski will be required to cooperate in obtaining such insurance. Upon a termination by reason of Mr. Lipinski’s retirement after reaching age 62, in addition to any Accrued Amounts, Mr. Lipinski will receive (a) continuation of Welfare Benefits for 36 months at active-employee rates or until such time as Mr. Lipinski becomes eligible for such benefits from a subsequent employer, (b) provision of an office at the Company’s headquarters and use of the Company’s facilities and administrative support, each at the Company’s expense, for 36 months and (c) a pro-rata bonus for the year in which termination occurs, based on actual results.

In the event that Mr. Lipinski is eligible to receive continuation of Welfare Benefits at active employee rates but is not eligible to continue to receive benefits under the Company’s plans pursuant to the terms of such plans or a determination by the insurance providers, the Company will use reasonable efforts to obtain individual insurance policies providing Mr. Lipinski with such benefits at the same cost to the Company as providing him with continued coverage under the Company’s plans. If such coverage cannot be obtained, the Company will pay Mr. Lipinski on a monthly basis during the relevant continuation period, an amount equal to the amount the Company would have paid had he continued participation in the Company’s plans.

If any payments or distributions due to Mr. Lipinski would be subject to the excise tax imposed under Section 4999 of the Code, then such payments or distributions will be “cut back” only if that reduction would be more beneficial to him on an after-tax basis than if there was no reduction. The estimated total amounts payable to Mr. Lipinski (or his beneficiary or estate in the event of death) in the event of termination of employment under the circumstances described above are set forth in the table below. Mr. Lipinski would solely be entitled to Accrued Amounts, if any, upon the termination of employment by the Company for cause, or by him voluntarily without good reason and not by reason of his retirement. Mr. Lipinski’s employment agreement requires him to abide by a perpetual restrictive covenant relating to non-disclosure. The agreement also includes covenants relating to non-solicitation and noncompetition during Mr. Lipinski’s employment term, and thereafter during the period he receives severance payments or supplemental disability payments, as applicable, or for one year following the end of the term (if no severance or disability payments are payable).

Susan M. Ball, Stanley A. Riemann, Edmund S. Gross and Robert W. Haugen.    Pursuant to their employment agreements as in effect on December 31, 2011 (in the case of Ms. Ball, in effect on August 7, 2012), if the employment of Ms. Ball or Messrs. Riemann, Gross, or Haugen is terminated either by the Company without cause (as defined in their respective employment agreements) or by the executive officer for Good Reason (as defined below), then these executive officers are entitled, in addition to any Accrued Amounts, to receive as severance (a) salary continuation for 12 months (18 months for Mr. Riemann), (b) a pro-rata bonus for the year in which termination occurs, based on actual results, and (c) the continuation of Welfare Benefits for 12 months (18 months for Mr. Riemann) at active-employee rates or until such time as the executive officer becomes eligible for such benefits from a subsequent employer. In addition, if the employment of the named executive officers is terminated either by the Company without cause and other than for disability or by the executives for Good Reason within one year following a change in control (as defined in their employment agreements) or in specified circumstances prior to and in connection with a change in control, they are also entitled to receive additional benefits. For Ms. Ball or Messrs. Riemann or Gross, in those circumstances the severance period and benefit continuation period would be extended to 24 months and for Mr. Riemann would be extended to 30 months. The executives will also receive monthly payments equal to 1/12 of their respective target bonuses for the year of termination during the 24 (or 30) month severance period. Mr. Haugen will receive monthly payments equal to 1/12 of his respective target bonus for the year of termination for 12 months. Upon a termination by reason of these executives’ employment upon retirement after reaching age 62, in addition to any Accrued Amounts, they will receive (a) a pro-rata bonus for the year in which termination occurs, based on actual results, and (b) continuation of Welfare Benefits for 24 months at active-employee rates or until such time as they become eligible for such benefits from a subsequent employer. A change in control (as defined in these agreements) occurred on May 7, 2012 upon the acquisition by IEP of more than 30% of (a) the outstanding common stock of the Company and (b) the combined voting power of the Company.

The employment agreements for Ms. Ball and Messrs. Riemann, Gross and Haugen each have the same definition of “Good Reason”. Under these agreements, a resignation for Good Reason means a resignation by the executive within 30 days following the date the Company has engaged in any of the following: (a) the assignment of duties or responsibilities to the executive that reflect a material diminution of the executive’s position with the Company; (b) a relocation of the executive’s principal place of employment that increases the executive’s commute by more than 50 miles; or (c) a reduction in the executive’s base salary, other than across-the-board reductions applicable to similarly situated employees of the Company. The executive must provide the Company with notice promptly following the occurrence of any of the events constituting Good Reason and must give the Company at least 30 days to cure.

In the event that Ms. Ball or Messrs. Riemann, Gross or Haugen are eligible to receive continuation of Welfare Benefits at active-employee rates but are not eligible to continue to receive benefits under the Company’s plans pursuant to the terms of such plans or a determination by the insurance providers, the Company will use reasonable efforts to obtain individual insurance policies providing the executives with such benefits at the same cost to the Company as providing them with continued coverage under the Company’s plans. If such coverage cannot be obtained, the Company will pay the executives on a monthly basis during the relevant continuation period, an amount equal to the amount the Company would have paid had they continued participation in the Company’s plans.

As a condition to receiving these severance payments and benefits, the executives must (a) execute, deliver and not revoke a general release of claims and (b) abide by restrictive covenants set forth in the agreements. The agreements provide that if any payments or distributions due to an executive officer would be subject to the excise tax imposed under Section 4999 of the Code, then such payments or distributions will be cut back only if that reduction would be more beneficial to the executive officer on an after-tax basis than if there were no reduction. These executive officers would solely be entitled to Accrued Amounts, if any, upon the termination of employment by the Company for cause, or by them voluntarily without good reason and not by reason of retirement, death or disability. The employment agreements require each of the executive officers to abide by a perpetual restrictive covenant relating to non-disclosure. The agreements also include covenants relating to non-solicitation and, except in the case of Mr. Gross, covenants relating to non-competition during their employment terms and for one year following the end of the term of employment.

The table that follows reflects the severance that would have been paid to each of the 2012 named executive officers had their employment been terminated under certain circumstances as of December 31, 2012, and assume the payment of bonuses at 100% of target.

	Cash Severance ($)					Benefit Continuation ($)
	Death	Disability	Retirement	Termination without Cause or with Good Reason		Death	Disability	Retirement	Termination without Causeor with Good Reason
				(1)	(2)				(1)	(2)
John J. Lipinski	5,225,000	5,225,000	2,375,000	5,225,000	12,350,000	—	—	58,082	58,082	58,082
Susan M. Ball	—	—	350,000	700,000	1,750,000	—	—	30,298	15,149	30,298
Stanley A. Riemann	—	—	900,000	1,575,000	4,275,000	—	—	38,721	29,041	48,402
Edmund S. Gross	—	—	380,000	760,000	1,900,000	—	—	46,790	23,395	46,790
Robert W. Haugen	—	—	348,000	638,000	986,000	—	—	36,218	18,109	18,109

(1)	Severance payments and benefits in the event of termination without cause or resignation for good reason not in connection with a change in control.

(2)	Severance payments and benefits in the event of termination without cause or resignation for good reason in connection with a change in control.

The named executive officers have been granted shares of restricted stock and restricted stock units pursuant to the LTIP. Pursuant to the Transaction Agreement, shares of restricted stock that were outstanding on May 4, 2012 were converted into restricted stock units representing the right to receive, upon becoming vested in accordance with their terms, a cash payment to be calculated in accordance with the Transaction Agreement. Following this conversion of outstanding restricted shares, there were no restricted stock awards outstanding as all such awards were effectively converted into restricted stock units.

Restricted stock units subject to the Transaction Agreement generally become vested in one-third annual increments beginning on the first anniversary of the date of grant, provided the grantee continues to serve as an employee on each such date, subject to accelerated vesting in the event of the relevant named executive officer’s death, disability or retirement, or in the event of any of the following: (a) such named executive officer’s employment is terminated other than for cause within the one year period following a change in control; (b) such named executive officer resigns from employment for good reason within the one year period following a change in control; or (c) such named executive officer’s employment is terminated under certain circumstances prior to a change in control. In addition, in the event that Messrs. Lipinski, Riemann, Gross or Haugen or Ms. Ball is terminated by CVR Energy without cause and other than for disability at any time on or following the date that the applicable executive officer reaches age 60, then such named executive officer’s restricted stock units will vest immediately. As of the date of this Annual Report, this acceleration provision would apply to Messrs. Lipinski, Riemann and Gross, who were each at least 60 years old as of such date.

Restricted stock units granted during 2012 represent: (a) for the August 2012 award to Ms. Ball, the right to receive, upon vesting, a cash payment equal to the lesser of $30.00 or the fair market value of one restricted share, as defined in the Transaction Agreement and (b) for December 2012 grants, the right to receive, upon vesting, a cash payment equal to the fair market value of one share of CVR Energy common stock, plus the cash value of all dividends that were declared and paid by CVR Energy during the vesting period for that award. Restricted stock units granted in 2012 become vested in one-third annual increments beginning on the first anniversary of the date of grant, provided the grantee continues to serve as an employee on each such date, or, for certain grants made to Messrs. Lipinski and Riemann in December 2012, become fully vested on the first anniversary of the date of grant provided they continue to serve as employees December 28, 2013, in each case, subject to immediate vesting under certain circumstances.

Restricted stock units granted to Ms. Ball in August 2012 become immediately vested in the event of her death, disability or retirement, or in the event of any of the following: (a) her employment is terminated other than for cause within the one-year period following a change in control of CVR Energy; (b) she resigns from employment for good reason within the one year period following a change in control; (c) her employment is terminated under certain circumstances prior to a change in control; or (d) her employment is terminated without cause and other than for disability at any time on or following the date she reaches age 60 (as of the date of this Annual Report, this acceleration provision would not apply to Ms. Ball because she was not at least 60 years old as of such date).

Restricted stock units granted in December 2012 become immediately vested in the event of the relevant named executive officer’s death or disability. For Messrs. Lipinski and Riemann, the awards also become immediately vested if such executive is terminated other than for cause or such executive resigns for good reason. For the other named executive officers, (a) the awards become immediately vested in the event of any of the following: (i) such named executive officer’s employment is terminated other than for cause within the one-year period following a change in control of CVR Energy; (ii) such named executive officer resigns from employment for good reason within the one year period following a change in control; or (iii) such named executive officer’s employment is terminated under certain circumstances prior to a change in control; and (b) if such executive is terminated other than for cause or such executive resigns for good reason in the absence of a change in control, then the portion of the award scheduled to vest in the year in which such event occurs becomes immediately vested and the remaining portion is forfeited.

The terms disability, cause, good reason and change in control with respect to all awards described above are defined in the LTIP. A change in control (as defined in the LTIP) occurred on May 4, 2012 upon the acquisition by certain affiliates of IEP of more than 30% of (a) the outstanding common stock of CVR Energy and (b) the combined voting power of CVR Energy.

The following table reflects the value of accelerated vesting of restricted stock units held by the named executive officers assuming the triggering event took place on December 31, 2012. For purposes of the December 2012 restricted stock unit awards, this value is based on the closing price of the our common stock as of such date, which was $48.79 per share, and for purposes of other restricted stock unit awards (those subject to the Transaction Agreement and those granted to Ms. Ball in August 2012), this value is based on a value of $30.00 per share, in accordance with the Transaction Agreement or award agreement, as applicable. In the case of restricted stock units subject to the Transaction Agreement, in addition, under certain circumstances described above, holders of these vested restricted stock units may also receive the CCP Consideration.

	Value of Accelerated Vesting
	Death ($)	Disability ($)	Retirement ($)	Termination without Cause or with Good Reason ($)
				(1)	(2)
John J. Lipinski	12,857,547	12,857,547	9,787,680	9,787,680	12,857,547
Susan M. Ball	1,529,827	1,529,827	711,180	—	1,529,827
Stanley A. Riemann	4,809,160	4,809,160	2,967,240	2,967,240	4,809,160
Edmund S. Gross	3,026,527	3,026,527	2,207,880	2,207,880	3,026,527
Robert W. Haugen	1,428,311	1,428,311	865,500	—	1,428,311

(1)	Termination without cause or resignation for good reason not in connection with a change in control. The values included for Messrs. Lipinski, Riemann and Gross reflect accelerated vesting by reason of termination without cause after such executive has reached age 60.

(2)	Termination without cause or resignation for good reason in connection with a change in control.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

This section describes related party transactions between the Company and its directors, executive officers and 5% stockholders (and entities controlled by such persons, including CVR Partners and CVR Refining) that occurred during the year ended December 31, 2012.

Transactions with Icahn affiliates

Transaction Agreement

On April 18, 2012, CVR Energy, Inc. entered into a Transaction Agreement (the “Transaction Agreement”) among the Company, IEP, certain of the IEP’s affiliates, and Carl C. Icahn (collectively with the Offeror, the “Offeror Parties”).

Pursuant to the Transaction Agreement, IEP amended its tender offer (the “Offer”) to purchase all of the issued and outstanding shares of the Company’s common stock (the “Shares”) for a price of $30 per Share in cash, plus one non-transferable contingent cash payment right for each Share. Following completion of the Offer, IEP owned 71,198,718 Shares and had obtained control of the Company.

Among other things, the Transaction Agreement provided for the resignation of the Company’s incumbent directors, a subsequent offer period and a 60 day marketing period during which the Company solicited third-party acquisition proposals. No such acquisition was consummated.

Lease

Since March 2009, the Company, through CVR Partners, has leased 200 railcars from American Railcar Leasing LLC, a company controlled by Carl C. Icahn. The agreement is scheduled to expire on March 31, 2014. For the year ended December 31, 2012, $1.1 million of rent expense was recorded related to this agreement and is included in cost of product sold (exclusive of depreciation and amortization) in the Company’s Consolidated Statements of Operations.

Tax Allocation Agreement

On May 19, 2012, the Company became a member of the consolidated federal tax group of American Entertainment Properties Corporation (“AEPC”), a wholly-owned subsidiary of IEP, and subsequently entered into a tax allocation agreement with AEPC (the “Tax Allocation Agreement”). The Tax Allocation Agreement provides that AEPC pays all consolidated federal income taxes on behalf of the consolidated tax group. The Company is required to make payments to AEPC in an amount equal to the tax liability, if any, that it would have paid if it were to file as a consolidated group separate and apart from AEPC.

During the year ended December 31, 2012, the Company paid $150.7 million to AEPC under the Tax Allocation Agreement. As of December 31, 2012, the Company had an overpayment of approximately $9.2 million for federal income taxes due to AEPC under the Tax Allocation Agreement, to be applied as a credit against the Company’s estimated tax to be paid during the first quarter of 2013.

Insight Portfolio Group (formerly Icahn Sourcing, LLC)

Insight Portfolio Group (formerly Icahn Sourcing, LLC) is an entity formed and controlled by Mr. Icahn in order to maximize the potential buying power of a group of entities with which Mr. Icahn has a relationship in negotiating with a wide range of suppliers of goods, services and tangible and intangible property at negotiated rates. CVR Energy was a member of the buying group in 2012. During the year ended December 31, 2012, the Company did not pay Icahn Sourcing any fees or other amounts with respect to the buying group arrangement.

Transactions with CVR Partners and CVR Refining

Background

In October 2007, prior to CVR Energy’s initial public offering, we created CVR Partners and transferred our nitrogen fertilizer business to CVR Partners.

In connection with the creation of CVR Partners in October 2007, CVR GP, LLC, as the managing general partner, CRLLC, as the limited partner and CVR Special GP, LLC, as a general partner, entered into a limited partnership agreement, which set forth the various rights and responsibilities of the partners in CVR Partners. In addition, we entered into a number of intercompany agreements with CVR Partners and the managing general partner, which regulated certain business relations among us, CVR Partners and the managing general partner.

In April 2011, CVR Partners consummated its initial public offering. To effectuate CVR Partners’ initial public offering, we entered into a new limited partnership agreement, entered into a series of new agreements and amended and restated certain of our existing intercompany agreements with CVR Partners and CRNF as set forth below. In connection with CVR Refining’s initial public offering in January 2013, certain of CVR Energy’s subsidiaries party to these agreements became subsidiaries of CVR Refining. In addition, we entered into several new agreements with CVR Refining and its subsidiaries to govern the relationship between CVR Refining and its subsidiaries and CVR Energy. These agreements were not the result of arm’s-length negotiations and the terms of these agreements are not necessarily at least as favorable to the parties to these agreements as terms, which could have been obtained from unaffiliated third parties.

Pet Coke Supply Agreement

CRRM, a wholly-owned subsidiary of CVR Refining, is a party to a pet coke supply agreement with CRNF, a wholly-owned subsidiary of CVR Partners dated as of October 2007, pursuant to which it supplies pet coke to CRNF. This agreement provides that CRRM must deliver to CRNF during each calendar year an annual required amount of pet coke equal to the lesser of (i) 100 percent of the pet coke produced at CVR Refining’s Coffeyville, Kansas petroleum refinery or (ii) 500,000 tons of pet coke. CRNF is obligated to purchase this annual required amount. If during a calendar month CRRM produces more than 41,667 tons of pet coke, then CRNF will have the option to purchase the excess at the purchase price provided for in the agreement. If CRNF declines to exercise this option, CRRM may sell the excess to a third party.

The price CRNF pays pursuant to the pet coke supply agreement is based on the lesser of a pet coke price derived from the price received for UAN, or the UAN-based price, and a pet coke price index. The UAN-based price begins with a pet coke price of $25 per ton based on a price per ton for UAN (exclusive of transportation cost), or netback price, of $205 per ton, and adjusts up or down $0.50 per ton for every $1.00 change in the netback price. The UAN-based price has a ceiling of $40 per ton and a floor of $5 per ton.

CRNF also pays any taxes associated with the sale, purchase, transportation, delivery, storage or consumption of the pet coke. CRNF will be entitled to offset any amount payable for the pet coke against any amount due from CRRM under the feedstock and shared services agreement between the parties.

The terms of the pet coke supply agreement provide benefits to both parties. The cost of the pet coke supplied by CRRM to CRNF in most cases will be lower than the price that CRNF otherwise would pay to third parties. The cost to CRNF will be lower both because the actual price paid will be lower and because CRNF will pay significantly reduced transportation costs (since the pet coke is supplied by an adjacent facility, which will involve no freight or tariff costs). In addition, because the cost CRNF pays will be formulaically related to the price received for UAN (subject to a UAN based price floor and ceiling), CRNF will enjoy lower pet coke costs during periods of lower revenues regardless of the prevailing pet coke market.

In return for CRRM receiving a potentially lower price for pet coke in periods when the pet coke price is impacted by lower UAN prices, CRRM enjoys the following benefits associated with the disposition of a low value by-product of the refining process: avoiding the capital cost and operating expenses associated with handling pet coke; enjoying flexibility in its crude slate and operations as a result of not being required to meet a specific pet coke quality; and avoiding the administration, credit risk and marketing fees associated with selling pet coke.

The agreement has an initial term of 20 years, which will be automatically extended for successive five year renewal periods. Either party may terminate the agreement by giving notice no later than three years prior to a renewal date. The agreement is also terminable by mutual consent of the parties or if a party breaches the agreement and does not cure within applicable cure periods. Additionally, the agreement may be terminated in some circumstances if substantially all of the operations at the nitrogen fertilizer plant or CVR Refining’s Coffeyville, Kansas refinery are permanently terminated or if either party is subject to a bankruptcy proceeding or otherwise becomes insolvent.

CRNF’s pet coke cost per ton purchased from CRRM averaged $30 for the year ended December 31, 2012. Total CRNF purchases of pet coke from CRRM were approximately $10.2 million for the year ended December 31, 2012. Third-party pet coke prices averaged $42 for the year ended December 31, 2012. Total purchases of pet coke from third parties were approximately $6.0 million for the year ended December 31, 2012.

Feedstock and Shared Services Agreement

CRRM and CRNF entered into a feedstock and shared services agreement in October 2007 and an amended and restated feedstock and shared services agreement in April 2011 in connection with CVR Partners’ initial public offering. Under this agreement, CRRM and CRNF agreed to provide feedstock and other services to one another. These feedstocks and services are utilized in the respective production processes of CVR Refining’s Coffeyville, Kansas refinery and CVR Partners’ nitrogen fertilizer plant. Feedstocks provided under the agreement include, among others, hydrogen, high-pressure steam, nitrogen, instrument air, oxygen and natural gas.

Pursuant to the feedstock agreement, CRRM and CRNF have the obligation to transfer excess hydrogen to one another. CRNF is only obligated to provide hydrogen to CRRM upon demand if the hydrogen is not required for operation of CVR Partners’ fertilizer plant, as determined in a commercially reasonable manner as based upon CVR Partners’ current or anticipated operational needs. The feedstock agreement provides hydrogen supply and pricing terms for sales of hydrogen by both parties. Pricing for sales of hydrogen from CRNF to CRRM is structured to make CRNF whole as if it had used the hydrogen sold to CRRM to produce ammonia. After extended periods of time and in excess of certain quantity thresholds, pricing to CRRM reverts to a UAN pricing structure to make CRNF whole, as if CRNF had produced UAN for sale. Pricing for sales of hydrogen by CRRM to CRNF is based off of the price of natural gas. The hydrogen sales that CRRM and CRNF make to each other are netted on a monthly basis, and CRRM or CRNF will be paid to the extent that either party sells more hydrogen than purchased in any given month. For the year ended December 31, 2012, CRRM purchased approximately $6.3 million of hydrogen from CRNF. CRNF purchased approximately $0.2 million of hydrogen from CRRM.

The agreement provides that both parties must deliver high-pressure steam to one another under certain circumstances. During the year ended December 31, 2012, CRNF purchased a nominal amount of high-pressure steam from CRRM.

CRNF is also obligated to make available to CRRM any nitrogen produced by the Linde air separation plant that is not required for the operation of the nitrogen fertilizer plant, as determined by CRNF in a commercially reasonable manner. The price for the nitrogen is based on a cost of $0.035 cents per kilowatt hour, as adjusted to reflect changes in CRNF’s electric bill. For the year ended December 31, 2012, CRRM paid CRNF approximately $1.4 million for nitrogen.

The agreement also provides that both CRRM and CRNF must deliver instrument air to one another in some circumstances. CRNF must make instrument air available for purchase by CRRM at a minimum flow rate, to the extent produced by the Linde air separation plant and available to it. The price for such instrument air is $18,000 per month, prorated according to the number of days of use per month, subject to certain adjustments, including adjustments to reflect changes in CRNF’s electric bill. To the extent that instrument air is not available from the Linde air separation plant and is available from CRRM, CRRM is required to make instrument air available to CRNF for purchase at a price of $18,000 per month, prorated according to the number of days of use per month, subject to certain adjustments, including adjustments to reflect changes in the electric bill.

The agreement provides a mechanism pursuant to which CRNF may transfer a tail gas stream (which is otherwise flared) to CRRM, which installed a pipe between CRRM’s refinery and CRNF’s nitrogen fertilizer plant to transfer the tail gas. CRNF agreed to pay CRRM the cost of installing the pipe over the next three years and in the fourth year provides an additional 15% to cover the cost of capital.

With respect to oxygen requirements, CRNF is obligated to provide oxygen produced by the Linde air separation plant and made available to it to the extent that such oxygen is not required for operation of the nitrogen fertilizer plant. The oxygen is required to meet certain specifications and is to be sold at a fixed price.

The agreement also addresses the means by which CRRM and CRNF obtain natural gas. Currently, natural gas is delivered to both the nitrogen fertilizer plant and the Coffeyville refinery pursuant to a contract between CRRM and Atmos Energy Corp. (“Atmos”). Under the feedstock and shared services agreement, CRNF reimburses CRRM for natural gas transportation and natural gas supplies purchased on its behalf. At CRRM’s request, or at the request of CRNF, in order to supply CRNF with natural gas directly, both parties will be required to use their commercially reasonable efforts to (i) add CRNF as a party to the current contract with Atmos or reach some other mutually acceptable accommodation with Atmos, whereby both CRRM and CRNF would each be able to receive, on an individual basis, natural gas transportation service from Atmos on similar terms and conditions as set forth in the current contract, and (ii) purchase natural gas supplies on their own account.

The agreement also addresses the allocation of various other feedstocks, services and related costs between the parties. Sour water, water for use in fire emergencies, finished product tank capacity, costs associated with security services and costs associated with the removal of excess sulfur are all allocated between the two parties by the terms of the agreement. The agreement also requires CRNF to reimburse CRRM for utility costs related to a sulfur processing agreement between CRRM and Tessenderlo Kerley, Inc. (“Tessenderlo Kerley”). CRNF has a similar agreement with Tessenderlo Kerley. Otherwise, costs relating to both CRRM’s and CRNF’s existing agreements with Tessenderlo Kerley are allocated equally between the two parties, except in certain circumstances.

The parties may temporarily suspend the provision of feedstocks or services pursuant to the terms of the agreement if repairs or maintenance are necessary on applicable facilities. Additionally, the agreement imposes minimum insurance requirements on the parties and their affiliates.

The agreement has an initial term of 20 years and will be automatically extended for successive five-year renewal periods. Either party may terminate the agreement, effective upon the last day of a term, by giving notice no later than three years prior to a renewal date. The agreement will also be terminable by mutual consent of the parties or if one party breaches the agreement and does not cure within applicable cure periods and the breach materially and adversely affects the ability of the terminating party to operate its facility. Additionally, the agreement may be terminated in some circumstances if substantially all of the operations at the nitrogen fertilizer plant or CRRM’s Coffeyville, Kansas refinery are permanently terminated, or if either party is subject to a bankruptcy proceeding, or otherwise becomes insolvent.

Raw Water and Facilities Sharing Agreement

CRRM entered into a raw water and facilities sharing agreement with CRNF in October 2007 which (i) provides for the allocation of raw water resources between CRRM’s Coffeyville, Kansas refinery and CRNF’s nitrogen fertilizer plant and (ii) provides for the management of the water intake system (consisting primarily of a water intake structure, water pumps, meters and a short run of piping between the intake structure and the origin of the separate pipes that transport the water to each facility) that draws raw water from the Verdigris River for both CRRM’s Coffeyville, Kansas refinery and CRNF’s nitrogen fertilizer plant. This agreement provides that a water management team consisting of one representative from each party to the agreement will manage the Verdigris River water intake system. The water intake system is owned and operated by CRRM. The agreement provides that both companies have an undivided one-half interest in the water rights, which will allow the water to be removed from the Verdigris River for use at CRRM’s Coffeyville, Kansas refinery and CRNF’s nitrogen fertilizer plant.

The agreement provides that both CRRM’s Coffeyville, Kansas refinery and CRNF’s nitrogen fertilizer plant are entitled to receive sufficient amounts of water from the Verdigris River each day to enable them to conduct their businesses at their appropriate operational levels. However, if the amount of water available from the Verdigris River is insufficient to satisfy the operational requirements of both facilities, then such water shall be allocated between the two facilities on a prorated basis. This prorated basis will be determined by calculating the percentage of water used by each facility over the two calendar years prior to the shortage, making appropriate adjustments for any operational outages involving either of the two facilities.

Costs associated with operation of the water intake system and administration of water rights are also allocated on a prorated basis, calculated by CRRM based on the percentage of water used by each facility during the calendar year in which such costs are incurred. However, in certain circumstances, such as where one party bears direct responsibility for the modification or repair of the water pumps, one party will bear all costs associated with such activity. Additionally, CRNF must reimburse CRRM for electricity required to operate the water pumps on a prorated basis that is calculated monthly.

Either CRNF or CRRM is entitled to terminate the agreement by giving at least three years’ prior written notice. Between the time that notice is given and the termination date, CRRM must cooperate with CRNF to allow CRNF to build its own water intake system on the Verdigris River to be used for supplying water to the nitrogen fertilizer plant. CRRM is required to grant easements and access over its property so that CRNF can construct and utilize such new water intake system, provided that no such easements or access over CRRM’s property shall have a material adverse effect on its business or operations at the refinery. CRNF will bear all costs and expenses for such construction if it is the party that terminated the original water sharing agreement. If CRRM terminates the original water sharing agreement, CRNF may either install a new water intake system at its own expense or require CRRM to sell the existing water intake system to CRNF for a price equal to the depreciated book value of the water intake system as of the date of transfer.

Either party may assign its rights and obligations under the agreement to an affiliate of the assigning party, to a party’s lenders for collateral security purposes or to an entity that acquires all or substantially all of the equity or assets of the assigning party related to the refinery or fertilizer plant, as applicable, in each case subject to applicable consent requirements. The parties may obtain injunctive relief to enforce their rights under the agreement. The agreement contains an obligation to indemnify the other party and its affiliates against liability arising from breach of the agreement, negligence or willful misconduct by the indemnifying party or its affiliates. The indemnification obligation will be reduced, as applicable, by amounts actually recovered by the indemnified party from third parties or insurance coverage. The agreement also contains a provision that prohibits recovery of lost profits or revenue, or special, incidental, exemplary, punitive or consequential damages from either party or certain affiliates.

The term of the agreement is perpetual unless (1) the agreement is terminated by either party upon three years’ prior written notice in the manner described above or (2) the agreement is otherwise terminated by the mutual written consent of the parties.

Cross-Easement Agreement

CRRM entered into a cross-easement agreement with CRNF in October 2007 and an amended and restated cross-easement agreement in April 2011 in connection with CVR Partners’ initial public offering. The purpose of the agreement is to enable both CRRM and CRNF to access and utilize each other’s land in certain circumstances in order to operate their respective businesses. The agreement grants easements for the benefit of both parties and establishes easements for operational facilities, pipelines, equipment, access and water rights, among other easements. The intent of the agreement is to structure easements that provide flexibility for both parties to develop their respective properties, without depriving either party of the benefits associated with the continuous reasonable use of the other party’s property.

The agreement provides that facilities located on each party’s property will generally be owned and maintained by the property-owning party; provided, however, that in certain specified cases where a facility that benefits one party is located on the other party’s property, the benefited party will have the right to use, and will be responsible for operating and maintaining, the overlapping facility.

The easements granted under the agreement are non-exclusive to the extent that future grants of easements do not interfere with easements granted under the agreement. The duration of the easements granted under the agreement will vary, and some will be perpetual. Easements pertaining to certain facilities that are required to carry out the terms of CRNF’s other agreements with CRRM will terminate upon the termination of such related agreements.

The agreement contains an obligation to indemnify, defend and hold harmless the other party against liability arising from negligence or willful misconduct by the indemnifying party. The agreement also requires the parties to carry minimum amounts of employer’s liability insurance, commercial general liability insurance and other types of insurance. If either party transfers its fee simple ownership interest in the real property governed by the agreement, the new owner of the real property will be deemed to have assumed all of the obligations of the transferring party under the agreement, except that the transferring party will retain liability for all obligations under the agreement that arose prior to the date of transfer.

Lease Agreement

CRRM entered into a lease agreement with CRNF in October 2007 under which CRRM leases certain office and laboratory space to CRNF. This agreement was amended and restated in April 2011 in connection with CVR Partners’ initial public offering. The initial term of the lease will expire in October 2017; provided, however, CRNF may terminate the lease at any time during the initial term by providing 180 days’ prior written notice. In addition, CRNF has the option to renew the lease agreement for up to five additional one-year periods by providing CRRM with notice of renewal at least 60 days prior to the expiration of the then existing term. For the year ended December 31, 2012, the total amount paid or payable to CRRM in accordance with the lease agreement was $0.1 million.

Environmental Agreement

CRRM entered into an environmental agreement with CRNF in October 2007 which provides for certain indemnification and access rights in connection with environmental matters affecting CRRM’s Coffeyville, Kansas refinery and CRNF’s nitrogen fertilizer plant.

To the extent that one party’s property experiences environmental contamination due to the activities of the other party and the contamination is known at the time the agreement was entered into, the contaminating party is required to implement all government-mandated environmental activities relating to the contamination, or else indemnify the property-owning party for expenses incurred in connection with implementing such measures.

To the extent that liability arises from environmental contamination that is caused by CRRM but is also commingled with environmental contamination caused by CRNF, CRRM may elect in its sole discretion and at its own cost and expense to perform government-mandated environmental activities relating to such liability, subject to certain conditions and provided that CRRM will not waive any rights to indemnification or compensation otherwise provided for in the agreement.

The agreement also addresses situations in which a party’s responsibility to implement such government-mandated environmental activities as described above may be hindered by the property-owning party’s creation of capital improvements on the property. If a contaminating party bears such responsibility but the property-owning party desires to implement a planned and approved capital improvement project on its property, the parties must meet and attempt to develop a soil management plan together. If the parties are unable to agree on a soil management plan 30 days after receiving notice, the property-owning party may proceed with its own commercially reasonable soil management plan. The contaminating party is responsible for the costs of disposing of hazardous materials pursuant to such plan.

If the property-owning party needs to do work that is not a planned and approved capital improvement project but is necessary to protect the environment, health, or the integrity of the property, other procedures will be implemented. If the contaminating party still bears responsibility to implement government-mandated environmental activities relating to the property and the property-owning party discovers contamination caused by the other party during work on the capital improvement project, the property-owning party will give the contaminating party prompt notice after discovery of the contamination and will allow the contaminating party to inspect the property. If the contaminating party accepts responsibility for the contamination, it may proceed with government-mandated environmental activities relating to the contamination and it will be responsible for the costs of disposing of hazardous materials relating to the contamination. If the contaminating party does not accept responsibility for such contamination or fails to diligently proceed with government-mandated environmental activities related to the contamination, then the contaminating party must indemnify and reimburse the property-owning party upon the property-owning party’s demand for costs and expenses incurred by the property-owning party in proceeding with such government-mandated environmental activities.

Either party is entitled to assign its rights and obligations under the agreement to an affiliate of the assigning party, to a party’s lenders for collateral security purposes or to an entity that acquires all or substantially all of the equity or assets of the assigning party related to the refinery or fertilizer plant, as applicable, in each case subject to applicable consent requirements. The agreement has a term of at least 20 years or for so long as the feedstock and shared services agreement is in force, whichever is longer. The agreement also contains a provision that prohibits recovery of lost profits or revenues, or special, incidental, exemplary, punitive or consequential damages, from either party or certain of its affiliates.

The agreement also provides for indemnification in the case of contamination or releases of hazardous materials that are present but unknown at the time the agreement is entered into to the extent such contamination or releases are identified in reasonable detail through October 2012. The agreement further provides for indemnification in the case of contamination or releases that occur subsequent to the execution of the agreement. If one party causes such contamination or release on the other party’s property, the latter party must notify the contaminating party, and the contaminating party must take steps to implement all government-mandated environmental activities relating to the contamination or else indemnify the property-owning party for the costs associated with doing such work.

The agreement also grants each party reasonable access to the other party’s property for the purpose of carrying out obligations under the agreement. However, both parties must keep certain information relating to the environmental conditions on the properties confidential. Furthermore, both parties are prohibited from investigating soil or groundwater conditions, except as required for government-mandated environmental activities, in responding to an accidental or sudden contamination of certain hazardous materials or in connection with implementation of CRNF’s comprehensive pet coke management plan.

The agreement provided for the development of a comprehensive pet coke management plan that established procedures for the management of pet coke and the identification of significant pet coke-related contamination. Also, the parties agreed to indemnify and defend one another and each other’s affiliates against liabilities arising under the pet coke management plan or relating to a failure to comply with or implement the pet coke management plan.

Omnibus Agreement

CVR Energy entered into an omnibus agreement with CVR Partners and its general partner in October 2007 and an amended and restated omnibus agreement in April 2011 in connection with CVR Partners’ initial public offering. As a controlled affiliate of CVR Energy, CVR Refining is bound by the restrictions of the omnibus agreement.

Under the omnibus agreement, CVR Energy has agreed not to, and will cause its controlled affiliates (including CVR Refining) other than CVR Partners not to, engage in, whether by acquisition or otherwise, the production, transportation or distribution, on a wholesale basis, of fertilizer in the contiguous United States, or a fertilizer restricted business, for so long as CVR Energy and certain of its affiliates continue to own at least 50% of the CVR Partners’ outstanding units. The restrictions do not apply to:

•

any fertilizer restricted business acquired as part of a business or package of assets if a majority of the value of the total assets or business acquired is not attributable to a fertilizer restricted business, as determined in good faith by its Board; however, if at any time CVR Energy completes such an acquisition, CVR Energy must, within 365 days of the closing of the transaction, offer to sell the fertilizer-related assets to CVR Partners for their fair market value plus any additional tax or other similar costs that would be required to transfer the fertilizer-related assets to CVR Partners separately from the acquired business or package of assets;

•

engaging in any fertilizer restricted business subject to the offer to CVR Partners described in the immediately preceding bullet point pending CVR Partners’ determination whether to accept such offer and pending the closing of any offers that CVR Partners accepts;

•	engaging in any fertilizer restricted business if CRNF has previously advised us that it has elected not to acquire such business; or

•	acquiring up to 9.9% of any class of securities of any publicly traded company that engages in any fertilizer restricted business.

Under the omnibus agreement, CVR Partners has agreed not to, and will cause its controlled affiliates not to, engage in, whether by acquisition or otherwise, (i) the ownership or operation within the United States of any refinery with processing capacity greater than 20,000 bpd whose primary business is producing transportation fuels or (ii) the ownership or operation outside the United States of any refinery, regardless of its processing capacity or primary business, or a refinery restricted business, in either case, for so long as CVR Energy and certain of its affiliates continue to own at least 50% of CVR Partners’ outstanding units. The restrictions will not apply to:

•

any refinery restricted business acquired as part of a business or package of assets if a majority of the value of the total assets or business acquired is not attributable to a refinery restricted business, as determined in good faith by CRNF’s general partner’s board of directors; provided, however, if at any time CRNF completes such an acquisition, it must within 365 days of the closing of the transaction, offer to sell the refinery-related assets to CVR Energy for their fair market value plus any additional tax or other similar costs that would be required to transfer the refinery-related assets to CVR Energy separately from the acquired business or package of assets;

•

engaging in any refinery restricted business subject to the offer to CVR Energy described in the immediately preceding bullet point pending its determination whether to accept such offer and pending the closing of any offers CVR Energy accepts;

•	engaging in any refinery restricted business if CVR Energy has previously advised CRNF that CVR Energy has elected not to acquire or seek to acquire such business; or

•	acquiring up to 9.9% of any class of securities of any publicly traded company that engages in any refinery restricted business.

Under the omnibus agreement, the Partnership has also agreed that CVR Energy will have a preferential right to acquire any assets or group of assets that do not constitute assets used in a fertilizer restricted business. In determining whether to exercise any preferential right under the omnibus agreement, CVR Energy will be permitted to act in its sole discretion, without any fiduciary obligation to CVR Partners or its unitholders whatsoever. These obligations will continue so long as CVR Energy owns the majority of the CVR Partners’ general partner directly or indirectly.

CVR Partners Services Agreement

CVR Energy entered into a services agreement with CVR Partners and its general partner in October 2007 pursuant to which CVR Energy provided certain management and other services to CVR Partners and the managing general partner of CVR Partners. Under this agreement, the managing general partner of CVR Partners engaged CVR Energy to conduct the day-to-day business operations of CVR Partners. This agreement was amended and restated in April 2011 in connection with CVR Partners’ initial public offering.

CVR Energy provides CVR Partners with the following services under the agreement, among others:

•

services by its employees in capacities equivalent to the capacities of corporate executive officers, except that those who serve in such capacities under the agreement shall serve CVR Partners on a shared, part-time basis only, unless CVR Energy and CVR Partners agree otherwise;

•	administrative and professional services, including legal, accounting services, human resources, insurance, tax, credit, finance, government affairs and regulatory affairs;

•	management of the property of CVR Partners and the property of CVR Partners’ operating subsidiary in the ordinary course of business;

•

recommendations on capital raising activities to the board of directors of the general partner of CVR Partners, including the issuance of debt or equity interests, the entry into credit facilities and other capital market transactions;

•	managing or overseeing litigation and administrative or regulatory proceedings, and establishing appropriate insurance policies for CVR Partners and providing safety and environmental advice;

•	recommending the payment of distributions; and

•	managing or providing advice for other projects, including acquisitions, as may be agreed by CVR Energy and the general partner of CVR Partners from time to time.

As payment for services provided under the agreement, CVR Partners, the general partner of CVR Partners, or CRNF, CVR Partners’ operating subsidiary, must pay CVR Energy (i) all costs incurred by CVR Energy in connection with the employment of its employees, other than administrative personnel, who provide services to CVR Partners under the agreement on a full-time basis, but excluding share-based compensation; (ii) a prorated share of costs incurred by CVR Energy in connection with the employment of its employees, including administrative personnel, who provide services to CVR Partners under the agreement on a part-time basis, but excluding share-based compensation, and such prorated share shall be determined by CVR Energy on a commercially reasonable basis, based on the percentage of total working time that such shared personnel are engaged in performing services for CVR Partners; (iii) a prorated share of certain administrative costs, including office costs, services by outside vendors, other sales, general and administrative costs and depreciation and amortization; and (iv) various other administrative costs in accordance with the terms of the agreement, including travel, insurance, legal and audit services, government and public relations and bank charges. CVR Partners must pay CVR Energy within 15 days for invoices CVR Energy submits under the agreement.

CVR Partners and its general partner are not required to pay any compensation, salaries, bonuses or benefits to any CVR Energy employees who provide services to CVR Partners or its general partner on a full-time or part-time basis; CVR Energy will continue to pay their compensation. However, personnel performing the actual day-to-day business and operations at the nitrogen fertilizer plant level will be employed directly by CVR Partners and its subsidiaries and CVR Partners will bear all personnel costs for these employees.

Either CVR Energy or CVR Partners’ general partner may temporarily or permanently exclude any particular service from the scope of the agreement upon 180 days’ notice. CVR Energy also has the right to delegate the performance of some or all of the services to be provided pursuant to the agreement to one of its affiliates or any other person or entity, though such delegation does not relieve CVR Energy from its obligations under the agreement. Either CVR Energy or CVR Partners’ general partner may terminate the agreement upon at least 180 days’ notice, but not more than one year’s notice. Furthermore, CVR Partners’ general partner may terminate the agreement immediately if CVR Energy becomes bankrupt, or dissolves and commences liquidation or winding-up.

In order to facilitate the carrying out of services under the agreement, CVR Energy and its affiliates, on the one hand, and CVR Partners, on the other, have granted one another certain royalty-free, non-exclusive and non-transferable rights to use one another’s intellectual property under certain circumstances.

For the year ended December 31, 2012, the total amount paid or payable to CVR Energy pursuant to the CVR Partners services agreement was approximately $10.1 million.

CVR Refining Services Agreement

In connection with CVR Refining’s initial public offering, as of December 31, 2012, CVR Energy entered into a services agreement with CVR Refining and its general partner. Under this agreement, CVR Refining and its general partner obtain certain management and other services from CVR Energy to conduct its day-to-day business operations. CVR Energy provides CVR Refining and its general partner with the following services under the agreement, among others:

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services from CVR Energy’s employees in capacities equivalent to the capacities of corporate executive officers, except that those who serve in such capacities under the agreement shall serve CVR Refining on a shared, part-time basis only, unless CVR Refining and CVR Energy agree otherwise;

•	administrative and professional services, including legal, accounting services, human resources, insurance, tax, credit, finance, government affairs and regulatory affairs;

•	management of CVR Refining’s property and the property of CVR Refining’s subsidiaries in the ordinary course of business;

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recommendations on capital raising activities to the board of directors of CVR Refining’s general partner, including the issuance of debt or equity interests, the entry into credit facilities and other capital market transactions;

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managing or overseeing litigation and administrative or regulatory proceedings, establishing appropriate insurance policies for CVR Refining and providing CVR Refining with safety and environmental advice;

•	recommending the payment of distributions; and

•	managing or providing advice for other projects, including acquisitions, as may be agreed by CVR Energy and CVR Refining’s general partner from time to time.

As payment for services provided under the agreement, CVR Refining and its general partner and their subsidiaries must pay CVR Energy (i) all costs incurred by CVR Energy or its affiliates in connection with the employment of its employees, other than administrative personnel, who provide us services under the agreement on a full-time basis, but excluding share-based compensation; (ii) a prorated share of costs incurred by CVR Energy or its affiliates in connection with the employment of its employees, including administrative personnel, who provide us services under the agreement on a part-time basis, but excluding share-based compensation, and such prorated share shall be determined by CVR Energy on a commercially reasonable basis, based on the percent of total working time that such shared personnel are engaged in performing services for us; (iii) a prorated share of certain administrative costs, including office costs, services by outside vendors, other sales, general and administrative costs and depreciation and amortization; and (iv) various other administrative costs in accordance with the terms of the agreement, including travel, insurance, legal and audit services, government and public relations and bank charges. CVR Refining must pay CVR Energy within 15 days for invoices CVR Energy submits under the agreement.

CVR Refining and its general partner are not required to pay any compensation, salaries, bonuses or benefits to any of CVR Energy’s employees who provide services to CVR Refining and its general partner on a full-time or part-time basis; CVR Energy continues to pay their compensation. However, personnel performing the actual day-to-day business and operations at the petroleum refinery plant level are employed directly by CVR Refining and its general partner and their subsidiaries, and CVR Refining and its general partner bears all personnel costs for these employees.

Either CVR Energy or CVR Refining’s general partner is allowed to temporarily or permanently exclude any particular service from the scope of the agreement upon 180 days’ notice. CVR Energy also has the right to delegate the performance of some or all of the services to be provided pursuant to the agreement to one of its affiliates or any other person or entity, though such delegation does not relieve CVR Energy from its obligations under the agreement. After January 23, 2014, either CVR Energy or our general partner may terminate the agreement upon at least 180 days’ notice, but not more than one year’s notice. Furthermore, CVR Refining’s general partner may terminate the agreement immediately if CVR Energy becomes bankrupt, or dissolves and commences liquidation or winding-up.

In order to facilitate the carrying out of services under the agreement, we, on the one hand, and CVR Energy and its affiliates, on the other, have granted one another certain royalty-free, non-exclusive and non-transferable rights to use one another’s intellectual property under certain circumstances.

GP Services Agreement

CVR Energy is party to a GP Services Agreement dated November 29, 2011 between CVR Energy, CVR GP, LLC and CVR Partners. This agreement allows CVR Energy to engage CVR GP, LLC, in its capacity as CVR Partners’ general partner, to provide CVR Energy with (i) business development and related services and (ii) advice or recommendations for such other projects as may be agreed between CVR Energy and CVR Partners’ general partner from time to time. As payment for services provided under the agreement, CVR Energy must pay a prorated share of costs incurred by CVR Partners or CVR Partners’ general partner in connection with the employment of Partnership employees who provide CVR Energy services on a part-time basis, as determined by CVR Partners’ general partner on a commercially reasonable basis based on the percentage of total working time that such shared personnel are engaged in performing services for CVR Energy. Pursuant to this GP Services Agreement, one of CVR Partners’ executive officers has performed business development services for CVR Energy from time to time.

CVR Energy is not required to pay any compensation, salaries, bonuses or benefits to any of CVR Partners’ general partner’s employees who provide services to CVR Energy on a full-time or part-time basis; CVR Partners will continue to pay their compensation.

Either CVR Energy or CVR Partners’ general partner may temporarily or permanently exclude any particular service from the scope of the agreement upon 180 days’ notice. CVR Partners’ general partner also has the right to delegate the performance of some or all of the services to be provided pursuant to the agreement to one of its affiliates or any other person or entity, though such delegation does not relieve CVR Partners’ general partner from its obligations under the agreement. Either CVR Energy or CVR Partners’ general partner may terminate the agreement upon at least 180 days’ notice, but no more than one year’s notice. Furthermore, CVR Energy may terminate the agreement immediately if CVR Partners or its general partner becomes bankrupt or dissolve and commence liquidation or winding-up.

For the year ended December 31, 2012, the total amount paid or payable to CVR Partners pursuant to the GP services agreement was approximately $4.0 million.

CVR Partners Trademark License Agreement

CVR Partners is party to a trademark license agreement with CVR Energy pursuant to which CVR Energy has granted CVR Partners a non-exclusive, non-transferrable license (without its prior written consent) to use the Coffeyville Resources word mark and the CVR Partners and Coffeyville Resources logos in connection with CVR Partners’ business. CVR Partners agreed to use the marks only in the form and manner and with appropriate legends as prescribed from time to time by CVR Energy, and CVR Energy agreed that the nature and quality of the business that uses the marks will conform to standards currently applied by CVR Partners. Either party can terminate the license with 60 days’ prior notice.

CVR Refining Trademark License Agreement

CVR Refining is party to a trademark license agreement with CVR Energy pursuant to which CVR Energy granted to CVR Refining a non-exclusive and non-transferrable (without its prior written consent) license to use the Coffeyville Resources word mark and the CVR Refining and Coffeyville Resources logos in connection with CVR Refining’s business. CVR Refining agreed to use the marks only in the form and manner and with appropriate legends as prescribed from time to time by CVR Energy, and CVR Energy agreed that the nature and quality of the business that uses the marks will conform to standards currently applied by CVR Refining. Either party can terminate the license with 60 days’ prior notice.

CVR Partners Amended and Restated Registration Rights Agreement

CVR Partners entered into a registration rights agreement with CRLLC and CVR Special GP, LLC in October 2007 pursuant to which CVR Partners was required to register the sale of our units (as well as any common units issuable upon conversion of units held by us). In connection with CVR Partners’ initial public offering, CRLLC, our wholly-owned subsidiary, entered into an amended and restated registration rights agreement with CVR Partners, pursuant to which CVR Partners may be required to register the sale of CVR Partners common units CRLLC holds. Under the registration rights agreement, CRLLC has the right to request that CVR Partners register the sale of common units held by CRLLC on six occasions, including requiring CVR Partners to make available shelf registration statements permitting sales of common units into the market from time to time over an extended period. In addition, CRLLC and its permitted transferees have the ability to exercise certain piggyback registration rights with respect to their securities if CVR Partners elects to register any of its equity interests. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution, and allocation of expenses. All CVR Partners common units held by CRLLC and any permitted transferee will be entitled to these registration rights, except that the demand registration rights may only be transferred in whole and not in part.

On August 29, 2012, CVR Partners’ registration statement on Form S-3 was declared effective by the SEC, enabling CRLLC to offer and sell from time to time, in one or more public offerings or direct placement, up to 50,920,000 common units. CVR Partners recognized and paid approximately $1.1 million of expense in conjunction with registration statements for the benefit of CRLLC during 2012.

CVR Refining Registration Rights Agreement

In connection with CVR Refining’s initial public offering, on January 23, 2013, CVR Refining entered into a registration rights agreement with IEP, CVR Refining Holdings, LLC (“CVR Refining Holdings”), a subsidiary of CRLLC, and CVR Refining Holdings Sub, LLC, a wholly-owned subsidiary of CVR Refining Holdings, pursuant to which CVR Refining may be required to register the sale of the common units IEP, CVR Holdings and CVR Refining Holdings Sub, LLC hold. Under the registration rights agreement, IEP, CVR Refining Holdings and CVR Refining Holdings Sub, LLC have the right to request that CVR Refining register the sale of common units held by them on their behalf on six occasions, including requiring CVR Refining to make available shelf registration statements permitting sales of common units into the market from time to time over an extended period, and may require CVR Refining to undertake a public or private offering and use the proceeds (net of underwriting or placement agency discounts, fees and commissions, as applicable) to redeem an equal number of common units from them. In addition, IEP, CVR Refining Holdings and CVR Refining Holdings Sub, LLC and their permitted transferees have the ability to exercise certain piggyback registration rights with respect to their securities if CVR Refining elects to register any of its equity interests. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution, and allocation of expenses. All CVR Refining common units held by IEP, CVR Refining Holdings and CVR Refining Holdings Sub, LLC and any permitted transferee are entitled to these registration rights.

Contribution Agreement

On December 31, 2012, CVR Refining entered into a Contribution Agreement with CVR Refining Holdings and certain of its affiliates pursuant to which CVR Refining Holdings contributed its membership interest in CVR Refining, LLC to CVR Refining. In addition, CVR Refining Holdings contributed a 0.01% limited partner interest in CVR Refining to its wholly-owned subsidiary, CVR Refining Holdings Sub, LLC.

Reorganization Agreement

In connection with CVR Refining’s initial public offering, on January 16, 2013, CVR Refining entered into a Reorganization Agreement, whereby CVR Refining Holdings agreed, if necessary, to contribute to CVR Refining an amount of cash such that CVR Refining would have approximately $340 million of cash on hand at the closing of the initial public offering and excluding cash used to repurchase the Second Lien Notes issued by CRLLC and Coffeyville Finance. If such amount of cash on hand at the closing of CVR Refining’s initial public offering were to exceed $340 million, CVR Refining agreed to distribute the excess to CVR Refining Holdings. In addition, pursuant to the Reorganization Agreement, CVR Refining agreed to (i) issue 119,988,000 common units to CVR Refining Holdings and 12,000 common units to CVR Refining Holdings Sub, LLC, (ii) issue any common units not purchased by the underwriters in the initial public offering pursuant to their option to purchase additional common units, and distribute the net proceeds (after deducting discounts and commissions) from the exercise of such option, if any, to CVR Refining Holdings and (iii) undertake an offering of common units in the future upon request by CVR Refining Holdings and use the proceeds thereof (net of underwriting discounts and commissions) to redeem an equal number of common units from CVR Refining Holdings as a distribution to reimburse CVR Refining Holdings for certain capital expenditures incurred with respect to the assets contributed to CVR Refining.

Intercompany Credit Facility

On January 23, 2013, CRLLC as lender entered into a $150.0 million senior unsecured revolving credit facility with CVR Refining, to be used to fund CVR Refining’s growth capital expenditures. The intercompany credit facility is for a term of six years and bears interest at a rate of LIBOR plus 3% per annum.

The intercompany credit facility contains covenants that require CVR Refining to, among other things, notify CRLLC of the occurrence of any default or event of default and provide CRLLC with such information in respect of CVR Refining’s business and financial status as CRLLC may reasonably require, including, but not limited to, copies of CVR Refining’s unaudited quarterly financial statements and audited annual financial statements.

In addition, the intercompany credit facility contains customary events of default, including, among others, failure to pay any sum payable when due; the occurrence of a default of other indebtedness in excess of $25.0 million; and the occurrence of an event that results in either (i) CRLLC no longer directly or indirectly controlling CVR Refining’s general partner, or (ii) CRLLC and its affiliates no longer owning a majority of CVR Refining’s equity interests.

Terminal Operating and Lease Agreement

On May 4, 2012, CRNF entered into an operating and lease agreement with Coffeyville Resources Terminal, LLC (“CRT”), under which it leases the premises located at Phillipsburg, Kansas to be utilized as a UAN terminal. The initial term of the agreement will expire in May 2032, provided, however, that CRNF may terminate the lease at any time during the initial term by providing 180 days prior written notice. In addition, this agreement will automatically renew for successive five-year terms, provided that CRNF may terminate the agreement during any renewal term with at least 180 days written notice. CRNF will pay CRT $1.00 per year for rent, $4.00 per ton of UAN placed into the terminal and $4.00 per ton of UAN taken out of the terminal.

For the year ended December 31, 2012, the total amount paid or payable to CRT was approximately $18,000.

CVR Partners Limited Partnership Agreement

In connection with CVR Partners’ initial public offering, CVR GP, LLC and CRLLC entered into the second amended and restated agreement of limited partnership of CVR Partners. The following description of certain terms of the second amended and restated limited partnership agreement is qualified by reference to the terms of the actual partnership agreement, which has been filed with the SEC.

Description of Partnership Interests

The limited partnership agreement provides for two types of partnership interests: (1) common units representing limited partner interests and (2) a non-economic general partner interest, which is held by CVR GP, LLC, as CVR Partners’ general partner.

Common units.    The common units represent limited partner interests in CVR Partners and entitle holders to participate in partnership distributions and allocations and exercise the rights and privileges provided to limited partners under CVR Partners’ partnership agreement.

General partner interest.    The general partner interest, which is held solely by CVR Partners’ general partner, entitles the holder to manage the business and operations of CVR Partners, but does not entitle the holder to participate in distributions or allocations. CVR Partners’ general partner can be sold without the consent of any other partners.

Management of CVR Partners

CVR Partners’ general partner manages CVR Partners’ operations and activities as specified in CVR Partners’ partnership agreement. As of December 31, 2012, the board of directors of the general partner consisted of John J. Lipinski, Byron R. Kelley, Stanley A. Riemann, SungHwan Cho, Donna R. Ecton, Frank M. Muller, Jr., Daniel A. Ninivaggi, Mark A. Pytosh and Jon R. Whitney. Mr. Whitney resigned from the board of directors of the general partner of CVR Partners in January 2013 in connection with his appointment to the board of directors of the general partner of CVR Refining. Actions by the general partner that are made in its individual capacity will be made by CRLLC as the sole member of the general partner and not by its board of directors. The general partner is not elected by the unitholders and is not subject to re-election on a regular basis in the future. The officers of the general partner will manage the day-to-day affairs of CVR Partners’ business.

Cash Distributions by CVR Partners

CVR Partners will make cash distributions to holders of common units pursuant to CVR Partners’ general partner’s determination of the amount of available cash for the applicable quarter, which will then be distributed to holders of common units, pro rata; provided, however, that CVR Partners’ partnership agreement allows CVR

Partners to issue an unlimited number of additional equity interests of equal or senior rank. CVR Partners’ partnership agreement permits CVR Partners to borrow to make distributions, but it is not required, and does not intend, to do so. CVR Partners does not have a legal obligation to pay distributions in any quarter, and the amount of distributions paid under CVR Partners’ cash distribution policy and the decision to make any distributions is determined by the board of directors of the general partner.

Voting Rights

CVR Partners’ partnership agreement provides that various matters require the approval of a “unit majority.” A unit majority requires the approval of a majority of the common units. In voting their units, CVR Partners’ general partner and its affiliates will have no fiduciary duty or obligation whatsoever to CVR Partners or the limited partners, including any duty to act in good faith or in the best interests of CVR Partners and its limited partners.

The following is a summary of the vote requirements specified for certain matters under CVR Partners’ partnership agreement:

•	Issuance of additional units: no approval right.

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Amendment of CVR Partners’ partnership agreement:    certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority.

•	Merger of CVR Partners or the sale of all or substantially all of CVR Partners’ assets: unit majority in certain circumstances.

•	Dissolution of CVR Partners: unit majority.

•	Continuation of CVR Partners upon dissolution: unit majority.

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Withdrawal of the general partner:    under most circumstances, a unit majority, excluding common units held by CVR Partners’ general partner and its affiliates, is required for the withdrawal of the general partner prior to March 31, 2021.

•	Removal of the general partner: not less than 66 2/3% of the outstanding units including units held by the general partner and its affiliates.

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Transfer of the general partner’s general partner interest:    the general partner may transfer all, but not less than all, of its general partner interest in CVR Partners without a vote of any unitholders to an affiliate or to another person (other than an individual) in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding units, excluding units held by the general partner and its affiliates, voting as a class, is required in other circumstances for a transfer of the general partner interest to a third party prior to March 31, 2021.

•	Transfer of ownership interests in the general partner: no approval required at any time.

Call Right

If at any time the general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, the general partner will have the right, which it may assign in whole or in part to any of its affiliates or to CVR Partners, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons, as of a record date to be selected by the general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of such an acquisition will be the greater of (1) the highest price paid by the general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which the general partner first mails notice of its election to purchase those limited partner interests and (2) the average of the daily closing prices of the limited partner interests over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed.

Conflicts of Interest

The general partner will not be in breach of its obligations under CVR Partners partnership agreement or its duties to CVR Partners or its unitholders (including us) if the resolution of a conflict of interest is either (1) approved by the conflicts committee of the board of directors of the general partner, although the general partner is not obligated to seek such approval, (2) approved by the vote of a majority of the outstanding common units, excluding any common units owned by the general partner or any of its affiliates, although the general partner is not obligated to seek such approval, (3) on terms no less favorable to CVR Partners than those generally being provided to or available from unrelated third parties; or (4) fair and reasonable to CVR Partners, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to CVR Partners.

In addition to the provisions described above, CVR Partners’ partnership agreement contains provisions that restrict the remedies available to CVR Partners’ unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example:

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CVR Partners’ partnership agreement permits the general partner to make a number of decisions in its individual capacity, as opposed to its capacity as general partner, thereby entitling the general partner to consider only the interests and factors that it desires and imposes no duty or obligation on the general partner to give any consideration to any interest of, or factors affecting, CVR Partners, its affiliates, any limited partner or the common unitholders.

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CVR Partners’ partnership agreement provides that the general partner shall not have any liability to CVR Partners or its unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decision was in the best interests of CVR Partners.

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CVR Partners’ partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of the general partner and not involving a vote of unitholders must be on terms no less favorable to CVR Partners than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to CVR Partners, as determined by the general partner in good faith and that, in determining whether a transaction or resolution is “fair and reasonable,” the general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to CVR Partners.

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CVR Partners’ partnership agreement provides that the general partner and its officers and directors will not be liable for monetary damages to CVR Partners or its limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or its officers or directors acted in bad faith or engaged in fraud or willful misconduct, or, in the case of a criminal matter, acted with knowledge that the conduct was criminal.

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CVR Partners’ partnership agreement provides that in resolving conflicts of interest, it will be presumed that in making its decision, the general partner or its conflicts committee acted in good faith and in any proceeding brought by or on behalf of any limited partner or CVR Partners, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

CVR Partners’ partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by the general partner. CVR Partners has adopted these provisions to allow CVR Partners’ general partner or its affiliates to engage in transactions with CVR Partners that would otherwise be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to

CVR Partners’ interests when resolving conflicts of interest. Without such modifications, such transactions could result in violations of CVR Partners’ general partner’s state law fiduciary duty standards.

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Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for CVR Partners in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

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CVR Partners’ partnership agreement contains provisions that waive or consent to conduct by CVR Partners’ general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, CVR Partners’ partnership agreement provides that when the general partner is acting in its capacity as a general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when the general partner is acting in its individual capacity, as opposed to in its capacity as a general partner, it may act without any fiduciary obligation to CVR Partners or the unitholders whatsoever. These contractual standards reduce the obligations to which CVR Partners’ general partner would otherwise be held.

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CVR Partners’ partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of CVR Partners’ general partner must be (1) on terms no less favorable to CVR Partners than those generally being provided to or available from unrelated third parties or (2) “fair and reasonable” to CVR Partners, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to CVR Partners).

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If CVR Partners’ general partner does not seek approval from the conflicts committee of its board of directors or the common unitholders and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet point above, then it will be presumed that, in making its decision, the board of directors of the general partner, which may include board members affected by the conflict of interest, acted in good faith and in any proceeding brought by or on behalf of any limited partner or CVR Partners, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which CVR Partners’ general partner would otherwise be held.

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Delaware law generally provides that a limited partner may institute legal action on behalf of CVR Partners to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of it and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

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In addition to the other more specific provisions limiting the obligations of CVR Partners’ general partner, CVR Partners’ partnership agreement further provides that CVR Partners’ general partner and its officers and directors will not be liable for monetary damages to CVR Partners or its limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct, or, in the case of a criminal matter, acted with knowledge that such person’s conduct was unlawful.

CVR Partners’ partnership agreement provides that CVR Partners will reimburse its general partner for all direct or indirect expenses it incurs or payments that it makes on behalf of CVR Partners (including salary, bonus, incentive compensation and other amounts paid to any person to perform services for CVR Partners or for its general partner in connection with operating CVR Partners). CVR Partners reimbursed its general partner for the year ended December 31, 2012 approximately $4.0 million pursuant to its partnership agreement.

CVR Refining Limited Partnership Agreement

In connection with CVR Refining’s initial public offering, CVR Refining GP, LLC and CVR Refining Holdings, LLC entered into the first amended and restated agreement of limited partnership of CVR Refining. The following description of certain terms of the second amended and restated limited partnership agreement is qualified by reference to the terms of the actual partnership agreement, which has been filed with the SEC.

Description of Partnership Interests

The limited partnership agreement provides for two types of partnership interests: (1) common units representing limited partner interests and (2) a non-economic general partner interest, which is held by CVR Refining GP, LLC, as CVR Refining’s general partner.

Common units.    The common units represent limited partner interests in CVR Refining and entitle holders to participate in partnership distributions and allocations and exercise the rights and privileges provided to limited partners under CVR Refining’s partnership agreement.

General partner interest.    The general partner interest, which is held solely by CVR Refining’s general partner, entitles the holder to manage the business and operations of CVR Refining, but does not entitle the holder to participate in distributions or allocations. CVR Refining’s general partner can be sold without the consent of any other partners.

Management of CVR Refining

CVR Refining’s general partner manages CVR Refining’s operations and activities as specified in CVR Refining’s partnership agreement. As of December 31, 2012, the board of directors of the general partner consisted of John J. Lipinski, Stanley A. Riemann, Vincent J. Intrieri and Samuel Merksamer. In connection with CVR Refining’s initial public offering, the board of directors of the general partner was expanded in January 2013 and now includes John J. Lipinski, Stanley A. Riemann, Carl C. Icahn, SungHwan Cho, Keith Cozza, Vincent J. Intrieri, Samuel Merksamer, Daniel A. Ninivaggi, Kenneth Shea, Jon R. Whitney and Glenn R. Zander. Actions by the general partner that are made in its individual capacity will be made by CVR Refining Holdings as the sole member of the general partner and not by its board of directors. The general partner is not elected by the unitholders and is not subject to re-election on a regular basis in the future. The officers of the general partner will manage the day-to-day affairs of CVR Refining’s business.

Cash Distributions by CVR Refining

CVR Refining intends to make cash distributions to holders of common units pursuant to CVR Refining’s general partner’s determination of the amount of available cash for the applicable quarter, which will then be distributed to holders of common units, pro rata; provided, however, that CVR Refining’s partnership agreement allows CVR Refining to issue an unlimited number of additional equity interests of equal or senior rank. CVR Refining’s partnership agreement permits CVR Refining to borrow to make distributions, but it is not required, and does not intend, to do so. CVR Refining does not have a legal obligation to pay distributions in any quarter, and the amount of distributions paid under CVR Refining’s cash distribution policy and the decision to make any distributions is determined by the board of directors of the general partner.

Voting Rights

CVR Refining’s partnership agreement provides that various matters require the approval of a “unit majority.” A unit majority requires the approval of a majority of the common units. In voting their units, CVR Refining’s general partner and its affiliates will have no fiduciary duty or obligation whatsoever to CVR Refining or the limited partners, including any duty to act in good faith or in the best interests of CVR Refining and its limited partners.

The following is a summary of the vote requirements specified for certain matters under CVR Refining’s partnership agreement:

•	Issuance of additional units: no approval right.

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Amendment of CVR Refining’s partnership agreement:    certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority.

•	Merger of CVR Refining or the sale of all or substantially all of CVR Refining’s assets: unit majority in certain circumstances.

•	Dissolution of CVR Refining: unit majority.

•	Continuation of CVR Refining upon dissolution: unit majority.

•

Withdrawal of the general partner:    under most circumstances, a unit majority, excluding common units held by CVR Refining’s general partner and its affiliates, is required for the withdrawal of the general partner prior to December 31, 2022.

•	Removal of the general partner: not less than 66 2/3% of the outstanding units including units held by the general partner and its affiliates.

•

Transfer of the general partner’s general partner interest:    the general partner may transfer all, but not less than all, of its general partner interest in CVR Refining without a vote of any unitholders to an affiliate or to another person (other than an individual) in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person.

•	Transfer of ownership interests in the general partner: no approval required at any time.

Call Right

If at any time CVR Refining’s general partner and its affiliates own more than 95% of the common units, it will have the right, which it may assign to any of its affiliates or to CVR Refining, but not the obligation, to acquire all, but not less than all, of the common units held by public unitholders as of a record date to be selected by the general partner, on at least 10 but not more than 60 days’ notice. The purchase price will be equal to the greater of (1) the average of the daily closing price of the common units over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed; and (2) the highest per-unit price paid by the general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed, as calculated pursuant to the terms of CVR Refining’s partnership agreement. If CVR Refining’s general partner and its affiliates reduce their ownership percentage to below 70% of the outstanding units, the ownership threshold to exercise the call right will be permanently reduced to 80%.

Conflicts of Interest

The general partner will not be in breach of its obligations under CVR Refining’s partnership agreement or its duties to CVR Refining or its unitholders (including us) if the resolution of a conflict of interest is either (1) approved by the conflicts committee of the board of directors of the general partner, although the general partner is not obligated to seek such approval, or (2) approved by the vote of a majority of the outstanding common units, excluding any common units owned by the general partner or any of its affiliates, although the general partner is not obligated to seek such approval.

In addition to the provisions described above, CVR Refining’s partnership agreement contains provisions that restrict the remedies available to CVR Refining’s unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example:

•

CVR Refining’s partnership agreement permits the general partner to make a number of decisions in its individual capacity, as opposed to its capacity as general partner, thereby entitling the general partner to consider only the interests and factors that it desires and imposes no duty or obligation on the general partner to give any consideration to any interest of, or factors affecting, CVR Refining, its affiliates, any limited partner or the common unitholders.

•

CVR Refining’s partnership agreement provides that the general partner shall not have any liability to CVR Refining or its unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decision was in the best interests of CVR Refining.

•

CVR Refining’s partnership agreement provides that the general partner and its officers and directors will not be liable for monetary damages to CVR Refining or its limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or its officers or directors acted in bad faith or engaged in fraud or willful misconduct, or, in the case of a criminal matter, acted with knowledge that the conduct was criminal.

•

CVR Refining’s partnership agreement provides that in resolving conflicts of interest, if any resolution, course of action or transaction receives approval from the conflicts committee or receives approval of a majority of the common units (excluding common units owned by the general partner and its affiliates), then such resolution, course of action or transaction shall be conclusively deemed to be approved by CVR Refining, all the partners, each person who acquires an interest in CVR Refining and each other person who is bound by the partnership agreement, and shall not constitute a breach of any fiduciary or other duty or obligation.

CVR Refining’s partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by the general partner. CVR Refining has adopted these provisions to allow CVR Refining’s general partner or its affiliates to engage in transactions with CVR Refining that would otherwise be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to CVR Refining’s interests when resolving conflicts of interest. Without such modifications, such transactions could result in violations of CVR Refining’s general partner’s state law fiduciary duty standards.

•

Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for CVR Refining in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

•

CVR Refining’s partnership agreement contains provisions that waive or consent to conduct by CVR Refining’s general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, CVR Refining’s partnership agreement provides that when the general partner is acting in its capacity as a general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when the general partner is acting in its individual capacity, as opposed to in its capacity as a general partner, it may act without any fiduciary obligation to CVR Refining or the unitholders whatsoever. These contractual standards reduce the obligations to which CVR Refining’s general partner would otherwise be held.

•

CVR Refining’s partnership agreement provides that in resolving conflicts of interest, if any resolution, course of action or transaction receives approval from the conflicts committee or receives approval of a majority of the common units (excluding common units owned by the general partner and its affiliates), then such resolution, course of action or transaction shall be conclusively deemed to be approved by CVR Refining, all the partners, each person who acquires an interest in CVR Refining and each other person who is bound by the partnership agreement, and shall not constitute a breach of any fiduciary or other duty or obligation.

•

Delaware law generally provides that a limited partner may institute legal action on behalf of CVR Refining to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of it and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

Related Party Transaction Policy

Our Board has adopted a Related Party Transaction Policy, which is designed to monitor and ensure the proper review, approval, ratification and disclosure of related party transactions involving us. This policy applies to any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000 and in which any related party had, has or will have a direct or indirect material interest. The audit committee of our Board must review, approve and ratify a related party transaction if such transaction is consistent with the Related Party Transaction Policy and is on terms, taken as a whole, which the audit committee believes are no less favorable to us than could be obtained in an arm’s-length transaction with an unrelated third party, unless the audit committee otherwise determines that the transaction is not in our best interests. Any related party transaction or modification of such transaction that our Board has approved or ratified by the affirmative vote of a majority of directors who do not have a direct or indirect material interest in such transaction does not need to be approved or ratified by our audit committee. In addition, related party transactions involving compensation will be approved by our compensation committee in lieu of our audit committee.

In addition, the charter for the audit committee of our Board provides that the audit committee will review, approve and ratify transactions in which a potential conflict of interest exists or arises between the Company or any of its subsidiaries (including the general partner of CVR Partners or CVR Refining acting on its own behalf and not on behalf of CVR Partners or CVR Refining), on the one hand, and CVR Partners or CVR Refining or any of their respective subsidiaries, on the other hand.

AUDIT COMMITTEE REPORT

As of December 31, 2012, the audit committee consisted of the following members of the Board: Messrs. Glenn R. Zander (chairman), Bob G. Alexander and Stephen Mongillo. In January 2013, Mr. Zander resigned from the Board and Mr. Strock joined the audit committee. Mr. Mongillo became Chairman of the audit committee. Our Board determined that Mr. Mongillo qualified as an “audit committee financial expert” and that each member of the audit committee, including Mr. Mongillo, was “financially literate” under the requirements of the NYSE. Our Board also determined that all three members of the audit committee were independent under current NYSE independence requirements and SEC rules. The audit committee operates under a written charter adopted by our Board. A copy of this charter is available at www.cvrenergy.com and is available in print to any stockholder who requests it by writing to CVR Energy, Inc., at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, Attention: Senior Vice President, General Counsel and Secretary.

Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States); expressing an opinion, based on their audit, as to whether the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles; and auditing the effectiveness of internal control over financial reporting of the Company. The audit committee’s responsibility is to monitor and oversee these processes. However, none of the members of the audit committee is professionally engaged in the practice of accounting or auditing nor are any of the members of the audit committee experts in those fields. The audit committee relies without independent verification on the information provided to it and on the representations made by management and the independent auditors.

The audit committee of the Board met 10 times during 2012. The audit committee meetings were designed, among other things, to facilitate and encourage communication among the audit committee, management, the internal auditors and KPMG. The audit committee discussed with the Company’s internal auditors and KPMG the overall scope and plans for their respective audits. The audit committee met with KPMG, with and without management present, to discuss the results of its examination and evaluation of the Company’s internal controls.

The audit committee reviewed and discussed the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and matters related to Section 404 of the Sarbanes-Oxley Act of 2002 with management and KPMG. The audit committee also discussed with KPMG matters required to be discussed with audit committees under generally accepted auditing standards in the United States of America , including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, supplemented or superseded, as adopted by the Public Company Accounting Oversight Board. KPMG gave us its opinion, and management represented, that the Company prepared its consolidated financial statements in accordance with generally accepted accounting principles.

The audit committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board Rule 3526 regarding the independent auditor’s communications with the audit committee concerning independence and has discussed with the independent auditor the independent auditor’s independence.

When determining KPMG’ s independence, we considered whether its provision of services to the Company beyond those rendered in connection with its audit of the Company’s consolidated financial statements and reviews of the Company’s consolidated financial statements included in the Company’s Quarterly Reports on

Form 10-Q was compatible with maintaining its independence. The audit committee also reviewed, among other things, the audit and non-audit services performed by and the amount of fees paid for such services to, KPMG.

Based upon the review and discussions referred to above, we recommended to the Board and the Board has approved, that the Company’s audited financial statements be included in the 2012 Form 10-K. The audit committee also approved the engagement of KPMG as the Company’s independent auditors for 2013.

The audit committee has been advised by KPMG that neither it nor any of its members has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

This report is respectively submitted by the audit committee.

Audit Committee

Stephen Mongillo, Chairman Bob G. Alexander James M. Strock

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For the years ended December 31, 2012 and 2011, professional services were performed by KPMG for the Company and its subsidiaries. The following is a description of such services and the fees billed by KPMG in relation thereto.

Type of Fees	2012	2011
Audit Fees(1)	$5,346,000	$2,642,000
Audit-Related fees(2)	20,000	69,000
Tax Fees(3)	516,000	172,000
All Other Fees(4)	263,000	—

Total Fees Billed	$6,145,000	$2,883,000

(1)	Audit Fees consist of fees for the audit of the Company’s consolidated annual financial statements filed with the SEC, quarterly reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, attestation of management’s assessment of internal control as required by Section 404 of the Sarbanes-Oxley Act, and fees for the annual audit and quarterly reviews of the Company’s affiliate, CVR Partners, LP. The fees for 2012 include the associated annual audits performed for 2011, 2010, and 2009 as part of registration statement filings of the Company’s affiliate, CVR Refining, LP, and consents, comfort letters and the review of documents filed with the SEC as well as the fees for the 2012 annual audit. The fees for 2011 include audits performed as part of registration statement filings of CVR Partners, LP, and consents, comfort letters and the review of documents filed with the SEC, and audit fees related to our acquisition of Gary-Williams Energy Corporation and its subsidiaries and the related debt offerings of approximately $0.6 million.

(2)	Audit-Related Fees consist of agreed upon procedures performed for statutory reporting. The fees for 2011 include fees for subsidiary financial statement audit.

(3)	Tax Fees consist of fees for general income tax consulting and tax compliance.

(4)	Other fees consist of services performed on behalf of our controlling stockholder.

The audit committee has considered whether the non-audit services provided by KPMG, including the services rendered in connection with income tax calculations, were compatible with maintaining KPMG’ s independence and has determined that the nature and substance of the limited non-audit services did not impair the status of KPMG as the Company’s independent registered public accounting firm.

Audit Committee’s Pre-Approval Policies and Procedures

All of the services performed by the independent auditor in 2012 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. Our audit committee charter, among other things, requires the audit committee to approve in advance all audit and permitted non-audit services provided by our independent registered public accounting firm and also requires the audit committee to establish periodically and to approve in advance the fee levels for all services performed by the independent auditor. The audit committee has also authorized any audit committee member to pre-approve audit, audit-related, tax and other non-audit services up to $100,000, provided that the committee member shall timely report to the full committee each specific service pre-approved by them with copies of all supporting documentation.

STOCKHOLDER PROPOSALS

You may submit proposals for consideration at future annual meetings. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting for 2014, in general, the Secretary must receive the written proposal at the address below no later than December 31, 2013. Such proposals must meet the requirements set forth in our by-laws. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

For a stockholder proposal that is intended to be presented at an annual meeting but not presented to us for inclusion in our proxy statement under Rule 14a-8, in general, the stockholder must give notice to the Secretary no earlier than February 13, 2014 and no later than March 15, 2014 and meet the requirements set forth in our by-laws. However, if the date of our annual meeting for 2014 is held more than 30 days before or after June 13, 2014, then the stockholder’s notice, in order to be considered timely, must be received by the Secretary not later than the later of the close of business on the 90th day prior to such annual meeting or the tenth day following the day on which notice of the date of the 2013 Annual Meeting was mailed or public disclosure of such date was made.

Stockholders can suggest director candidates for consideration by writing to the attention of the General Counsel at the address below. Stockholders should provide the candidate’s name, biographical data, qualifications and the candidate’s written consent to being named as a nominee in our proxy statement and to serve as a director, if elected. Stockholders should also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws. The Board may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the candidate. See “Corporate Governance — Identifying and Evaluating Nominees for Directors” above.

To nominate an individual for election at our annual meeting for 2014, the stockholder must give timely notice to the Secretary in accordance with our by-laws, which, in general, require that the notice be received by the Secretary no earlier than February 13, 2014 and no later than March 15, 2014, unless the date of the stockholder meeting is moved more than 30 days before or after June 13, 2014 , then the nomination must be must be received by the Secretary not later than the later of the close of business on the 90 day prior to such annual meeting or the tenth day following the day on which notice of the date of the 2013 Annual Meeting was mailed or public disclosure of such date was made.

If the number of directors to be elected at the 2014 Annual Meeting will be increased and there is no public announcement naming the nominees for the additional directorships prior to April 18, 2014, a stockholder’s notice will be considered timely with respect to the nominees for the additional directorships if it is received by the Secretary not later than the close of business on the tenth day after the day on which such public announcement is first made.

Proponents must submit stockholder proposals and recommendations for nomination as a director in writing to the following address:

CVR Energy, Inc.

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

Attention: Senior Vice President, General Counsel and Secretary

The Senior Vice President, General Counsel and Secretary will forward the proposals and recommendations to the nominating and corporate governance committee for consideration.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by CVR Energy, Inc. under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we make with the SEC.

OTHER MATTERS

We do not know of any other matters that will be considered at the Annual Meeting. However, if any other proper business should come before the meeting, the persons named in the proxy card will have discretionary authority to vote according to their best judgment to the extent permitted by applicable law.

For the Board of Directors,

Edmund S. Gross Senior Vice President, General Counsel and Secretary April 30, 2013

ANNUAL MEETING OF STOCKHOLDERS OF

CVR Energy, Inc.

June 13, 2013

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

Our Proxy Statement and the CVR Energy 2012 Annual Report, which includes our 2012 Annual Report on Form 10-K and financial statements, are available at http://annualreport.cvrenergy.com.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

$ Please detach along perforated line and mail in the envelope provided. $

¢	20930300000000000000 7	061313

THE BOARD OF DIRECTORS RECOMMENDS A VOTE 1, “FOR” THE ELECTION OF NINE DIRECTORS, 2, “FOR” THE RATIFICATION OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2013, AND 3, “FOR” APPROVAL OF A NON-BINDING, ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION (“SAY-ON-PAY”).

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1.	To elect nine directors for terms of one year each, to serve until their successors have been duly elected and qualified.				2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2013.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐	FOR ALL NOMINEES	NOMINEES:
		¡ ¡ ¡ ¡ ¡ ¡ ¡ ¡ ¡	Bob G. Alexander SungHwan Cho Carl C. Icahn Vincent J. Intrieri John J. Lipinski Samuel Merksamer Stephen Mongillo Daniel A. Ninivaggi James M. Strock				FOR	AGAINST	ABSTAIN
					3.	To approve, by a non-binding, advisory vote, our named executive officer compensation (“Say-on-Pay”).	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ˜

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

ANNUAL MEETING OF STOCKHOLDERS OF

CVR Energy, Inc.

June 13, 2013

PROXY VOTING INSTRUCTIONS

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote by phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

Our Proxy Statement and the CVR Energy 2012 Annual Report, which includes our 2012 Annual Report on Form 10-K and financial statements, are available at http://annualreport.cvrenergy.com.

$        Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.        $

¢	20930300000000000000 7	061313

THE BOARD OF DIRECTORS RECOMMENDS A VOTE 1, “FOR” THE ELECTION OF NINE DIRECTORS, 2, “FOR” THE RATIFICATION OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2013, AND 3, “FOR” APPROVAL OF A NON-BINDING, ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION (“SAY-ON-PAY”).

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

							FOR	AGAINST	ABSTAIN
1.	To elect nine directors for terms of one year each, to serve until their successors have been duly elected and qualified.				2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2013.	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES:
		¡ ¡ ¡ ¡ ¡ ¡ ¡ ¡ ¡	Bob G. Alexander SungHwan Cho Carl C. Icahn Vincent J. Intrieri John J. Lipinski Samuel Merksamer Stephen Mongillo Daniel A. Ninivaggi James M. Strock				FOR	AGAINST	ABSTAIN
					3.	To approve, by a non-binding, advisory vote, our named executive officer compensation (“Say-on-Pay”).	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ˜

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

	0	¢

CVR ENERGY, INC.

The undersigned hereby appoints Stanley A. Riemann, Edmund S. Gross and Susan M. Ball and each or any of his/her attorneys and agents, with full power of substitution to vote as Proxy for the undersigned as herein stated at the Annual Meeting of Stockholders of CVR Energy, Inc. (the “Company”) to be held at the Sugar Land Marriott Town Square Hotel, 16090 City Walk, Sugar Land, Texas 77479 on Thursday, June 13, 2013 at 10:00 a.m. (Central Time), and at any adjournments or postponements thereof, according to the number of votes the undersigned would be entitled to vote if personally present, on the proposals set forth on the reverse hereof and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice of Internet Availability of Proxy Materials. If this proxy is returned without direction being given, this proxy will be voted in accordance with the recommendations of the Board of Directors.

(Continued and to be signed on the reverse side)

¢	14475	¢